         As Filed with the Securities and Exchange Commission on

                                                         File No. 333-47016
                                                              File No. 811-8475

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-4

          Registration Statement Under the Securities Act of 1933 [X]

                       Pre-Effective Amendment No. 1
                          Post-Effective Amendment No.

         For Registration Under the Investment Company Act of 1940 [X]

                              Amendment No. 6

                      GE Capital Life Separate Account II
                           (Exact Name of Registrant)

                 GE Capital Life Assurance Company of New York
                              (Name of Depositor)

                           125 Park Avenue, 6th Floor
                         New York, New York 10017-5529
              (Address of Depositor's Principal Executive Office)

                  Depositor's Telephone Number: (804) 281-6000

                            Cheryl Whaley, President
                 GE Capital Life Assurance Company of New York
                           125 Park Avenue, 6th Floor
                         New York, New York 10017-5529
                    (Name and address of Agent for Service)

                                    Copy to:
                            Stephen E. Roth, Esquire
                        Sutherland Asbill & Brennan LLP
                         1275 Pennsylvania Avenue, N.W.
                          Washington, D.C. 20004-2415

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of the registration statement.

Title of Securities Being Registered: Interests in a Separate Account under flexible premium variable annuity contracts.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               Prospectus For The
              Flexible Premium Variable Deferred Annuity Contract
                                Form NY1155 4/00

                                   issued by:
                 GE Capital Life Assurance Company of New York
           125 Park Avenue, 6th Floor, New York, New York 10017-5529
                           Telephone: (212) 672-4400

                                 Service Center
                             6610 West Broad Street
                               Richmond, VA 23230
                                 (800) 313-5282

--------------------------------------------------------------------------------

This Prospectus describes a flexible premium variable deferred annuity contract (the "Contract") for individuals and some qualified and nonqualified retirement plans. GE Capital Life Assurance Company of New York (the "Company," "we," "GE Capital Life," "us," or "our") issues the Contract.

The Contract offers you the accumulation of Contract Value and the payment of periodic annuity benefits. We may pay these benefits on a variable or fixed basis or a combination of both.

You may allocate your purchase payments to the Separate Account, the Guarantee Account, or both. Each Subaccount of the Separate Account invests in shares of the Funds. We list the Funds, and their currently available portfolios, below.

AIM Variable Insurance Funds:
  AIM V.I. Capital Appreciation Fund, AIM V.I. Growth Fund, AIM V.I. Value
  Fund

Alliance Variable Products Series Fund, Inc.:
  Growth and Income Portfolio, Premier Growth Portfolio, Quasar Portfolio

Dreyfus:
  Dreyfus Investment Portfolios-Emerging Markets Portfolio, The Dreyfus Socially Responsible Growth Fund, Inc.

Federated Insurance Series:
  Federated High Income Bond Fund II, Federated International Small Company Fund II

Fidelity Variable Insurance Products Fund (VIP):
  VIP Equity-Income Portfolio, VIP Growth Portfolio

Fidelity Variable Insurance Products Fund II (VIP II):
  VIP II Contrafund(R) Portfolio

Fidelity Variable Insurance Products Fund III (VIP III):
  VIP III Growth & Income Portfolio, VIP III Mid Cap Portfolio

GE Investments Funds, Inc.:
  Mid-Cap Value Equity Fund, Money Market Fund, Premier Growth Equity Fund, S&P 500(R) Index Fund, Small-Cap Value Equity Fund, U.S. Equity Fund, Value Equity Fund

Janus Aspen Series:
  Aggressive Growth Portfolio, Balanced Portfolio, Capital Appreciation Portfolio, Global Life Sciences Portfolio, Global Technology Portfolio, Growth Portfolio, International Growth Portfolio, Worldwide Growth Portfolio

MFS(R) Variable Insurance Trust:
  MFS(R) Growth Series, MFS(R) Growth With Income Series, MFS(R) New Discovery Series, MFS(R) Utilities Series

Oppenheimer Variable Account Funds:
  Oppenheimer Global Securities Fund/VA, Oppenheimer Main Street Growth & Income Fund/VA

PIMCO Variable Insurance Trust:
  Foreign Bond Portfolio, High Yield Bond Portfolio, Long-Term U.S. Government Bond Portfolio, Total Return Bond Portfolio

Rydex Variable Trust:
  Rydex OTC Fund

Except for amounts in the General Account, both the value of a Contract before the Annuity Commencement Date and the amount of monthly income afterward will depend upon the investment performance of the portfolio(s) you select. You bear the investment risk of investing in the portfolios.

The Securities and Exchange Commission has not approved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Your investment in the Contract is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any government agency.

This Prospectus gives details about the Separate Account and our Guarantee Account that you should know before investing. Please read this Prospectus carefully before investing and keep it for future reference.

A statement of additional information ("SAI"), dated     , 2000, concerning the
Separate Account has been filed with the Securities and Exchange Commission ("SEC") and is incorporated by reference into this Prospectus. If you would like a free copy, call us at 1-800-313-5282. The SAI also is available on the SEC's website at http://www.sec.gov. A table of contents for the SAI appears on the last page of this Prospectus.

The date of this Prospectus is     , 2000

Table of Contents

Definitions.................................................................   1

Expense Table...............................................................   3

Synopsis....................................................................  18

Investment Results..........................................................  21

Financial Statements........................................................  22

GE Capital Life Assurance Company of New York...............................  23

The Separate Account........................................................  24

The Guarantee Account.......................................................  33

Charges and Other Deductions................................................  35

The Contract................................................................  40

Transfers...................................................................  43

Surrenders and Withdrawals..................................................  48

The Death Benefit...........................................................  50

Income Payments.............................................................  56

Federal Tax Matters.........................................................  60

Voting Rights...............................................................  69

Requesting Payments.........................................................  70

Distribution of the Contracts...............................................  71

Additional Information......................................................  72

Condensed Financial Information.............................................  74

Appendix.................................................................... A-1

Statement of Additional Information -- Table of Contents

This Prospectus does not constitute an offering in any jurisdiction in which such offering may not lawfully be made.

Definitions

We have tried to make this Prospectus as understandable as possible. However, in explaining how the Contract works, we have had to use certain terms that have special meanings. We define these terms below.

Account or Separate Account -- GE Capital Life Separate Account II, a separate investment account we established to receive and invest the purchase payments you make under the Contract, and other variable annuity contracts we issue.

Accumulation Unit -- An accounting unit of measure we use in calculating the Contract Value in the Account before the Annuity Commencement Date.

Annuitant/Joint Annuitant -- The Annuitant is the person(s) named in the Contract upon whose age and, where appropriate, gender, we determine monthly income benefits.

Annuity Commencement Date -- The date stated in the Contract on which your income payments will commence, if any Annuitant is living on that date.

Annuity Unit -- An accounting unit of measure we use in the calculation of the amount of the second and each subsequent variable income payment.

Contract Date -- The date we issue your Contract and your Contract becomes effective. Your Contract Date is shown in your Contract. We use it to determine Contract years and anniversaries.

Contract Value -- The value of the Contract equal to the amount allocated to the Subaccounts of the Account and the Guarantee Account.

Death Benefit -- The benefit provided under a Contract upon the death of any Annuitant before the Annuity Commencement Date.

Designated Beneficiary(ies) -- The person(s) designated in the Contract who is alive (or in existence for non-natural entities) on the date of any Annuitant's death and who we will treat as the sole owner of the Contract following such a death.

Fund -- Any open-end management investment company or any unit investment trust in which a Subaccount invests.

General Account -- Our assets that are not segregated in any of our separate investment accounts.

Guarantee Account -- Part of our General Account that provides a guaranteed interest rate for a specified interest rate guarantee period. This account is not part of and does not depend on the investment performance of the Separate Account.

Owner -- The person or persons (in the case of Joint Owners) entitled to receive income payments after the Annuity Commencement Date. During the lifetime of the Annuitant, the Owner also is entitled to the ownership rights stated in the Contract and is shown on the Contract data pages and in any application. "You" or "your" refers to the Owner or Joint Owners.

Service Center -- The office to which all written and telephone inquiries concerning the Contract or the portfolios of the Funds should be made: 6610 West Broad Street, Richmond, VA 23230, 1-800-313-5282.

Subaccount -- A subdivision of the Separate Account, each of which invests exclusively in shares of a designated portfolio of one of the Funds. Not all Subaccounts may be available in all markets.

Surrender Value -- The Contract Value (after deduction of any applicable optional benefit charges and annual contract charge) less any applicable surrender charge and any applicable premium tax charge.

Valuation Day -- For each Subaccount, each day on which the New York Stock Exchange is open for regular trading except for days that the Subaccount's corresponding Fund does not value its shares.

Valuation Period -- The period that starts at the close of regular trading on the New York Stock Exchange on any Valuation Day and ends at the close of regular trading on the next succeeding Valuation Day.

Expense Table

This table describes the various costs and expenses that you will pay (either directly or indirectly) if you purchase the Contract. The table reflects expenses both of Subaccounts of the Account and of the portfolios. For more complete descriptions of the various costs and expenses involved, see Charges and Other Deductions in this Prospectus, and the Fund prospectuses. Premium tax charges also may apply, although they do not appear in the table.

Owner Transaction Expenses:
--------------------------------------------------------------------------
The maximum surrender charge (as a percentage of each purchase
 payment surrendered/withdrawn):                                       6%
 We reduce the surrender charge percentage over time. In general, the later you surrender or withdraw a purchase payment, the lower the surrender charge will be on that purchase payment.
(Note: During each Contract year, up to 10% of purchase payments plus any gain may be withdrawn without the imposition of the surrender charge. See Surrender Charge.)
Transfer Charge (for each transfer after the first in a calendar
 month)/1/ ........................................................    $10

Annual
Expenses (as
a percentage
of Contract
Value
allocated to
the Separate
Account) :

                                                      Annuitant
                                                       & Joint   Either
                                                      Annuitant Annuitant
                                                      Age 70 or Above Age
                                                       Less at    70 at
                                                        Issue     Issue
--------------------------------------------------------------------------
Mortality and Expense Risk Charge                       1.30%     1.50%
Administrative Expense Charge                            .15%      .15%
                                                        ----      ----
Total Annual Expenses                                   1.45%     1.65%
Other Annual Expenses:
Annual Contract Charge                                             $30/2/
Maximum Optional Enhanced Death Benefit (assessed
 annually as a percentage of average Contract Value)              0.35%/3/

--------------------------------------------------------------------------------

1 We reserve the right to assess a $10 transfer charge for each transfer after the first transfer in a calendar month.

2 We do not assess this charge if your Contract Value at the time the charge is due is more than $40,000.

3 If the Optional Enhanced Death Benefit applies. We currently deduct this charge annually at a rate of .20% of average Contract Value. This may be referred to as "GE Earnings ProtectorSM" in our marketing materials.

Portfolio Annual Expense Table

PORTFOLIO ANNUAL EXPENSES

Annual expenses of the portfolios of the Funds for the year ended December 31, 1999 (as a percentage of each portfolio's average net assets):

                               Management
                                  Fees                   Other Expenses
                               (after fee                    (after      Total
                                waiver as  12b-1 Service reimbursement   Annual
Portfolio                      applicable) Fees* Fees**  as applicable) Expenses
--------------------------------------------------------------------------------
AIM Variable Insurance Funds
 AIM V.I. Capital
  Appreciation Fund               0.62%      --    --         0.11%       0.73%
 AIM V.I. Growth Fund             0.63       --    --         0.10        0.73
 AIM V.I. Value Fund              0.61       --    --         0.15        0.76
Alliance Variable Products
 Series Fund, Inc./1/
 Growth and Income
  Portfolio -- Class B Shares     0.63     0.25%   --         0.09        0.97
 Premier Growth Portfolio --
   Class B Shares                 1.00      0.25   --         0.04        1.29
 Quasar Portfolio -- Class B
  Shares                          0.81      0.25   --         0.14        1.20
Dreyfus
 Dreyfus Investment
  Portfolios-Emerging Markets
  Portfolio                       1.25       --    --         0.25        1.50
 The Dreyfus Socially
  Responsible Growth Fund,
  Inc.                            0.75       --    --         0.04        0.79
Federated Insurance Series/2/
 Federated High Income Bond
  Fund II --Service Shares        0.60       --   0.10        0.19        0.89
 Federated International
  Small Company Fund II           0.40       --   0.10        1.00        1.50
Fidelity Variable Insurance
 Products Fund (VIP)/3/
 VIP Equity-Income
  Portfolio -- Service Class
  2 Shares                        0.48      0.25   --         0.10        0.83
 VIP Growth Portfolio --
   Service Class 2 Shares         0.58      0.25   --         0.10        0.93
Fidelity Variable Insurance
 Products Fund (VIP II)/4/
 VIP II Contrafund
  Portfolio -- Service Class
  2 Shares                        0.58      0.25   --         0.12        0.95
Fidelity Variable Insurance
 Products Fund (VIP III)/5/
 VIP III Growth & Income
  Portfolio --Service Class 2
  Shares                          0.48      0.25   --         0.13        0.86
 VIP III Mid Cap Portfolio --
   Service Class 2 Shares         0.57      0.25   --         0.43        1.25
GE Investments Funds, Inc./6/
 Mid-Cap Value Equity Fund        0.65       --    --         0.06        0.71
 Money Market Fund                0.24       --    --         0.06        0.30
 Premier Growth Equity Fund       0.65       --    --         0.03        0.68
 S&P 500(R) Index Fund            0.35       --    --         0.04        0.39
 Small-Cap Value Equity Fund      0.80       --    --         0.13        0.93
 U.S. Equity Fund                 0.55       --    --         0.06        0.61
 Value Equity Fund                0.65       --    --         0.13        0.78

                               Management                    Other
                                  Fees                     Expenses
                               (after fee                   (after      Total
                                waiver as  12b-1 Service reimbursement  Annual
Portfolio                      applicable) Fees* Fees**  as applicable Expenses
-------------------------------------------------------------------------------
Janus Aspen Series/7/
 Aggressive Growth
  Portfolio -- Service Shares     0.65     0.25    --        0.02        0.92
 Balanced Portfolio -- Service
  Shares                          0.65     0.25    --        0.02        0.92
 Capital Appreciation
  Portfolio -- Service Shares     0.65     0.25    --        0.04        0.94
 Global Life Sciences
  Portfolio -- Service Shares     0.65     0.25    --        0.19        1.09
 Global Technology
  Portfolio -- Service Shares     0.65     0.25    --        0.13        1.03
 Growth Portfolio -- Service
  Shares                          0.65     0.25    --        0.02        0.92
 International Growth
  Portfolio -- Service Shares     0.65     0.25    --        0.11        1.01
 Worldwide Growth Portfolio --
   Service Shares                 0.65     0.25    --        0.05        0.95
MFS(R) Variable Insurance
 Trust/8/
 MFS(R) Growth Series --
   Service Class Shares           0.75     0.20    --        0.16        1.11
 MFS(R) Growth with Income
  Series -- Service Class
  Shares                          0.75     0.20    --        0.13        1.08
 MFS(R) New Discovery
  Series -- Service Class
  Shares                          0.90     0.20    --        0.17        1.27
 MFS(R) Utilities Series --
   Service Class Shares           0.75     0.20    --        0.16        1.11
Oppenheimer Variable Account
 Funds
 Oppenheimer Global Securities
  Fund/VA -- Service Shares       0.67     0.15    --        0.02        0.84
 Oppenheimer Main Street
  Growth & Income Fund/VA --
   Service Shares                 0.73     0.15    --        0.05        0.93
PIMCO Variable Insurance
 Trust/9/
 Foreign Bond Portfolio --
   Administrative Shares          0.25      --    0.15       0.70        1.10
 High Yield Bond Portfolio --
   Administrative Shares          0.25      --    0.15       0.35        0.75
 Long-Term U.S. Government
  Bond Portfolio --
   Administrative Shares          0.25      --    0.15       0.25        0.65
 Total Return Bond
  Portfolio -- Administrative
  Shares                          0.25      --    0.15       0.25        0.65
Rydex Variable Trust
 Rydex OTC Fund                   0.75      --    0.25       0.55        1.55
-------------------------------------------------------------------------------

 * The 12b-1 fees deducted from the 12b-1 classes of these portfolios cover certain distribution and shareholder support services provided by the companies selling contracts investing in those portfolios. The portion of the 12b-1 fees assessed against the Separate Account's assets related to the portfolios will be remitted to Capital Brokerage Corporation, the principal underwriter for the contracts.

** The Service Share fees deducted from the service shares of these portfolios cover certain administrative services provided by companies selling contracts investing in those portfolios. The portion of the Service Share fees assessed against the Separate Account's assets related to the portfolios will be remitted to GE Capital Life.

/1/ Alliance Variable Products Series Fund, Inc. has voluntarily agreed to reduce or limit certain other expenses. Absent these waivers total annual expenses during 1999 would have been 1.44% for the Quasar Portfolio, consisting of 1.00% management fees, .25% 12b-1 fee and .19% other expenses.
/2/ Federated Insurance Series, Inc. has voluntarily agreed to reduce or limit certain other expenses. Absent these waivers total annual expenses during 1999 would have been 1.04% for the High Income Bond Fund II, consisting of .60% management fees, .25% service fees and .19% other expenses; total annual expenses of 2.50% for International Small Company Fund II, consisting of 1.25% management fee, .25% service fee and 1.00% other expenses.
/3/  The expenses of the portfolios of the Variable Insurance Products Fund
     (VIP), Service Class 2, are based on the estimated expenses that those Portfolios expect to incur in their initial fiscal year.
/4/ The expenses of the portfolios of the Variable Insurance Products Fund II (VIP II), Service Class 2, are based on the estimated expenses that those Portfolios expect to incur in their initial fiscal year.
/5/ The expenses of the portfolios of the Variable Insurance Products Fund III (VIP III), Service Class 2, are based on the estimated expenses that those Portfolios expect to incur in their initial fiscal year.

/6/ GE Asset Management Incorporated currently serves as investment adviser to GE Investments Funds, Inc. and has agreed to waive a portion of the fee payable by the Fund. Absent this fee waiver, the total annual expenses of the GE Money Market Fund would have been .50%, consisting of .44% management fees and .06% other expenses; GE Premier Growth Equity Fund would have been .72% total annual expenses, consisting of .65% management fees and .07% other expenses. Expenses for the Small-Cap Value Equity and the Value Equity Funds are estimated due to the portfolios being in existence for less than 10 months.

/7/ Janus Aspen Series expenses (except for Global Technology and Global Life Sciences Portfolios) are based upon expenses for the fiscal year ended December 31, 1999, restated to reflect a reduction in the management fees for Growth, Aggressive Growth, Capital Appreciation, International Growth, Worldwide Growth, and Balanced Portfolios. Expenses for Global Technology and Global Life Sciences Portfolios are based on the estimated expenses that those Portfolios expect to incur in their initial fiscal year. All expenses are shown without the effect of expense offset arrangements.
/8/ Absent certain fee waivers or reimbursements, the total annual expenses of the portfolios of MFS Variable Insurance Trust during 1999 would have been total annual expenses of 1.66% for the Growth Series, consisting of .75% management fees, .20% 12b-1 fee and .71% other expenses; total annual expenses of 2.69% for the New Discovery Series, consisting of .90% management fees, .20% 12b-1 fees and 1.59% other expenses.

/9/ Absent certain fee waivers or reimbursements, the total annual expenses of the portfolios of the PIMCO Variable Insurance Trust during 1999 would have been total annual expenses of 1.25% for the Foreign Bond Portfolio, consisting of .25% management fees, .15% service fee and .85% other expenses; total annual expenses of .71% for the Long-Term U.S. Government Bond Portfolio, consisting of .25% management fees, .15% service fees and .31% other expenses; total annual expenses of .69% for Total Return Bond Portfolio, consisting of .25% management fees, .15% service fees and .29% other expenses.

     PIMCO Foreign Bond Portfolio has contractually agreed to reduce total annual portfolio operating expenses for the Administrative Class shares to the extent they would exceed, due to the payment of organizational expenses and Trustees' fee, 0.90% of average daily net assets. Under the Expense Limitation Agreement, PIMCO may recoup these waivers and reimbursements in future periods, not exceeding three years, provided total expenses, including such recoupment, do not exceed the annual expense limit.

EXAMPLES

These examples show what your costs would be under certain hypothetical situations. The examples do not represent past or future expenses. Your actual expenses may be more or less than those shown. The examples are based on the annual expenses of the portfolios of the Funds for the year ended December 31, 1999 (shown above in Portfolio Annual Expenses), and assume that the applicable fee waiver and reimbursements will continue for the periods shown. We cannot guarantee that they will continue. The Janus Global Life Sciences portfolio and Global Technology portfolio did not exist as of December 31, 1999; therefore the expenses for these portfolios are based on the estimated expenses that the portfolios expect to incur in their initial fiscal year. The examples assume that the $30 annual contract charge is equivalent to 0.1% of Contract Value attributable to the hypothetical investment (this charge will be waived if the Contract Value is more than $40,000 at the time the charge is due). The examples also assume that the mortality and expense risk charge and the administrative expense charge apply. To the extent that the examples reflect charges for the optional enhanced Death Benefit, the examples assume that the maximum charges apply.

                                     * * *

EXAMPLES: An Owner would pay the following expense on a $1,000 investment, assuming a 5% annual return on assets and the charges and expenses reflected in the Portfolio Annual Expense Table above:

1. If you surrender* your Contract at the end of the applicable period (assuming each Aunnuitant is age 70 or younger at issue):

                                                       Without OEDB Rider
Subdivision Investing In:                        1 Year 3 Years 5 Years 10 Years
--------------------------------------------------------------------------------
AIM Variable Insurance Funds
 AIM V.I. Capital Appreciation Fund              77.11  125.23  167.01   261.54
 AIM V.I. Growth Fund                            77.11  125.23  167.01   261.54
 AIM V.I. Value Fund                             77.41  126.14  168.52   264.58
Alliance Variable Products Series Fund, Inc.
 Growth and Income Portfolio                     79.51  132.45  179.05   285.56
 Premier Growth Portfolio                        82.71  141.99  194.87   316.64
 Quasar Portfolio                                81.81  139.32  190.45   308.01
Dreyfus
 Dreyfus Investments Portfolios-Emerging Markets
  Portfolio                                      84.80  148.21  205.11   336.45
 The Dreyfus Socially Responsible Growth Fund,
  Inc.                                           77.71  127.04  170.03   267.60
Federated Insurance Series
 Federated High Income Bond Fund II              78.71  130.05  175.05   277.63
 Federated International Small Company Bond Fund
  II                                             84.80  148.21  205.11   336.45
Fidelity Variable Insurance Products Fund (VIP)
 VIP Equity-Income Portfolio                     78.11  128.25  172.04   271.63
 VIP Growth Portfolio                            79.11  131.25  177.05   281.60
Fidelity Variable Insurance Products Fund II
 (VIP II)
 VIP II Contrafund Portfolio                     79.31  131.85  178.05   283.59
Fidelity Variable Insurance Products Fund (VIP
 III)
 VIP III Growth & Income Portfolio               78.41  129.15  173.55   274.63
 VIP III Mid Cap Portfolio                       82.31  140.81  192.91   312.81

                                 Without OEDB Rider
Subdivision Investing In:  1 Year 3 Years 5 Years 10 Years
----------------------------------------------------------
GE Investments Funds,
 Inc.
 Mid-Cap Value Equity
  Fund                     76.91  124.63  166.00   259.51
 Money Market Fund         72.79  112.17  145.07   216.92
 Premier Growth Equity
  Fund                     76.61  123.72  164.48   256.46
 S&P 500 Index Fund        73.70  114.92  149.70   226.43
 Small Cap Value Fund      79.11  131.25  177.05   281.60
 U.S. Equity Fund          75.91  121.60  160.93   249.29
 Value Equity Fund         77.61  126.74  169.53   266.60
Janus Aspen Series
 Aggressive Growth
  Portfolio                79.01  130.95  176.55   280.61
 Balanced Portfolio        79.01  130.95  176.55   280.61
 Capital Appreciation
  Portfolio                79.21  131.55  177.55   282.59
 Global Life Sciences
  Portfolio                80.71  136.04  185.01   297.34
 Global Technology
  Portfolio                80.11  134.25  182.03   291.47
 Growth Portfolio          79.01  130.95  176.55   280.61
 International Growth
  Portfolio                79.91  133.65  181.04   289.51
 Worldwide Growth
  Portfolio                79.31  131.85  178.05   283.59
MFS Variable Insurance
 Trust
 MFS Growth Series         80.91  136.64  186.00   299.29
 MFS Growth with Income
  Series                   80.61  135.74  184.52   296.37
 MFS New Discovery Series  82.51  141.40  193.89   314.73
 MFS Utilities Series      80.91  136.64  186.00   299.29
Oppenheimer Variable
 Account Funds
 Oppenheimer Global
  Securities Fund/VA       78.21  128.55  172.55   272.63
 Oppenheimer Main Street
  Growth & Income Fund/VA  79.11  131.25  177.05   281.60
PIMCO Variable Insurance
 Trust
 Foreign Bond Portfolio    80.81  136.34  185.51   298.32
 Government Bond
  Portfolio                76.31  122.82  162.96   253.39
 High Yield Portfolio      77.31  125.84  168.02   263.57
 Total Return Portfolio    76.31  122.82  162.96   253.39
Rydex Variable Trust
 Rydex OTC Fund            85.29  149.68  207.53   341.10
----------------------------------------------------------

* surrender includes annuitization over a period of less than 5 years

2. If you annuitize at the end of the applicable period, or do not surrender (assuming each Annuitant is age 70 or younger at issue)*:

                                                       Without OEDB Rider
Subdivision Investing In:                        1 Year 3 Years 5 Years 10 Years
--------------------------------------------------------------------------------
AIM Variable Insurance Funds
 AIM V.I. Capital Appreciation Fund              23.11   71.23  122.01   261.54
 AIM V.I. Growth Fund                            23.11   71.23  122.01   261.54
 AIM V.I. Value Fund                             23.41   72.14  123.52   264.58
Alliance Variable Products Series Fund, Inc.
 Growth and Income Portfolio                     25.51   78.45  134.05   285.56
 Premier Growth Portfolio                        28.71   87.99  149.87   316.64
 Quasar Portfolio                                27.81   85.32  145.45   308.01
Dreyfus
 Dreyfus Investments Portfolios-Emerging Markets
  Portfolio                                      30.80   94.21  160.11   336.45
 The Dreyfus Socially Responsible Growth Fund,
  Inc.                                           23.71   73.04  125.03   267.60
Federated Insurance Series
 Federated High Income Bond Fund II              24.71   76.05  130.05   277.63
 Federated International Small Company Fund II   30.80   94.21  160.11   336.45

                                                     Without OEDB Rider
Subdivision Investing In:                      1 Year 3 Years 5 Years 10 Years
------------------------------------------------------------------------------
Fidelity Variable Insurance Products Fund
 (VIP)
 VIP Equity-Income Portfolio                   24.11   74.25  127.04   271.63
 VIP Growth Portfolio                          25.11   77.25  132.05   281.60
Fidelity Variable Insurance Products Fund II
 (VIP II)
 VIP II Contrafund Portfolio                   25.31   77.85  133.05   283.59
Fidelity Variable Insurance Products Fund III
 (VIP III)
 VIP III Growth & Income Portfolio             24.41   75.15  128.55   274.63
 VIP III Mid Cap Portfolio                     28.31   86.81  147.91   312.81
GE Investments Funds, Inc.
 Mid-Cap Value Equity Fund                     22.91   70.63  121.00   259.51
 Money Market Fund                             18.79   58.17  100.07   216.92
 Premier Growth Equity Fund                    22.61   69.72  119.48   256.46
 S&P 500 Index Fund                            19.70   60.92  104.70   226.43
 Small Cap Value Fund                          25.11   77.25  132.05   281.60
 U.S. Equity Fund                              21.91   67.60  115.93   249.29
 Value Equity Fund                             23.61   72.74  124.53   266.60
Janus Aspen Series
 Aggressive Growth Portfolio                   25.01   76.95  131.55   280.61
 Balanced Portfolio                            25.01   76.95  131.55   280.61
 Capital Appreciation Portfolio                25.21   77.55  132.55   282.59
 Global Life Sciences Portfolio                26.71   82.04  140.01   297.34
 Global Technology Portfolio                   26.11   80.25  137.03   291.47
 Growth Portfolio                              25.01   76.95  131.55   280.61
 International Growth Portfolio                25.91   79.65  136.04   289.51
 Worldwide Growth Portfolio                    25.31   77.85  133.05   283.59
MFS Variable Insurance Trust
 MFS Growth Series                             26.91   82.64  141.00   299.29
 MFS Growth with Income Series                 26.61   81.74  139.52   296.37
 MFS New Discovery Series                      28.51   87.40  148.89   314.73
 MFS Utilities Series                          26.91   82.64  141.00   299.29
Oppenheimer Variable Account Funds
 Oppenheimer Global Securities Fund/VA         24.21   74.55  127.55   272.63
 Oppenheimer Main Street Growth & Income
  Portfolio/VA                                 25.11   77.25  132.05   281.60
PIMCO Variable Insurance Trust
 Foreign Bond Portfolio                        26.81   82.34  140.51   298.32
 Government Bond Portfolio                     22.31   68.82  117.96   253.39
 High Yield Portfolio                          23.31   71.84  123.02   263.57
 Total Return Portfolio                        22.31   68.82  117.96   253.39
Rydex Variable Trust
 Rydex OTC Fund                                31.29   95.68  162.53   341.10
------------------------------------------------------------------------------

*   surrender includes annuitization over a period of less than 5 years

EXAMPLES: An owner would pay the following expense on a $1,000 investment, assuming a 5% annual return on assets and the charges and expenses reflected in the Fee Table above:

3. If you surrender* your Contract at the end of the applicable period (assuming either Annuitant is over age 70 at issue):

                                          Without OEDB Rider
Subdivision Investing In:           1 Year 3 Years 5 Years 10 Years
-------------------------------------------------------------------
AIM Variable Insurance Funds, Inc.
 AIM V.I.Capital Appreciation Fund  79.11  131.25  177.05   281.60
 AIM V.I. Growth Fund               79.11  131.25  177.05   281.60
 AIM V.I. Value                     79.41  132.15  178.55   284.58

                                                     Without OEDB Rider
Subdivision Investing In:                      1 Year 3 Years 5 Years 10 Years
------------------------------------------------------------------------------
Alliance
 Growth & Income Portfolio                     81.51  138.43  188.97   305.11
 Premier Growth Portfolio                      84.70  147.91  204.63   335.52
 Quasar Portfolio                              83.80  145.25  200.25   327.07
Dreyfus
 Dreyfus Investment Portfolios --
 Emerging Markets Portfolio                    86.78  154.08  214.76   354.90
 The Dreyfus Socially Responsible Growth Fund,
  Inc.                                         79.71  133.05  180.04   287.54
Federated Insurance Series
 Federated High Income Bond Fund II            80.71  136.04  185.01   297.34
 Federated International Small Company Fund II 86.78  154.08  214.76   354.90
Fidelity Variable Insurance Products Fund
 (VIP)
 VIP Equity-Income Portfolio                   80.11  134.25  182.03   291.47
 VIP Growth Portfolio                          81.11  137.23  186.99   301.24
Fidelity Variable Insurance Products Fund II
 (VIP II)
 VIP II Contrafund Portfolio                   81.31  137.83  187.98   303.18
Fidelity Variable Insurance Products Fund III
 (VIP III)
 VIP III Growth & Income Portfolio             80.41  135.14  183.52   294.41
 VIP III Mid Cap Portfolio                     84.30  146.73  202.68   331.78
GE Investments Funds, Inc.
 Mid Cap Value Equity Fund                     78.91  130.65  176.05   279.62
 Money Market Fund                             74.80  118.27  155.33   237.93
 Premier Growth Equity Fund                    78.61  129.75  174.55   276.63
 S&P 500 Index Fund                            75.71  121.00  159.92   247.24
 Small Cap Value Equity Fund                   81.11  137.23  186.99   301.24
 U.S. Equity Fund                              77.91  127.65  171.04   269.62
 Value Equity Fund                             79.61  132.75  179.55   286.55
Janus Aspen Series
 Aggressive Growth Portfolio                   81.01  136.94  186.50   300.27
 Balanced Portfolio                            81.01  136.94  186.50   300.27
 Capital Appreciation Portfolio                81.21  137.53  187.49   302.21
 Global Life Sciences Portfolio                82.71  141.99  194.87   316.64
 Global Technology Portfolio                   82.11  140.21  191.92   310.89
 Growth Portfolio                              81.01  136.94  186.50   300.27
 International Growth Portfolio                81.91  139.62  190.94   308.97
 Worldwide Growth Portfolio                    81.31  137.83  187.98   303.18
MFS Variable Insurance Trust
 MFS Growth Series                             82.91  142.59  195.85   318.55
 MFS Growth with Income Series                 82.61  141.70  194.38   315.68
 MFS New Discovery Series                      84.50  147.32  203.65   333.65
 MFS Utilities Series                          82.91  142.59  195.85   318.55
Oppenheimer Variable Account Funds
 Oppenheimer Global Securities Fund/VA         80.21  134.55  182.53   292.45
 Oppenheimer Main Street Growth & Income
  Fund/VA                                      81.11  137.23  186.99   301.24
PIMCO Variable Insurance Trust
 Foreign Bond Portfolio                        82.81  142.29  195.36   317.59
 Long-Term U.S.Government Bond Portfolio       78.31  128.85  173.05   273.63
 High Yield Bond Portfolio                     79.31  131.85  178.05   283.59
 Total Return Bond Portfolio                   78.31  128.85  173.05   273.63
Rydex Variable Trust
 Rydex OTC Fund                                87.28  155.55  217.16   359.45
------------------------------------------------------------------------------

*    surrender includes annuitization over a period of less than 5 years

4. If you annuitize at the end of the applicable period, or do not surrender (assuming either Annuitant is over age 70 at issue)*:

                                                       Without OEDB Rider
Subdivision Investing In:                        1 Year 3 Years 5 Years 10 Years
--------------------------------------------------------------------------------
AIM Variable Insurance Funds, Inc.
 AIM V.I.Capital Appreciation Fund               25.11   77.25  132.05   281.60
 AIM V.I. Growth Fund                            25.11   77.25  132.05   281.60
 AIM V.I. Value                                  25.41   78.15  133.55   284.58
Alliance
 Growth & Income Portfolio                       27.51   84.43  143.97   305.11
 Premier Growth Portfolio                        30.70   93.91  159.63   335.52
 Quasar Portfolio                                29.80   91.25  155.25   327.07
Dreyfus
 Dreyfus Investment Portfolios -- Emerging
  Markets Portfolio                              32.78  100.08  169.76   354.90
 The Dreyfus Socially Responsible Growth Fund,
  Inc.                                           25.71   79.05  135.04   287.54
Federated Insurance Series
 Federated High Income Bond Fund II              26.71   82.04  140.01   297.34
 Federated International Small Company Fund II   32.78  100.08  169.76   354.90
Fidelity Variable Insurance Products Fund (VIP)
 VIP Equity-Income Portfolio                     26.11   80.25  137.03   291.47
 VIP Growth Portfolio                            27.11   83.23  141.99   301.24
Fidelity Variable Insurance Products Fund II
 (VIP II)
 VIP II Contrafund Portfolio                     27.31   83.83  142.98   303.18
Fidelity Variable Insurance Products Fund III
 (VIP III)
 VIP III Growth & Income Portfolio               26.41   81.14  138.52   294.41
 VIP III Mid Cap Portfolio                       30.30   92.73  157.68   331.78
GE Investments Funds, Inc.
 Mid Cap Value Equity Fund                       24.91   76.65  131.05   279.62
 Money Market Fund                               20.80   64.27  110.33   237.93
 Premier Growth Equity Fund                      24.61   75.75  129.55   276.63
 S&P 500 Index Fund                              21.71   67.00  114.92   247.24
 Small Cap Value Equity Fund                     27.11   83.23  141.99   301.24
 U.S. Equity Fund                                23.91   73.65  126.04   269.62
 Value Equity Fund                               25.61   78.75  134.55   286.55
Janus Aspen Series
 Aggressive Growth Portfolio                     27.01   82.94  141.50   300.27
 Balanced Portfolio                              27.01   82.94  141.50   300.27
 Capital Appreciation Portfolio                  27.21   83.53  142.49   302.21
 Global Life Sciences Portfolio                  28.71   87.99  149.87   316.64
 Global Technology Portfolio                     28.11   86.21  146.92   310.89
 Growth Portfolio                                27.01   82.94  141.50   300.27
 International Growth Portfolio                  27.91   85.62  145.94   308.97
 Worldwide Growth Portfolio                      27.31   83.83  142.98   303.18
MFS Variable Insurance Trust
 MFS Growth Series                               28.91   88.59  150.85   318.55
 MFS Growth with Income Series                   28.61   87.70  149.38   315.68
 MFS New Discovery Series                        30.50   93.32  158.65   333.65
 MFS Utilities Series                            28.91   88.59  150.85   318.55
Oppenheimer Variable Account Funds
 Oppenheimer Global Securities Fund/VA           26.21   80.55  137.53   292.45
 Oppenheimer Main Street Growth & Income Fund/VA 27.11   83.23  141.99   301.24
PIMCO Variable Insurance Trust
 Foreign Bond Portfolio                          28.81   88.29  150.36   317.59
 Long-Term U.S.Government Bond Portfolio         24.31   74.85  128.05   273.63
 High Yield Bond Portfolio                       25.31   77.85  133.05   283.59
 Total Return Bond Portfolio                     24.31   74.85  128.05   273.63

                                 Without OEDB Rider
Subdivision Investing In:  1 Year 3 Years 5 Years 10 Years
----------------------------------------------------------
Rydex Variable Trust
 Rydex OTC Fund            33.28  101.55  172.16   359.45
----------------------------------------------------------

*    surrender includes annuitization over a period of less than 5 years

EXAMPLES: An Owner would pay the following expense on a $1,000 investment, assuming a 5% annual return on assets and the charges and expenses reflected in the Fee Table above:

5. If you surrender* your Contract at the end of the applicable period (assuming each Annuitant is age 70 or younger at issue):

                                                       With OEDB Rider
Subaccount Investing In:                       1 Year 3 Years 5 Years 10 Years
------------------------------------------------------------------------------
AIM Variable Insurance Funds, Inc.
 AIM V.I.Capital Appreciation Fund             77.11  132.25  181.04   292.89
 AIM V.I. Growth Fund                          77.11  132.25  181.04   292.89
 AIM V.I. Value                                77.41  133.15  182.53   295.83
Alliance
 Growth & Income Portfolio                     79.51  139.43  192.94   316.19
 Premier Growth Portfolio                      82.71  148.93  208.58   346.33
 Quasar Portfolio                              81.81  146.27  204.20   337.96
Dreyfus
 Dreyfus Investment Portfolios --
 Emerging Markets Portfolio                    84.80  155.11  218.70   365.55
 The Dreyfus Socially Responsible Growth Fund,
  Inc.                                         77.71  134.05  184.02   298.77
Federated Insurance Series
 Federated High Income Bond Fund II            78.71  137.05  188.99   308.49
 Federated International Small Company Fund II 84.80  155.11  218.70   365.55
Fidelity Variable Insurance Products Fund
 (VIP)
 VIP Equity-Income Portfolio                   78.11  135.25  186.01   302.67
 VIP Growth Portfolio                          79.11  138.24  190.96   312.35
Fidelity Variable Insurance Products Fund II
 (VIP II)
 VIP II Contrafund Portfolio                   79.31  138.84  191.95   314.27
Fidelity Variable Insurance Products Fund III
 (VIP III)
 VIP III Growth & Income Portfolio             78.41  136.15  187.50   305.58
 VIP III Mid Cap Portfolio                     82.31  147.75  206.64   342.62
GE Investments Funds, Inc.
 Mid Cap Value Equity Fund                     76.91  131.65  180.04   290.92
 Money Market Fund                             72.79  119.25  159.34   249.59
 Premier Growth Equity Fund                    76.61  130.75  178.54   287.95
 S&P 500 Index Fund                            73.70  121.98  163.92   258.82
 Small Cap Value Equity Fund                   79.11  138.24  190.96   312.35
 U.S. Equity Fund                              75.91  128.64  175.03   281.00
 Value Equity Fund                             77.61  133.75  183.53   297.79
Janus Aspen Series
 Aggressive Growth Portfolio                   79.01  137.94  190.47   311.39
 Balanced Portfolio                            79.01  137.94  190.47   311.39
 Capital Appreciation Portfolio                79.21  138.54  191.46   313.31
 Global Life Sciences Portfolio                80.71  143.01  198.83   327.62
 Global Technology Portfolio                   80.11  141.22  195.89   321.92
 Growth Portfolio                              79.01  137.94  190.47   311.39
 International Growth Portfolio                79.91  140.63  194.91   320.02
 Worldwide Growth Portfolio                    79.31  138.84  191.95   314.27

                                  With OEDB Rider
Subaccount Investing In:  1 Year 3 Years 5 Years 10 Years
---------------------------------------------------------
MFS Variable Insurance
 Trust
 MFS Growth Series        80.91  143.60  199.81   329.51
 MFS Growth with Income
  Series                  80.61  142.71  198.34   326.67
 MFS Utilities Series     80.91  143.60  199.81   329.51
Oppenheimer Variable
 Account Funds
 Oppenheimer Global
  Securities Fund/VA      78.21  135.55  186.51   303.64
 Oppenheimer Main Street
  Growth & Income Fund/VA 79.11  138.24  190.96   312.35
PIMCO Variable Insurance
 Trust
 Foreign Bond Portfolio   80.81  143.30  199.32   328.56
 High Yield Bond
  Portfolio               77.31  132.85  182.03   294.85
 Long-Term U.S.Government
  Bond Portfolio          76.31  129.84  177.04   284.98
 Total Return Bond
  Portfolio               76.31  129.84  177.04   284.98
Rydex Variable Trust
 Rydex OTC Fund           85.29  156.58  221.09   370.06
---------------------------------------------------------

*    surrender includes annuitization over a period of less than 5 years

6. If you annuitize at the end of the applicable period, or do not surrender (assuming each Annuitant is age 70 or younger at issue)*:

                                                       With OEDB Rider
Subaccount Investing In:                       1 Year 3 Years 5 Years 10 Years
------------------------------------------------------------------------------
AIM Variable Insurance Funds, Inc.
 AIM V.I.Capital Appreciation Fund             23.11   78.25  136.04   292.89
 AIM V.I. Growth Fund                          23.11   78.25  136.04   292.89
 AIM V.I. Value                                23.41   79.15  137.53   295.83
Alliance
 Growth & Income Portfolio                     25.51   85.43  147.94   316.19
 Premier Growth Portfolio                      28.71   94.93  163.58   346.33
 Quasar Portfolio                              27.81   92.27  159.20   337.96
Dreyfus
 Dreyfus Investment Portfolios --
 Emerging Markets Portfolio                    30.80  101.11  173.70   365.55
 The Dreyfus Socially Responsible Growth Fund,
  Inc.                                         23.71   80.05  139.02   298.77
Federated Insurance Series
 Federated High Income Bond Fund II            24.71   83.05  143.99   308.49
 Federated International Small Company Fund II 30.80  101.11  173.70   365.55
Fidelity Variable Insurance Products Fund
 (VIP)
 VIP Equity-Income Portfolio                   24.11   81.25  141.01   302.67
 VIP Growth Portfolio                          25.11   84.24  145.96   312.35
Fidelity Variable Insurance Products Fund II
 (VIP II)
 VIP II Contrafund Portfolio                   25.31   84.84  146.95   314.27
Fidelity Variable Insurance Products Fund III
 (VIP III)
 VIP III Growth & Income Portfolio             24.41   82.15  142.50   305.58
 VIP III Mid Cap Portfolio                     28.31   93.75  161.64   342.62
GE Investments Funds, Inc.
 Mid Cap Value Equity Fund                     22.91   77.65  135.04   290.92
 Money Market Fund                             18.79   65.25  114.34   249.59
 Premier Growth Equity Fund                    22.61   76.75  133.54   287.95
 S&P 500 Index Fund                            19.70   67.98  118.92   258.82
 Small Cap Value Equity Fund                   25.11   84.24  145.96   312.35
 U.S. Equity Fund                              21.91   74.64  130.03   281.00
 Value Equity Fund                             23.61   79.75  138.53   297.79
Janus Aspen Series
 Aggressive Growth Portfolio                   25.01   83.94  145.47   311.39
 Balanced Portfolio                            25.01   83.94  145.47   311.39

                                  With OEDB Rider
Subaccount Investing In:  1 Year 3 Years 5 Years 10 Years
---------------------------------------------------------
 Capital Appreciation
  Portfolio               25.21   84.54  146.46   313.31
 Global Life Sciences
  Portfolio               26.71   89.01  153.83   327.62
 Global Technology
  Portfolio               26.11   87.22  150.89   321.92
 Growth Portfolio         25.01   83.94  145.47   311.39
 International Growth
  Portfolio               25.91   86.63  149.91   320.02
 Worldwide Growth
  Portfolio               25.31   84.84  146.95   314.27
MFS Variable Insurance
 Trust
 MFS Growth Series        26.91   89.60  154.81   329.51
 MFS Growth with Income
  Series                  26.61   88.71  153.34   326.67
 MFS New Discovery Series 28.51   94.34  162.61   344.48
 MFS Utilities Series     26.91   89.60  154.81   329.51
Oppenheimer Variable
 Account Funds
 Oppenheimer Global
  Securities Fund/VA      24.21   81.55  141.51   303.64
 Oppenheimer Main Street
  Growth & Income Fund/VA 25.11   84.24  145.96   312.35
PIMCO Variable Insurance
 Trust
 Foreign Bond Portfolio   26.81   89.30  154.32   328.56
 Long-Term U.S.Government
  Bond Portfolio          22.31   75.84  132.04   284.98
 High Yield Bond
  Portfolio               23.31   78.85  137.03   294.85
 Total Return Bond
  Portfolio               22.31   75.84  132.04   284.98
Rydex Variable Trust
 Rydex OTC Fund           31.29  102.58  176.09   370.06
---------------------------------------------------------

*    surrender includes annuitization over a period of less than 5 years

7. If you surrender* your Contract at the end of the applicable period (assuming either Annuitant is over age 70 at issue):

                                                         With OEDB Rider
Subaccount Investing In:                         1 Year 3 Years 5 Years 10 Years
--------------------------------------------------------------------------------
AIM Variable Insurance Funds
 AIM V.I. Capital Appreciation Fund              79.11  138.24  190.96   312.35
 AIM V.I. Growth Fund                            79.11  138.24  190.96   312.35
 AIM V.I. Value Fund                             79.41  139.14  192.44   315.23
Alliance Variable Products Series Fund, Inc.
Growth and Income Portfolio                      81.51  145.38  202.74   335.15
 Premier Growth Portfolio                        84.70  154.82  218.22   364.64
 Quasar Portfolio                                83.80  152.18  213.89   356.45
Dreyfus
 Dreyfus Investment Portfolios-Emerging Markets
  Portfolio                                      86.78  160.97  228.24   383.44
 The Dreyfus Socially Responsible Growth Fund,
  Inc.                                           79.71  140.03  193.92   318.11
Federated Insurance Series
 Federated High Income Bond Fund II              80.71  143.01  198.83   327.62
 Federated International Small Company Fund II   86.78  160.97  228.24   383.44
Fidelity Variable Insurance Products Fund (VIP)
 VIP Equity-Income Portfolio                     80.11  141.22  195.89   321.92
 VIP Growth Portfolio                            81.11  144.19  200.79   331.39
Fidelity Variable Insurance Products Fund II
 (VIP II)
 VIP II Contrafund Portfolio                     81.31  144.79  201.77   333.27
Fidelity Variable Insurance Products Fund III
 (VIP III)
 VIP III Growth & Income Portfolio               80.41  142.11  197.36   324.77
 VIP III Mid Cap Portfolio                       84.30  153.65  216.30   361.01
GE Investments Funds, Inc.
 Mid-Cap Value Equity Fund                       78.91  137.64  189.97   310.42
 Money Market Fund                               74.80  125.32  169.49   269.98
 Premier Growth Equity Fund                      78.61  136.75  188.49   307.52
 S&P 500 Index Fund                              75.71  128.03  174.02   279.01

                                  With OEDB Rider
Subaccount Investing In:  1 Year 3 Years 5 Years 10 Years
---------------------------------------------------------
 Small Cap Value Fund     81.11  144.19  200.79   331.39
 U.S. Equity Fund         77.91  134.65  185.02   300.72
 Value Equity Fund        79.61  139.73  193.43   317.15
Janus Aspen Series
 Aggressive Growth
  Portfolio               81.01  143.90  200.30   330.45
 Balanced Portfolio       81.01  143.90  200.30   330.45
 Capital Appreciation
  Portfolio               81.21  144.49  201.28   332.33
 Global Life Sciences
  Portfolio               82.71  148.93  208.58   346.33
 Global Technology
  Portfolio               82.11  147.16  205.66   340.76
 Growth Portfolio         81.01  143.90  200.30   330.45
 International Growth
  Portfolio               81.91  146.57  204.69   338.90
 Worldwide Growth
  Portfolio               81.31  144.79  201.77   333.27
MFS Variable Insruance
 Trust
 MFS Growth Series        82.91  149.52  209.55   348.18
 MFS Growth with Income
  Series                  82.61  148.64  208.09   345.41
 MFS New Discovery Series 84.50  154.23  217.26   362.83
 MFS Utilities Series     82.91  149.52  209.55   348.18
Oppenheimer Variable
 Account Funds
 Oppenheimer Global
  Securities Fund/VA      80.21  141.52  196.38   322.87
 Oppenheimer Main Street
  Growth & Income Fund/VA 81.11  144.19  200.79   331.39
PIMCO Variable Insurance
 Trust
 Foreign Bond Portfolio   82.81  149.23  209.06   347.26
 High Yield Portfolio     79.31  138.84  191.95   314.27
 Long-Term U.S.
  Government Bond
  Portfolio               78.31  135.85  187.00   304.61
 Total Return Portfolio   78.31  135.85  187.00   304.61
Rydex Variable Trust
 Rydex OTC Fund           87.28  162.42  230.61   387.85
---------------------------------------------------------

*    surrender includes annuitization over a period of less than 5 years

8. If you annuitize at the end of the applicable period, or do not surrender (assuming either Annuitant is over age 70 at issue)*:

                                                         With OEDB Rider
Subaccount Investing In:                         1 Year 3 Years 5 Years 10 Years
--------------------------------------------------------------------------------
AIM Variable Insurance Funds.
 AIM V.I. Capital Appreciation Fund              25.11   84.24  145.96   312.35
 AIM V.I. Growth Fund                            25.11   84.24  145.96   312.35
 AIM V.I. Value Fund                             25.41   85.14  147.44   315.23
Alliance Variable Products Series Fund, Inc.
 Growth and Income Portfolio                     27.51   91.38  157.74   335.15
 Premier Growth Portfolio                        30.70  100.82  173.22   364.64
 Quasar Portfolio                                29.80   98.18  168.89   356.45
Dreyfus
 Dreyfus Investment Portfolios-Emerging Markets
  Portfolio                                      32.78  106.97  183.24   383.44
 The Dreyfus Socially Responsible Growth Fund,
  Inc.                                           25.71   86.03  148.92   318.11
Federated Insurance Series
 Federated High Income Bond Fund II              26.71   89.01  153.83   327.62
 Federated International Small Company Fund II   32.78  106.97  183.24   383.44
Fidelity Variable Insurance Products Fund (VIP)
 VIP Equity-Income Portfolio                     26.11   87.22  150.89   321.92
 VIP Growth Portfolio                            27.11   90.19  155.79   331.39
Fidelity Variable Insurance Products Fund II
 (VIP II)
 VIP II Contrafund Portfolio                     27.31   90.79  156.77   333.27
Fidelity Variable Insurance Products Fund III
 (VIP III)
 VIP III Growth & Income Portfolio               26.41   88.11  152.36   324.77

                                  With OEDB Rider
Subaccount Investing In:  1 Year 3 Years 5 Years 10 Years
---------------------------------------------------------
 VIP III Mid Cap
  Portfolio               30.30   99.65  171.30   361.01
GE Investments Funds,
 Inc.
 Mid-Cap Value Equity
  Fund                    24.91   83.64  144.97   310.42
 Money Market Fund        20.80   71.32  124.49   269.98
 Premier Growth Equity
  Fund                    24.61   82.75  143.49   307.52
 S&P 500 Index Fund       21.71   74.03  129.02   279.01
 Small Cap Value Fund     27.11   90.19  155.79   331.39
 U.S. Equity Fund         23.91   80.65  140.02   300.72
 Value Equity Fund        25.61   85.73  148.43   317.15
Janus Aspen Series
 Aggressive Growth
  Portfolio               27.01   89.90  155.30   330.45
 Balanced Portfolio       27.01   89.90  155.30   330.45
 Capital Appreciation
  Portfolio               27.21   90.49  156.28   332.33
 Global Life Sciences
  Portfolio               28.71   94.93  163.58   346.33
 Global Technology
  Portfolio               28.11   93.16  160.66   340.76
 Growth Portfolio         27.01   89.90  155.30   330.45
 International Growth
  Portfolio               27.91   92.57  159.69   338.90
 Worldwide Growth
  Portfolio               27.31   90.79  156.77   333.27
MFS Variable Insurance
 Trust
 MFS Growth Series        28.91   95.52  164.55   348.18
 MFS Growth with Income
  Series                  28.61   94.64  163.09   345.41
 MFS New Discovery Series 30.50  100.23  172.26   362.83
 MFS Utilities Series     28.91   95.52  164.55   348.18
Oppenheimer Variable
 Account Funds
 Oppenheimer Global
  Securities Fund/VA      26.21   87.52  151.38   322.87
 Oppenheimer Main Street
  Growth & Income Fund/VA 27.11   90.19  155.79   331.39
PIMCO Variable Insurance
 Trust
 Foreign Bond Portfolio   28.81   95.23  164.06   347.26
 High Yield Bond
  Portfolio               25.31   84.84  146.95   314.27
 Long Term U.S.
  Government Bond
  Portfolio               24.31   81.85  142.00   304.61
 Total Return Bond
  Portfolio               24.31   81.85  142.00   304.61
Rydex Variable Trust
 Rydex OTC Fund           33.28  108.42  185.61   387.85
---------------------------------------------------------

*    surrender includes annuitization over a period of less than 5 years

Synopsis

What type of Contract am I buying? The Contract is an individual flexible premium variable deferred annuity contract. We may issue it as a contract qualified ("Qualified Contract") under the Internal Revenue Code of 1986, as amended (the "Code"), or as a contract that is not qualified under the Code ("Non-Qualified Contract"). This Prospectus only provides disclosure about the Contract. Certain features described in this Prospectus may vary from your Contract. See The Contract.

How does the Contract work? Once we approve your application, we will issue a Contract to you. During the accumulation period, while you are paying in, you can use your purchase payments to buy Accumulation Units in the Separate Account or interests in the Guarantee Account. Should you decide to annuitize (that is, change your Contract to a payout mode rather than an accumulation mode) we will convert your Accumulation Units to Annuity Units. You can choose a fixed or variable income payment. If you choose a variable income payment, we will base your periodic income payment upon the number of Annuity Units to which you became entitled at the time you decided to annuitize and on the value of each unit on the date the payment is determined. See The Contract.

What are my variable investment choices? Through its 41 Subaccounts, the Account uses your purchase payments to purchase shares, at your direction, in one or more portfolios of the 13 Funds. In turn, each portfolio holds securities consistent with its own particular investment objective. Amounts you allocate to the Separate Account will reflect the investment performance of the portfolios you select. You bear the risk of investment gain or loss. See The Separate Account -- Subaccounts.

What is the Guarantee Account? We offer fixed investment choices through our Guarantee Account. The Guarantee Account is part of our General Account and pays interest at declared rates we guarantee for selected periods of time. We also guarantee the principal, after deductions. Since the Guarantee Account is part of the General Account, we assume the risk of investment gain or loss on this amount. You may transfer value between the Guarantee Account and the Separate Account subject to certain restrictions. See Transfers Before the Annuity Commencement Date.

What charges are associated with this Contract? Should you withdraw Contract Value before your purchase payments have been in your Contract for six years, we will assess a surrender charge of anywhere from 0% to 6%, depending upon how many full years those payments have been in the Contract. We may waive the surrender charge in certain circumstances. See Surrender Charge.

We assess annual charges in the aggregate at an effective annual rate of 1.45% (1.65% for Contracts where either Annuitant was older than age 70 at issue) against the daily net asset value of the Separate Account, including that portion of the account attributable to your purchase payments. These charges consist of a .15% administrative expense charge and a 1.30% (1.50% where either Annuitant was older than age 70 at issue) mortality and expense risk charge. Additionally, we may impose a $30 annual contract charge. We also charge for the optional enhanced Death Benefit. For a complete discussion of all charges associated with the Contract, See Charges and Other Deductions.

If a premium tax applies to your Contract, then at the time your Contract incurs the tax (or at such other time as we may choose), we will deduct those amounts from purchase payments or Contract Value, as applicable. See Charges and Other Deductions and Deductions for Premium Taxes.

The portfolios also have certain expenses. These include management fees and other expenses associated with the daily operation of each portfolio. See Portfolio Annual Expenses. These expenses are more fully described in each Fund's prospectus.

How much must I pay, and how often? Subject to certain minimum and maximum payments, the amount and frequency of purchase payments are completely flexible. See The Contract -- Purchase Payments.

How will my income payments be calculated? We will pay you a monthly income beginning on the Annuity Commencement Date if the Annuitant is still living. You may also decide to annuitize under one of the optional payment plans. We will base your initial payment on Annuity Commencement Value and other factors. See Income Payments.

What happens if an Annuitant dies before the Annuity Commencement Date? Before the Annuity Commencement Date, if any Annuitant dies while the Contract is in force, we will treat the Designated Beneficiary as the sole Owner of the Contract, subject to certain distribution rules. We may pay a Death Benefit to the Designated Beneficiary. See The Death Benefit.

May I Transfer Contract Value among Portfolios? Yes, but there may be limits on how often you may do so. The minimum transfer amount is $100 or the entire balance in the Subaccount if the transfer will leave a balance of less than $100. See The Contract -- Transfers Before the Annuity Commencement Date and Income Payments --Transfers After the Annuity Commencement Date.

May I surrender the Contract or make a withdrawal? Yes, subject to Contract requirements and to restrictions imposed under certain retirement plans.

If you surrender the Contract or make a withdrawal, we may assess a surrender charge as discussed above. In addition, you may be subject to income tax and, if you are younger than age 59 1/2 at the time of the surrender or withdrawal, a 10% penalty tax. A surrender or a withdrawal may also be subject to withholding. See Federal Tax Matters. A withdrawal may reduce the Death Benefit by the proportion that the withdrawal (including any applicable surrender charge and premium tax) reduces Contract Value. See The Death Benefit.

Do I get a free look at this Contract? Yes. You have the right to return the Contract to us at our Service Center, and have us cancel the Contract within ten days after its delivery (or longer if required by applicable law).

If you exercise this right, we will cancel the Contract as of the day we receive your request and send you a refund equal to your Contract Value (without reduction for any surrender charges) plus any charges we have deducted from purchase payments prior to the allocation to the Separate Account (and excluding any charges the portfolios may have deducted) on or before the date we received the returned Contract. See Return Privilege.

When are my allocations effective? Within two business days after we have received all of the information necessary to process your purchase order, we will allocate your initial purchase payment directly to the Guarantee Account and/or the Subaccounts you choose.

Where may I find more information about Accumulation Unit Values? When available, the Condensed Financial Information section at the end of this Prospectus will provide more information about Accumulation Unit Values.

Investment Results

At times, the Separate Account may compare its investment results to various unmanaged indices or other variable annuities in reports to shareholders, sales literature, and advertisements. We will calculate the results on a total return basis for various periods, with or without surrender charges. Results calculated without surrender charges will be higher. Total returns include the reinvestment of all distributions of the portfolios. Total returns reflect Fund charges and expenses and the administrative expense charge. They also reflect a mortality and expense risk charge of 1.50% (which is the mortality and expense risk charge that applies when either Annuitant is older than age 70 at issue). (In addition, they may also reflect a mortality and expense risk charge of 1.30% (which is the mortality and expense risk charge that applies when each Annuitant is age 70 or younger at issue).) They also assume that the $30 annual contract charge is equivalent to 0.1% of Contract Value (this charge will be waived if the Contract Value is more than $40,000 at the time the charge is due). Total returns do not reflect the optional enhanced Death Benefit charge and any premium taxes charge. See the Appendix and the SAI for further information.

Financial Statements

The financial statements for GE Capital Life Assurance Company of New York and GE Capital Life Separate Account II are located in the SAI. If you would like a free copy of the SAI, call 1-800-313-5282. Otherwise, the SAI is available on the SEC's website at http://www.sec.gov.

GE Capital Life Assurance Company
of New York

We are a stock life insurance company that was incorporated in New York on February 23, 1988. We are ultimately a subsidiary of General Electric Capital Corporation ("GE Capital"), a New York corporation that is a diversified financial services company whose subsidiaries consist of specialty insurance, equipment management, and commercial and consumer financing businesses. GE Capital's ultimate parent, General Electric Company, founded more than one hundred years ago by Thomas Edison, is the world's largest manufacturer of jet engines, engineering plastics, medical diagnostic equipment, and large electric power generation equipment.

We are licensed solely in New York and specialize in writing individual fixed-rate deferred annuities, fixed payout immediate annuities, variable life insurance, and variable deferred annuities.

We are subject to regulation by the Superintendent of Insurance of the State of New York. We submit annual statements on our operations and finances to the New York Insurance Department.

We are a member of the Insurance Marketplace Standards Association ("IMSA"). We may use the IMSA membership logo and language in our advertisements, as outlined in IMSA's Marketing and Graphics Guidelines. Companies that belong to IMSA subscribe to a set of ethical standards covering the various aspects of sales and service for individually sold life insurance and annuities.

The Separate Account

We established the Separate Account as a separate investment account on April 1, 1996. The Separate Account may invest in mutual funds, unit investment trusts, managed separate accounts, and other portfolios. We use the Separate Account to support the Contract as well as for other purposes permitted by law.

The Separate Account currently has 41 Subaccounts available under the Contract, but that number may change in the future. Each Subaccount invests exclusively in shares representing an interest in a separate corresponding portfolio of the Funds described below. We allocate net purchase payments in accordance with your instructions among up to ten of the 41 Subaccounts available under the Contract.

The assets of the Separate Account belong to us. Nonetheless, we do not charge the assets in the Separate Account attributable to the Contracts with liabilities arising out of any other business which we may conduct. The assets of the Separate Account shall, however, be available to cover the liabilities of our General Account to the extent that the assets of the Separate Account exceed its liabilities arising under the Contracts supported by it. Income and both realized and unrealized gains or losses from the assets of the Separate Account are credited to or charged against the Separate Account without regard to the income, gains, or losses arising out of any other business we may conduct.

We registered the Separate Account with the SEC as a unit investment trust under the Investment Company Act of 1940 ("1940 Act"). The Separate Account meets the definition of a separate account under the Federal securities laws. Registration with the SEC does not involve supervision of the management or investment practices or policies of the Separate Account by the SEC. You assume the full investment risk for all amounts you allocate to the Separate Account.

THE PORTFOLIOS

There is a separate Subaccount which corresponds to each portfolio of a Fund offered in this Contract. You decide the Subaccounts to which you allocate net purchase payments. You may change your allocation without penalty or charges. Each Fund is registered with the Securities and Exchange Commission as an open-end management investment company under the 1940 Act. The assets of each portfolio are separate from other portfolios of a Fund and each portfolio has separate investment objectives and policies. As a result, each portfolio operates as a separate portfolio and the investment performance of one portfolio has no effect on the investment performance of any other portfolio.

Before choosing a Subaccount to allocate your net purchase payments and Contract Value, carefully read the prospectus for each Fund, along with this Prospectus. We summarize the investment objectives of each portfolio below. There is no assurance that any of the portfolios will meet these objectives. We do not guarantee any minimum value for the amounts allocated to the Separate Account. You bear the investment risk of investing in the portfolios.

The investment objectives and policies of certain portfolios are similar to the investment objectives and policies of other portfolios that may be managed by the same investment adviser or manager. The investment results of the portfolios, however, may be higher or lower than the results of such other portfolios. There can be no assurance, and no representation is made, that the investment results of any of the portfolios will be comparable to the investment results of any other portfolio, even if the other portfolio has the same investment adviser or manager, or if the other portfolio has a similar name.

SUBACCOUNTS

We offer you a choice from among 41 Subaccounts, each of which invests in an underlying portfolio of one of the Funds. You may allocate purchase payments to up to ten Subaccounts plus the Guarantee Account at any one time.

                                                              Adviser (and Sub-
                                                                  Adviser,
Subaccount Investing In            Investment Objective        as applicable)
-------------------------------------------------------------------------------
AIM VARIABLE INSURANCE FUNDS

AIM V.I. Capital              The fund's investment          A I M Advisors,
Appreciation Fund             objective is growth of         Inc.
                              capital. Invests principally
                              in common stocks, with
                              emphasis on medium and small-
                              sized growth companies. This
                              fund may invest up to 25% of
                              the value of the total assets
                              in foreign securities.
-------------------------------------------------------------------------------
AIM V.I. Growth Fund          The fund's investment          A I M Advisors,
                              objective is to seek growth of Inc.
                              capital. Invests principally
                              in seasoned and better
                              capitalized companies
                              considered to have strong
                              earnings momentum. This fund
                              may invest up to 25% of the
                              value of the total assets in
                              foreign securities.
-------------------------------------------------------------------------------
AIM V.I. Value Fund           Seeks to achieve long-term     A I M Advisors,
                              growth of capital. Income is a Inc.
                              secondary objective. Invests
                              principally in equity
                              securities judged by the
                              investment advisor of the fund
                              to be undervalued. This fund
                              may invest up to 25% of the
                              value of the total assets in
                              foreign securities.
-------------------------------------------------------------------------------
ALLIANCE VARIABLE PRODUCTS SERIES FUND, INC.

Growth and Income             Seeks reasonable current       Alliance Capital
Portfolio                     income and reasonable          Management, L.P.
                              opportunity for appreciation
                              through investments primarily
                              in dividend-paying common
                              stocks of good quality. May
                              also invest in fixed-income
                              securities and convertible
                              securities.
-------------------------------------------------------------------------------

                                                             Adviser (and Sub-
                                                                 Adviser,
Subaccount Investing In           Investment Objective        as applicable)
-------------------------------------------------------------------------------
Premier Growth Portfolio     Seeks long term growth of      Alliance Capital
                             capital by investing           Management, L.P.
                             predominantly in the equity
                             securities of a limited number
                             of large, carefully selected,
                             high quality U.S. companies
                             judged likely to achieve
                             superior earnings growth.
-------------------------------------------------------------------------------
Quasar Portfolio             Seeks growth of capital by     Alliance Capital
                             pursuing aggressive investment Management, L.P.
                             policies. This fund invests
                             based upon the potential for
                             capital appreciation and only
                             incidentally for current
                             income. The investment
                             policies are aggressive.
-------------------------------------------------------------------------------
DREYFUS

Dreyfus Investment           Seeks long-term capital growth The Dreyfus
Portfolios-Emerging          by investing primarily in the  Corporation
Markets Portfolio            stocks of companies organized,
                             or with a majority of its
                             assets or business, in
                             emerging market countries.
-------------------------------------------------------------------------------
The Dreyfus Socially         Seeks to provide capital       The Dreyfus
Responsible Growth Fund,     growth, with current income as Corporation
Inc.                         a secondary goal by investing
                             primarily in the common stock
                             of companies that in the
                             opinion of the Fund's
                             management, meet traditional
                             investment standards and
                             conduct their business in a
                             manner that contributes to the
                             enhancement of the quality of
                             life in America.
-------------------------------------------------------------------------------
FEDERATED INSURANCE SERIES

Federated High Income        Seeks high current income by   Federated
Bond Fund II                 investing primarily in a       Investment
                             professionally managed,        Management Company
                             diversified portfolio of fixed
                             income securities. Pursues
                             this objective by investing in
                             a diversified portfolio of
                             high- yield, lower-rated
                             corporate bonds (also known as
                             "junk bonds").
-------------------------------------------------------------------------------
Federated International      Seeks to provide long-term     Federated Global
Small Company Fund II        growth of capital. Purses this Investment
                             objective by investing at      Management Corp.
                             least 65% of its assets in
                             equity securities of foreign
                             companies that have a market
                             capitalization at the time of
                             purchase of $1.5 billion or
                             less.
-------------------------------------------------------------------------------
FIDELITY VARIABLE INSURANCE
PRODUCTS FUND (VIP)

Equity-Income Portfolio      Seeks reasonable income and    Fidelity Management
                             will consider the potential    & Research Company;
                             for capital appreciation. The  (beginning January
                             fund also seeks a yield, which 1, 2001, FMR Co.,
                             exceeds the composite yield on Inc. will
                             the securities comprising the  subadvise.)
                             S&P 500 by investing primarily
                             in income-producing equity
                             securities and by investing in
                             domestic and foreign issuers.
-------------------------------------------------------------------------------

                                                           Adviser (and Sub-
                                                               Adviser,
Subaccount Investing In         Investment Objective        as applicable)
-----------------------------------------------------------------------------
Growth Portfolio           Seeks capital appreciation by  Fidelity Management
                           investing primarily in common  & Research Company;
                           stocks of companies believed   (beginning January
                           to have above-average growth   1, 2001, FMR Co.,
                           potential.                     Inc. will
                                                          subadvise.)
-----------------------------------------------------------------------------
FIDELITY VARIABLE INSURANCE PRODUCTS FUND II (VIP II)

Contrafund(TM) Portfolio   Seeks long-term capital        Fidelity Management
                           appreciation by investing      & Research Company
                           primarily in common stocks and (subadvised by
                           securities of companies whose  Fidelity Management
                           value it believes to have not  & Research (U.K.)
                           fully been recognized by the   Inc. and Fidelity
                           public. This fund invests in   Management &
                           domestic and foreign issuers   Research (Far East)
                           and also invests in "growth"   Inc., and Fidelity
                           stocks or "value" stocks or    Investments Japan
                           both.                          Limited; beginning
                                                          January 1, 2001,
                                                          FMR Co., Inc. will
                                                          subadvise.)
-----------------------------------------------------------------------------
FIDELITY VARIABLE INSURANCE PRODUCTS FUND III (VIP III)

Growth & Income Portfolio  Seeks high total return        Fidelity Management
                           through a combination of       & Research Company
                           current income and capital     (subadvised by
                           appreciation by investing a    Fidelity Management
                           majority of assets in common   & Research (U.K.)
                           stocks with a focus on those   Inc. and Fidelity
                           that pay current dividends and Management &
                           show potential for capital     Research (Far East)
                           appreciation.                  Inc. and Fidelity
                                                          Investments Japan
                                                          Limited; beginning
                                                          January 1, 2001,
                                                          FMR Co., Inc. will
                                                          subadvise.)
-----------------------------------------------------------------------------
Mid Cap Portfolio          Seeks long-term growth of      Fidelity Management
                           capital by investing primarily & Research Company
                           in common stocks and at least  (subadvised by
                           65% of total assets in         Fidelity Management
                           securities of companies with   & Research (U.K.),
                           medium market capitalizations. Inc. and Fidelity
                                                          Management &
                                                          Research Far East
                                                          Inc.)
-----------------------------------------------------------------------------
GE INVESTMENTS FUNDS, INC.

Mid-Cap Value Equity Fund  Objective of providing long    GE Asset Management
                           term growth of capital by      Incorporated
                           investing primarily in common
                           stock and other equity
                           securities of companies that
                           the investment adviser
                           believes are undervalued by
                           the marketplace at the time of
                           purchase and that offer the
                           potential for above-average
                           growth of capital. Although
                           the current portfolio reflects
                           investments primarily within
                           the mid cap range, the Fund is
                           not restricted to investments
                           within any particular
                           capitalization and may in the
                           future invest a majority of
                           its assets in another
                           capitalization range.
-----------------------------------------------------------------------------

                                                             Adviser (and Sub-
                                                                Adviser, as
Subaccount Investing In         Investment Objective            applicable)
-------------------------------------------------------------------------------
Money Market Fund          Objective of providing highest   GE Asset Management
                           level of current income as is    Incorporated
                           consistent with high liquidity
                           and safety of principal by
                           investing in various types of
                           good quality money market
                           securities.
-------------------------------------------------------------------------------
Premier Growth Equity      Objective of providing long-     GE Asset Management
Fund                       term growth of capital as well   Incorporated
                           as future (rather than
                           current) income by investing
                           primarily in growth-oriented
                           equity securities.
-------------------------------------------------------------------------------
S&P 500 Index Fund(/1/)    Objective of providing capital   GE Asset Management
                           appreciation and accumulation    Incorporated
                           of income that corresponds to    (Subadvised by
                           the investment return of the     State Street Global
                           Standard & Poor's 500            Advisers)
                           Composite Stock Price Index
                           through investment in common
                           stocks comprising the Index.
-------------------------------------------------------------------------------
Small-Cap Value Equity     Objective of providing long-     GE Asset Management
Fund                       term growth of capital by        Incorporated
                           investing primarily in equity    (Subadvised by
                           securities of small cap          Palisade Capital
                           undervalued U.S. companies       Management, L.L.C.)
                           that have solid growth
                           prospects.
-------------------------------------------------------------------------------
U.S. Equity Fund           Objective of providing long-     GE Asset Management
                           term growth of capital through   Incorporated
                           investments primarily in
                           equity securities of U.S.
                           companies.
-------------------------------------------------------------------------------
Value Equity Fund          Objective of providing long-     GE Asset Management
                           term growth of capital and       Incorporated
                           future income. Pursues
                           investments in equity
                           securities of large
                           undervalued U.S. companies
                           that have solid growth
                           prospects.
-------------------------------------------------------------------------------
JANUS ASPEN SERIES

Aggressive Growth          Non-diversified portfolio        Janus Capital
Portfolio                  pursuing long- term growth of    Corporation
                           capital. Pursues this
                           objective by normally
                           investing at least 50% of its
                           assets in equity securities
                           issued by medium-sized
                           companies.
-------------------------------------------------------------------------------
Balanced Portfolio         Seeks long term growth of        Janus Capital
                           capital. Pursues this            Corporation
                           objective consistent with the
                           preservation of capital and
                           balanced by current income.
                           Normally invests 40-60% of its
                           assets in securities selected
                           primarily for their growth
                           potential and 40-60% of its
                           assets in securities selected
                           primarily for their income
                           potential.
-------------------------------------------------------------------------------

(/1/)"Standard & Poor's", "S&P", and "S&P 500" are trademarks of The McGraw-
     Hill Companies, Inc. and have been licensed for use by GE Asset Management Incorporated. The S&P 500 Index Fund is not sponsored, endorsed, sold or promoted by Standard & Poor's, and Standard and Poor's makes no representation or warranty, express or implied, regarding the advisability of investing in this Fund or the Contract.

                                                           Adviser (and Sub-
                                                               Adviser,
Subaccount Investing In         Investment Objective        as applicable)
----------------------------------------------------------------------------
Capital Appreciation       Non-diversified portfolio      Janus Capital
Portfolio                  pursuing long-term growth of   Corporation
                           capital. Pursues its objective
                           by investing primarily in
                           common stocks of companies of
                           any size.
----------------------------------------------------------------------------
Global Life Sciences       Invests primarily in equity    Janus Capital
Portfolio                  securities of U.S. and foreign Corporation
                           companies selected for their
                           growth potential. Normally
                           invests at least 65% of its
                           total assets in securities of
                           companies that the portfolio
                           manager believes have a life
                           science orientation.
----------------------------------------------------------------------------
Global Technology          Invests primarily in equity    Janus Capital
Portfolio                  securities of U.S. and foreign Corporation
                           companies selected for their
                           growth potential. Under normal
                           circumstances, it invests at
                           least 65% of its total assets
                           in securities of companies
                           that the portfolio manager
                           believes will benefit
                           significantly from advances or
                           improvements in technology.
----------------------------------------------------------------------------
Growth Portfolio           Seeks long-term capital growth Janus Capital
                           consistent with the            Corporation
                           preservation of capital and
                           pursues its objective by
                           investing in common stocks of
                           companies of any size.
                           Emphasizes larger, more
                           established issuers.
----------------------------------------------------------------------------
International Growth       Seeks long-term growth of      Janus Capital
Portfolio                  capital. Pursues this          Corporation
                           objective primarily through
                           investments in common stocks
                           of issuers located outside the
                           United States. The portfolio
                           normally invests at least 65%
                           of its total assets in
                           securities of issuers from at
                           least five different
                           countries, excluding the
                           United States.
----------------------------------------------------------------------------
Worldwide Growth           Seeks long-term capital growth Janus Capital
Portfolio                  in a manner consistent with    Corporation
                           the preservation of capital.
                           Pursues this objective by
                           investing in a diversified
                           portfolio of common stocks of
                           foreign and domestic issuers
                           of all sizes. Normally invests
                           in at least five different
                           countries including the United
                           States.
----------------------------------------------------------------------------
MFS VARIABLE INSURANCE
TRUST

MFS(R) Growth Series       Seeks to provide long-term     Massachusetts
                           growth of capital and future   Financial Services
                           income rather than current     Company ("MFS")
                           income.
----------------------------------------------------------------------------
MFS(R) Growth With Income  Seeks to provide reasonable    Massachusetts
Series                     current income and long-term   Financial Services
                           growth of capital and income.  Company ("MFS")
----------------------------------------------------------------------------
MFS(R) New Discovery       Seeks capital appreciation.    Massachusetts
Series                     Pursues this objective by      Financial Services
                           investing at least 65% of its  Company ("MFS")
                           total assets in equity
                           securities of emerging growth
                           companies.
----------------------------------------------------------------------------

                                                           Adviser (and Sub-
                                                               Adviser,
Subaccount Investing In         Investment Objective        as applicable)
----------------------------------------------------------------------------
MFS(R) Utilities Series    Seeks capital growth and       Massachusetts
                           current income. Purses this    Financial Services
                           objective by investing at      Company
                           least 65% of its total assets  ("MFS")
                           in equity and debt securities
                           of domestic and foreign
                           companies in the utilities
                           industry.
----------------------------------------------------------------------------
OPPENHEIMER VARIABLE
ACCOUNT FUNDS

Global Securities Fund/VA  Seeks long-term capital        OppenheimerFunds,
                           appreciation by investing a    Inc.
                           substantial portion of assets
                           in securities of foreign
                           issuers, "growth- type"
                           companies, cyclical industries
                           and special situations that
                           are considered to have
                           appreciation possibilities. It
                           invests mainly in common
                           stocks of U.S. and foreign
                           issuers.
----------------------------------------------------------------------------
Main Street Growth &       Seeks high total return, which OppenheimerFunds,
Income Fund/VA             includes growth in the value   Inc.
                           of its shares as well as
                           current income, from equity
                           and debt securities. The Fund
                           invests mainly in common
                           stocks of U.S. companies.
----------------------------------------------------------------------------
PIMCO VARIABLE INSURANCE
TRUST

Foreign Bond Portfolio     Non-diversified portfolio      Pacific Investment
                           seeking to maximize total      Management Company
                           return, consistent with
                           preservation of capital and
                           prudent investment management.
                           This fund primarily invests in
                           intermediate maturity hedged
                           foreign fixed income
                           securities.
----------------------------------------------------------------------------
High Yield Bond Portfolio  Seeks to maximize total        Pacific Investment
                           return, consistent with        Management Company
                           preservation of capital and
                           prudent investment management.
                           Primarily invests in higher
                           yielding fixed income
                           securities (also known as
                           "junk bonds.")
----------------------------------------------------------------------------
Long-Term U.S. Government  Seeks to maximize total        Pacific Investment
Bond Portfolio             return, consistent with the    Management Company
                           preservation of capital and
                           prudent investment management.
                           Primarily invests in long-
                           term maturity fixed income
                           securities.
----------------------------------------------------------------------------
Total Return Bond          Seeks to maximize total return Pacific Investment
Portfolio                  consistent with preservation   Management Company
                           of capital and prudent
                           investment management.
                           Primarily invests in
                           intermediate maturity fixed
                           income securities.
----------------------------------------------------------------------------
RYDEX VARIABLE TRUST

Rydex OTC Fund(/2/)        Non-diversified fund seeks to  Rydex Global
                           provide investment results     Advisors
                           that correspond to a benchmark
                           for over-the-counter
                           securities that invest
                           primarily in securities of
                           companies included in NASDAQ
                           100 Index(TM).
----------------------------------------------------------------------------

(/2/)THE NASDAQ 100 Index(TM) is an unmanaged index that is a widely recognized indicator of OTC Market performance.

We will purchase shares of the portfolios at net asset value and direct them to the appropriate Subaccounts of the Separate Account. We will redeem sufficient shares of the appropriate portfolios at net asset value to pay Death Benefits, surrender proceeds, withdrawals, to make income payments, or for other purposes described in the Contract. We automatically reinvest all dividend and capital gain distributions of the portfolios in shares of the distributing portfolios at their net asset value on the date of distribution. In other words, we do not pay portfolio dividends or portfolio distributions out to Owners as additional units, but instead reflect them in unit values.

Shares of the portfolios of the Funds are not sold directly to the general public. They are sold to the Company, and may be sold to other insurance companies that issue variable annuity and variable life insurance contracts. In addition, they may be sold to retirement plans.

When a Fund sells shares in any of its portfolios both to variable annuity and to variable life insurance separate accounts, it engages in mixed funding. When a Fund sells shares in any of its portfolios to separate accounts of unaffiliated life insurance companies, it engages in shared funding.

Each Fund may engage in mixed and shared funding. Therefore, due to differences in redemption rates or tax treatment, or other considerations, the interests of various shareholders participating in a Fund could conflict. A Fund's Board of Directors will monitor for the existence of any material conflicts, and determine what action, if any, should be taken. See the Prospectuses for the Funds.

We have entered into agreements with either the investment adviser or distributor of each of the Funds under which the adviser or distributor pays us a fee ordinarily based upon a percentage of the average aggregate amount we have invested on behalf of the Separate Account and other separate accounts. These percentages differ, and some investment advisers or distributors pay us a greater percentage than other advisers or distributors. These agreements reflect administrative services we provide. The amounts we receive under these agreements may be significant.

We will also receive Service Share fees from certain of the portfolios. These fees are deducted from portfolio assets, and are for the administrative services we provide to those portfolios. In addition, our affiliate, Capital Brokerage Corporation, the principal underwriter for the Contracts, will receive 12b-1 fees, deducted from certain portfolio assets for providing distribution and shareholder support services to some of the portfolios. Because the Service Share fees and 12b-1 fees are paid out of a portfolio's assets on an ongoing basis, over time they will increase the cost of an investment in portfolio shares.

CHANGES TO THE SEPARATE ACCOUNT AND THE SUBACCOUNTS

We reserve the right, within the law, to make additions, deletions and substitutions for the Funds and/or any portfolios within the Funds in which the Separate Account participates. We may substitute shares of other portfolios for shares already purchased, or to be purchased in the future, under the Contract. This substitution might occur if shares of a portfolio should no longer be available, or if investment in any portfolio's shares should become inappropriate, in the judgment of our management, for the purposes of the Contract. The new portfolios may have higher fees and charges than the ones they replaced, and not all portfolios may be available to all classes of Contracts. No substitution of the shares attributable to your Contract may take place without prior notice to you and before approval of the SEC, in accordance with the 1940 Act.

We also reserve the right to establish additional Subaccounts, each of which would invest in a separate portfolio of a Fund, or in shares of another investment company, with a specified investment objective. We may also eliminate one or more Subaccounts if, in our sole discretion, marketing, tax, or investment conditions warrant. We will not eliminate a Subaccount without prior notice to you and before approval of the SEC. Not all Subaccounts may be available to all classes of contracts.

If permitted by law, we may deregister the Separate Account under the 1940 Act in the event such registration is no longer required; manage the Separate Account under the direction of a committee or in any other form; or combine the Separate Account with other separate accounts of the Company. Further, to the extent permitted by applicable law, we may transfer the assets of the Separate Account to another separate account, and we may create new Separate Accounts.

The Guarantee Account

Due to certain exemptive and exclusionary provisions of the Federal securities laws, we have not registered interests in the Guarantee Account under the Securities Act of 1933 (the "1933 Act"), and we have not registered either the Guarantee Account or our General Account as an investment company under the 1940 Act. Accordingly, neither our Guarantee Account, nor our General Account is generally subject to regulation under the 1933 Act and the 1940 Act. Disclosures relating to the interests in the Guarantee Account, and the General Account, however, may be subject to certain generally applicable provisions of the Federal securities laws relating to the accuracy of statements made in a registration statement.

You may allocate some or all of your net purchase payments and transfer some or all of your Contract Value to the Guarantee Account. We credit the portion of the Contract Value allocated to the Guarantee Account with interest (as described below). Contract Value in the Guarantee Account is subject to some, but not all, of the charges we assess in connection with the Contract. See Charges and Other Deductions.

Each time you allocate net purchase payments or transfer Contract Value to the Guarantee Account, we establish an interest rate guarantee period. For each interest rate guarantee period, we guarantee an interest rate for a specified period of time.

We determine the interest rates in our sole discretion. The determination made will be influenced by, but not necessarily correspond to, interest rates available on fixed income investments which we may acquire with the amounts we receive as purchase payments or transfers of Contract Value under the Contracts. You will have no direct or indirect interest in these investments. We also will consider other factors in determining interest rates for a guarantee period including, but not limited to, regulatory and tax requirements, sales commissions, and administrative expenses borne by us, general economic trends, and competitive factors. Amounts you allocate to the Guarantee Account will not share in the investment performance of our General Account, or any portion thereof. We cannot predict or guarantee the level of interest rates in future guarantee periods. However, the interest rates for any interest rate guarantee period will be at least the guaranteed interest rate shown in your Contract.

We will notify you in writing at least 10 days prior to the expiration date of any interest rate guarantee period about the then currently available interest rate guarantee periods and the guaranteed interest rates applicable to such interest rate guarantee periods. A new one year interest rate guarantee period will commence automatically unless we receive written notice prior to the end of the 30 day period following the expiration of the interest rate guarantee period ("30 day window") of your election of a different interest rate guarantee period from among those being offered by us at that time, or instructions to transfer all or a portion of the remaining amount to one or more Subaccounts, subject to certain restrictions. (See Transfers Before the Annuity Commencement Date.) During the 30 day window, the allocation will accrue interest at the new interest rate guarantee period's interest rate.

We reserve the right to credit bonus interest on purchase payments allocated to a Guarantee Account participating in the Dollar-Cost Averaging Program. (This may not be available to all classes of Contracts.)

Charges and Other Deductions

All of the charges described in this section apply to Contract Value allocated to the Separate Account. Contract Value in the Guarantee Account is subject to all of the charges described in this section except for the mortality and expense risk charge and the administrative expense charge.

We will deduct the charges described below to cover our costs and expenses, services provided, and risks assumed under the Contracts. We incur certain costs and expenses for the distribution and administration of the Contracts and for providing the benefits payable thereunder. Our administrative services include:

 . processing applications for and issuing the Contracts;

 . maintaining records;

 . administering annuity payouts;

 . furnishing accounting and valuation services (including the calculation and monitoring of daily Subaccount values);

 . reconciling and depositing cash receipts;

 . providing Contract confirmations and periodic statements;

 . providing toll-free inquiry services; and

 . furnishing telephone and internet transaction services.

The risks we assume include:

 . the risk that the Death Benefit will be greater than the Surrender Value;

 . the risk that the actual life-span of persons receiving income payments under the Contract will exceed the assumptions reflected in our guaranteed rates (these rates are incorporated in the Contract and cannot be changed); and

 . the risk that our costs in providing the services will exceed our revenues from Contract charges (which cannot be changed by us).

The amount of a charge may not necessarily correspond to the costs associated with providing the services or benefits indicated by the designation of the charge. For example, the surrender charge we collect may not fully cover all of the sales and distribution expenses we actually incur. We also may realize a profit on one or more of the charges. We may use any such profits for any corporate purpose, including the payment of sales expenses.

TRANSACTION EXPENSES

Surrender Charge

We assess a surrender charge (except as described below) on withdrawals and surrenders of purchase payments. You pay this charge to compensate us for the losses we experience on Contract distribution costs.

We calculate the surrender charge separately for each purchase payment. For purposes of calculating this charge, we assume that you withdraw purchase payments on a first-in, first-out basis. We deduct the surrender charge proportionately from the Subaccounts. However, if there is no Contract Value in the Separate Account, we will deduct the charge from all monies in the Guarantee Account. The charge will be taken first from any six year interest guarantee periods to which you have allocated purchase payments and then from the one year interest rate guarantee periods on a first-in, first-out basis. The surrender charge is as follows:

      Number of Full and Partially            Surrender Charge as a Percentage
         Completed Years Since                     of the Surrendered or
    We Received the Purchase Payment             Withdrawn Purchase Payment
   --------------------------------------------------------------------------
                  Year                                   Percentage
                  ----                                   ----------
                   1                                         6%
                   2                                         6%
                   3                                         6%
                   4                                         6%
                   5                                         5%
                   6                                         4%
               7 or more                                     0%

We do not assess the surrender charge on surrenders:

 . of amounts representing gain (as defined below);

 . of free withdrawal amounts (as defined below);

 . if taken under Optional Payment Plan 1, Optional Payment Plan 2 (for a period of 5 or more years), Optional Payment Plan 3 (with a payment period of at least 5 years based on guaranteed interest), or Optional Payment Plan 5.

You may withdraw any gain in your Contract free of any surrender charge. We calculate gain in the Contract as: (a) plus (b) minus (c) minus (d), but not less than zero where:

(a) is the Contract Value on the Valuation Day we receive your withdrawal or surrender request;

(b) is the total of any withdrawals including surrender charges previously taken;

(c) is the total of purchase payments made; and

(d) is the total of any gain previously withdrawn.

In addition to any gain, you may withdraw an amount equal to 10% of your total purchase payments each Contract year without a surrender charge (the "free withdrawal amount"). The free withdrawal amount is not cumulative from Contract year to Contract year.

Further, we will waive the surrender charge if you annuitize under Optional Payment Plan 1 (Life Income with Period Certain), Optional Payment Plan 2 (Income for a Fixed Period) provided that you select a fixed period of 5 years or more, Optional Payment Plan 3 (Income of a Definite Amount) with a payment period of at least 5 years based on guaranteed interest, or Optional Payment Plan 5 (Joint Life and Survivor Income). See Optional Payment Plans.

DEDUCTIONS FROM THE SEPARATE ACCOUNT

We deduct from the Separate Account an amount, computed daily, at an annual rate of 1.45% (1.65% where either Annuitant was above age 70 at the Contract
Date) of the daily net asset value. The charge consists of an administrative expense charge at an effective annual rate of .15% and a mortality and expense risk charge at an effective annual rate of 1.30% (1.50% for Contracts where either Annuitant was above age 70 at the Contract Date). These deductions from the Separate Account are reflected in your Contract Value.

OTHER CHARGES

Charges for Optional Enhanced Death Benefit

We charge you for expenses related to the optional enhanced Death Benefit. At the beginning of each Contract year after the first, we deduct this charge against the average of the Contract Value at the beginning of the previous Contract year and the Contract Value at the end of the previous Contract year. At surrender, the charge is made against the average of the Contract Value at the beginning of the current Contract year and the Contract Value at surrender. The charge at surrender will be a pro rata portion of the annual charge. We currently charge 0.20% times the average Contract Value as described above. However, we reserve the right to charge an annual charge of 0.35% times the average Contract Value, as described above. We will allocate the annual charge among the Subaccounts in the same proportion that the Value in each Subaccount bears to the total Contract Value in all subaccounts at the time we make the charge. If the Guarantee Account is available under the Contract and the Contract Value in the Separate Account is not sufficient to cover the charge, we will deduct the charge first from the Contract Value in the Separate Account, if any, and then from the Guarantee Account.

Annual Contract Charge

We will deduct a charge of $30 annually from the Contract Value of each Contract to compensate us for certain administrative expenses incurred in connection with the Contracts. We will deduct the charge at each Contract anniversary and at surrender. We will waive this charge if your Contract Value at the time of deduction is more than $40,000.

We will allocate the annual contract charge among the Subaccounts in the same proportion that the Contract's Contract Value in each Subaccount bears to the total Contract Value in all Subaccounts at the time we make the charge. If there is insufficient Contract Value allocated to the Separate Account, we will deduct any remaining portion of the charge from the Guarantee Account proportionally from all monies in the Guarantee Account. Other allocation methods may be available upon request.

Deductions for Premium Taxes

We will deduct charges for any premium tax or other tax levied by any governmental entity from Contract Value when incurred or at another time of our choosing.

The applicable premium tax rates that states and other governmental entities impose on the purchase of an annuity are subject to change by legislation, by administrative interpretation or by judicial action. These premium taxes generally depend upon the law of your state of residence. The tax generally ranges from 0.0% to 3.0%.

Other Charges and Deductions

Each portfolio incurs certain fees and expenses. To pay for these charges, the Fund makes deductions from its assets. The deductions are described more fully in each Fund's Prospectus.

In addition, we reserve the right to impose a charge of up to $10 for transfers. This charge is at cost with no profit to us.

ADDITIONAL INFORMATION

We may reduce or eliminate the administrative expense and surrender charges described previously for any particular Contract. However, we will reduce these charges only to the extent that we anticipate lower distribution and/or administrative expenses, or that we perform fewer sales or administrative services than those originally contemplated in establishing the level of those charges. Lower distribution and administrative expenses may be the result of economies associated with (1) the use of mass enrollment procedures, (2) the performance of administrative or sales functions by the employer, (3) the use by an employer of automated techniques in submitting deposits or information related to deposits on behalf of its employees, or (4) any other circumstances which reduce distribution or administrative expenses. We will state the exact amount of administrative expense and surrender charges applicable to a particular Contract in that Contract.

We may also reduce charges and/or deductions for sales of the Contracts to registered representatives who sell the Contracts to the extent we realize savings of distribution and administrative expenses. Any such reduction in charges and/or deductions will be consistent with the standards we use in determining the reduction in charges and/or deductions for other group arrangements.

The Contract

The Contract is an individual flexible premium variable deferred annuity Contract. We describe your rights and benefits below and in the Contract. There may be differences in your Contract.

PURCHASE OF THE CONTRACT

If you wish to purchase a Contract, you must apply for it through an authorized sales representative. The sales representative will send your completed application to us, and we will decide whether to accept or reject it. If we accept your application, our legally authorized officers prepare and execute a Contract. We then send the Contract to you through your sales representative. See Distribution of the Contracts.

If we receive a completed application and all other information necessary for processing a purchase order, we will apply your initial purchase payment no later than two business days after we receive the order. While attempting to finish an incomplete application, we may hold your initial purchase payment for no more than five business days. If the incomplete application cannot be completed within those five days, we will inform you of the reasons, and will return your purchase payment immediately (unless you specifically authorize us to keep it until the application is complete). Once you complete your application, we must apply the initial purchase payment within two business days. We will apply any additional premium payments you make on the Valuation Day we receive them.

To apply for a Contract, you must be of legal age and eligible to participate in any of the qualified or non-qualified retirement plans for which we designed the Contracts. The Annuitant cannot be older than age 85, unless we approve a different age.

This Contract may be used with certain tax qualified retirement plans. The Contract includes attributes such as tax deferral on accumulated earnings. Qualified retirement plans provide their own tax deferral benefit; the purchase of this Contract does not provide additional tax deferral benefits beyond those provided in the qualified plan. Accordingly, if you are purchasing this Contract through a qualified plan, you should consider purchasing this Contract for its Death Benefit, income benefits and other non-tax-related benefits. Please consult a tax advisor for information specific to your circumstances in order to determine whether the Contract is an appropriate investment for you.

OWNERSHIP

As Owner, you have all rights under the Contract, subject to the rights of any irrevocable beneficiary. According to New York law, the assets of the Separate Account are held for the exclusive benefit of all Owners and their Designated Beneficiaries. Qualified Contracts may not be assigned or transferred except as permitted by the Employee Retirement Income Security Act (ERISA) of 1974 and upon written notification to us. We assume no responsibility for the validity or effect of any assignment. Consult your tax advisor about the tax consequences of an assignment.

If you name a Joint Owner in the application, we will treat the Joint Owners as having equal undivided interests in the Contract. All Owners must together exercise any ownership rights in this Contract.

PURCHASE PAYMENTS

You may make purchase payments at a frequency and in the amount you select, subject to certain limitations. You must obtain our approval before you make total purchase payments for an Annuitant age 79 or younger that exceed $2,000,000. If any Annuitant is age 80 or older at the time of payment, the total amount not subject to prior approval is $1,000,000. Payments may be made or, if stopped, resumed at any time until the Annuity Commencement Date, the surrender of the Contract, or the death of the Owner (or Joint Owner, if applicable), whichever comes first. We reserve the right to refuse to accept a purchase payment for any lawful reason.

The minimum initial purchase payment is $5,000 (or $2,000 if your Contract is an IRA Contract). We may accept a lower initial purchase payment in the case of certain group sales. Each additional purchase payment must be at least $500 for Non-Qualified Contracts ($200 in the case of certain bank drafts), $50 for IRA Contracts and $100 for other Qualified Contracts.

VALUATION DAY

We will value Accumulation and Annuity Units once daily as of the close of regular trading (currently 4:00 p.m., New York time) for each day the New York Stock Exchange is open except for days on which a Fund does not value its shares (Valuation Day). If a Valuation Period contains more than one day, the unit values will be the same for each day in the Valuation Period.

ALLOCATION OF PURCHASE PAYMENTS

We place net purchase payments into the Separate Account's Subaccounts, each of which invests in shares of a corresponding portfolio of the Funds, and/or the Guarantee Account, according to your instructions. You may allocate purchase payments to up to ten Subaccounts at any one time.

The percentage of any purchase payment which you can put into any one Subaccount or guarantee period must be a whole percentage and not less than $100. Upon allocation to the appropriate Subaccounts we convert net purchase payments into Accumulation Units. We determine the number of Accumulation Units credited by dividing the amount allocated to each Subaccount by the value of an Accumulation Unit for that Subaccount on the Valuation Day on which we receive any additional purchase payment at our Service Center if received before 4:00 p.m., New York time. If we receive the additional purchase payment at or after 4:00 p.m, New York time, we will use the Accumulation Unit value computed on the next Valuation Day. The number of Accumulation Units determined in this way is not changed by any subsequent change in the value of an Accumulation Unit. However, the dollar value of an Accumulation Unit will vary depending not only upon how well the portfolio's investments perform, but also upon the charges of the Separate Account and the fees and expenses of the portfolios.

You may change the allocation of subsequent purchase payments at any time, without charge, by sending us acceptable notice in writing or over the phone. The new allocation will apply to any purchase payments made after we receive notice of the change.

VALUATION OF ACCUMULATION UNITS

We value Accumulation Units for each Subaccount separately. Initially, we arbitrarily set the value of each Accumulation Unit at $10.00. Thereafter, the value of an Accumulation Unit in any Subaccount for a Valuation Period equals the value of an Accumulation Unit in that Subaccount as of the preceding Valuation Period multiplied by the net investment factor of that Subaccount for the current Valuation Period.

The net investment factor is an index used to measure the investment performance of a Subaccount from one Valuation Period to the next. The net investment factor for any Subaccount for any Valuation Period reflects the change in the net asset value per share of the portfolio held in the Subaccount from one Valuation Period to the next, adjusted for the daily deduction of the administrative expense and mortality and expense risk charges from assets in the Subaccount. If any "ex-dividend" date occurs during the Valuation Period, we take into account the per share amount of any dividend or capital gain distribution so that the unit value is not impacted. Also, if we need to reserve money for taxes, we take into account a per share charge or credit for any taxes reserved for which we determine to have resulted from the operations of the Subaccount.

Transfers

TRANSFERS BEFORE THE ANNUITY COMMENCEMENT DATE

Before the earliest of the surrender of the Contract, payment of any Death Benefit, and the Annuity Commencement Date, you may transfer all or a portion of your investment between and among the Subaccounts of the Separate Account and the Guarantee Account, subject to certain conditions. We process transfers among the Subaccounts of the Separate Account and between the Subaccounts and the Guarantee Account as of the end of the Valuation Period that we receive the transfer request at our Service Center. For this reason there may be limitations on multiple transfer request made at different times during the same Valuation Period involving the same Subaccount of the Separate Account or Guarantee Account. We may postpone transfers to, from or among the Subaccounts of the Separate Account, under certain circumstances. See Requesting Payments.

We restrict tranfers from any particular allocation of a Guarantee Account to a Subaccount. Unless you are participating in the dollar-cost averaging program (see Dollar-Cost Averaging), you may make such transfers only during the 30 day period beginning with the end of the preceding interest rate guarantee period applicable to that particular allocation. We also may limit the amount which may transfer to the Subaccounts. However, for any particular allocation to the Guarantee Account, the limited amount will not be less than any accured interest on that allocation plus 25% of the original amount of that allocation.

We may restrict certain transfers from the Subaccounts to the Guarantee Account. We reserve the right to prohibit or limit transfers from a Subaccount to the Guarantee Account during the six-month period following the transfer of any amount from the Guarantee Account to any Subaccount.

Currently, there is no other limit on the number of transfers between and among Subaccounts of the Separate Account and the Guarantee Account; however, we reserve the right to limit the number of transfers each calendar year to twelve or one transfer per month or, if it is necessary for the Contract to continue to be treated as an annuity contract by the Internal Revenue Service, a lower number. Currently, all transfers under the Contract are free. However, we reserve the right to assess a charge of up to $10 per transfer. The minimum transfer amount is $100 or the entire balance in the Subaccount or guarantee period if the transfer will leave a balance of less than $100.

Sometimes, we may not honor your transfer request. We may not honor your transfer request:

  (i) if any Subaccount that would be affected by the transfer is unable to purchase or redeem shares of the Fund in which the Subaccount invests;

(ii) if the transfer is a result of more than one trade involving the same Subaccount within a 30 day period; or

(iii) if the transfer would adversely affect Accumulation Unit values.

We also may not honor transfers made by third parties. (See Transfers by Third Parties.)

When thinking about a transfer of Contract Value, you should consider the inherent risk involved. Frequent transfers based on short-term expectations may increase the risk that you will make a transfer at an inopportune time.

TELEPHONE TRANSACTIONS

We permit certain telephone transactions (including transfers) as described in this Prospectus. We may be liable for losses resulting from unauthorized or fraudulent telephone transactions if we fail to employ reasonable procedures to confirm that the telephone instructions that we receive are genuine. Therefore, we will employ means to prevent unauthorized or fraudulent telephone requests, such as sending written confirmation, recording telephone requests, and/or requesting other identifying information. In addition, we will require written authorization before allowing you to make telephone transactions. We reserve the right to limit telephone transactions.

To request a telephone transaction, you should call our Annuity Customer Service Line at 1-800-352-9910. We will record all telephone transaction requests. We will execute transfer requests received before the close of regular trading on the New York Stock Exchange on a Valuation Day at that day's prices. We will execute requests received after that time on the next Valuation Day at that day's prices.

ON LINE TRANSFERS

We permit certain transactions to be performed through an electronic process using the Internet (including transfers). We may be liable for losses resulting from unauthorized or fraudulent electronic transactions if we fail to employ reasonable procedures to confirm that the electronic instructions that we receive are genuine. Therefore, we will employ means to prevent unauthorized or fraudulent electronic requests, such as sending written confirmation, retaining a record of electronic requests, and/or requesting other identifying information. Unless you notify us in writing not to authorize electronic transactions, such transactions also will be accepted on behalf of your behalf from your registered representative. We reserve the right to limit electronic transactions.

To request an electronic transaction, you should go to the Universal Resource Locator ("URL") established for such purposes, http://www.GEFinancialService.com. We will execute transfer requests received before the close of regular trading on the

New York Stock Exchange on a Valuation Day at that day's prices. We will execute requests received after that time on the next Valuation Day at that day's prices.

TRANSFERS BY THIRD PARTIES

As a general rule and as a convenience to you, we allow you to give third parties the right to effect transfers on your behalf. However, when the same third party makes transfers for many Owners, the result can be simultaneous transfers involving large amounts of Contract Value. Such transfers can disrupt the orderly management of the portfolios underlying the Contract, can result in higher costs to Owners, and are generally not compatible with the long-range goals of Owners. We believe that such simultaneous transfers effected by such third parties are not in the best interests of all shareholders of the Funds underlying the Contracts and the management of the Funds share this position. Therefore, as described in your Contract, we may limit or disallow transfers made by a third party.

DOLLAR-COST AVERAGING

The dollar-cost averaging program permits you to systematically transfer on a monthly or quarterly basis a set dollar amount from the Money Market Subaccount and/or the Guarantee Account to any combination of other Subaccounts (as long as the total number of Subaccounts used does not exceed the maximum number allowed under the Contract). The dollar-cost averaging method of investment is designed to reduce the risk of making purchases only when the price of units is high, but you should carefully consider your financial ability to continue the program over a long enough period of time to purchase Accumulation Units when their value is low as well as when it is high. Dollar-cost averaging does not assure a profit or protect against a loss.

You may participate in the dollar-cost averaging program by selecting the program on the application, completing a dollar-cost averaging agreement, or calling our Annuity Customer Service Line. To use the dollar-cost averaging program, you must transfer at least $100 from a Subaccount or an interest rate guarantee period with each transfer. Once elected, dollar-cost averaging remains in effect from the date we receive your request until the value of the Subaccount or the interest rate guarantee period from which transfers are being made is depleted, or until you cancel the program by written request or by telephone if we have your telephone authorization on file. The dollar-cost averaging program will start 30 days after we receive your instructions and purchase payment, unless you specify an earlier date.

With regard to dollar-cost averaging from the Guarantee Account, we reserve the right to determine the amount of each automatic transfer. We reserve the right to transfer any remaining portion of an allocation used for dollar-cost averaging to the Guarantee Account with a new guarantee period upon termination of the dollar-cost averaging program for that allocation.

There is no additional charge for dollar-cost averaging. We reserve the right to discontinue offering or to modify the dollar-cost averaging program at any time and for any reason. We reserve the right to prohibit simultaneous dollar-cost averaging and systematic withdrawals.

PORTFOLIO REBALANCING PROGRAM

Once you have allocated your money among the Subaccounts, the performance of each Subaccount may cause your allocation to shift. You may instruct us to automatically rebalance (on a quarterly, semi-annual or annual basis) your Contract Value among the Subaccounts to return to the percentages specified in your allocation instructions. The program does not include allocations to the Guarantee Account. You may elect to participate in the portfolio rebalancing program at any time by completing the portfolio rebalancing agreement. Your percentage allocations must be in whole percentages.

Subsequent changes to your percentage allocations may be made at any time by written or telephone instructions to the Service Center. Once elected, portfolio rebalancing remains in effect from the date we receive your written request until you instruct us to discontinue portfolio rebalancing. There is no additional charge for using portfolio rebalancing, and we do not consider a portfolio rebalancing transfer a transfer for purposes of assessing a transfer charge or calculating the maximum number of transfers permitted in a calendar year. We reserve the right to discontinue offering or to modify the portfolio rebalancing program at any time and for any reason. We also reserve the right to exclude Subaccounts from portfolio rebalancing. Portfolio rebalancing does not guarantee a profit or protect against a loss.

GUARANTEE ACCOUNT INTEREST SWEEP PROGRAM

Before the Annuity Commencement Date, you may instruct us to transfer interest earned on your Contract Value in the Guarantee Account to the Subaccounts to which you are allocating purchase payments, in accordance with the allocation instructions in effect on the date of the transfer. You must specify the frequency of the transfers (either quarterly, semi-annually, or annually).

The minimum Contract Value in the Guarantee Account required to elect this option is $1,000, but may be reduced at our discretion. The transfers under this program will take place on the last calendar day of each period.

You may participate in the interest sweep program at the same time you participate in either the dollar-cost averaging program or the portfolio rebalancing program. If any interest sweep transfer is scheduled for the same day as a portfolio rebalancing transfer, the interest sweep transfer will be processed first.

We limit the amount you may transfer from the Guarantee Account to the Subaccounts for any particular allocation to the Guarantee Account. See Transfers Before the Annuity Commencement Date. We will not process an interest sweep transfer if that transfer would exceed the amount permitted to be transferred.

You may cancel your participation in the interest sweep program at any time by writing our Service Center or by calling our Annuity Customer Service Line. We will cancel your participation in the program if your Contract Value in the Guarantee Account is less than $1,000 or such a lower amount as we may determine. There is no additional charge for the interest sweep program. We do not consider interest sweep transfers a transfer for purposes of assessing a transfer charge or calculating the maximum number of transfers permitted in a calendar year.

Surrenders and Withdrawals

SURRENDERS AND WITHDRAWALS

Subject to the rules discussed below, we will allow the surrender of the Contract or a withdrawal of a portion of the Contract Value at any time before the Annuity Commencement Date upon your written request.

We will not permit a withdrawal that is less than $1,000 or that reduces Contract Value to less than $5,000. If your withdrawal request would reduce Contract Value to less than $5,000, we will surrender only that amount of Contract Value that would reduce the remaining Contract Value to $5,000 and deduct any surrender charge from the amount you withdrew. Different limits and other restrictions may apply to qualified retirement plans.

The amount payable on surrender of the Contract is the Surrender Value at the end of the Valuation Period during which we receive the request. The Surrender Value equals the Contract Value (after deduction of any applicable optional benefit charges and annual contract charge) on the Valuation Day we receive a request for surrender less any applicable surrender charge and any applicable premium tax charge. We may pay the Surrender Value in a lump sum or under one of the optional payment plans specified in the Contract, based on your instructions.

You may indicate, in writing or by calling our Annuity Customer Service Line, from which Subaccounts or guarantee periods we are to take your withdrawal. If you do not so specify, we will deduct the amount of the withdrawal first from the Subaccounts of the Separate Account on a pro-rata basis, in proportion to the Contract Value in the Separate Account. We then will deduct any remaining amount from the Guarantee Account. We will take deductions from the Guarantee Account from the amounts (including any interest credited to such amounts) which have been in the Guarantee Account for the longest period of time.

Please remember that a withdrawal may reduce the Death Benefit by the proportion that the withdrawal (including any applicable surrender charge and any premium tax) reduced Contract Value, depending on the amount of the withdrawal and the applicable Death Benefit. See The Death Benefit.

SYSTEMATIC WITHDRAWALS

You may elect in writing on our form to take systematic withdrawals of a specified dollar amount (in equal installments of at least $100) on a monthly, quarterly, semi-annual or annual basis. Payments can begin at any time after 30 days from the Contract Date unless we allow an earlier date. Your systematic withdrawals in a Contract year may not exceed the amount which is not subject to a surrender charge. You may provide specific instructions as to how we are to take the systematic withdrawals. If you have not provided specific instructions, or if your specific instructions cannot be carried out, we will process the withdrawals by first taking on a pro-rata basis Accumulation Units from all of the Subaccounts in which you have an interest. To the extent that your Contract Value in the Separate Account is not sufficient to accomplish the withdrawal, we will take any Contract Value you have in the Guarantee Account to accomplish the withdrawal.

After your systematic withdrawals begin, you may change the frequency and/or amount of your payments, subject to the following:

 . you may request only one such change in a calendar quarter; and

 . if you did not elect the maximum amount you could withdraw under this program at the time you elected the current series of systematic withdrawals, then you may increase the remaining payments up to the maximum amount.

A systematic withdrawal program will terminate automatically when a systematic withdrawal would cause the remaining Contract Value to be less than $5,000. If a systematic withdrawal would cause the Contract Value to be less than $5,000, then we will not process that systematic withdrawal transaction. If any of your systematic withdrawals would be or becomes less than $100, we reserve the right to reduce the frequency of payments to an interval that would result in each payment being at least $100. You may discontinue systematic withdrawals at any time by notifying us in writing at our Service Center or by telephone.

When you consider systematic withdrawals, please remember that each systematic withdrawal is subject to Federal income taxes on any portion considered gain for tax purposes. In addition, you may be assessed a 10% Federal penalty tax on systematic withdrawals if you are under age 59 1/2 at the time of the withdrawal.

Both withdrawals at your specific request and withdrawals under a systematic withdrawal program will count toward the limit of the amount that you may withdraw in any Contract year free under the free withdrawal privilege.

We reserve the right to prohibit simultaneous systematic withdrawals and dollar-cost averaging. We also reserve the right to discontinue systematic withdrawals upon 30 days written notice to Owners.

The Death Benefit

DEATH BENEFIT AT DEATH OF ANY ANNUITANT BEFORE ANNUITY COMMENCEMENT DATE

If any Annuitant dies before income payments begin, regardless of whether the Annuitant is also an Owner or Joint Owner of the Contract, the amount of proceeds available is the Death Benefit. Upon receipt of due proof of an Annuitant's death (generally, due proof is a certified copy of the death certificate or a certified copy of the decree of a court of competent jurisdiction as to the finding of death), we will calculate the Death Benefit. We will treat the Death Benefit in accordance with your instructions, subject to distribution rules and termination of contract provisions described elsewhere. Until we receive instructions, the calculated Death Benefit will remain allocated to the Subaccounts and/or the Guarantee Account proportionally according to your last instructions. Accordingly, the Death Benefit proceeds may fluctuate with the investment performance of the Subaccounts selected. You should note that if Account Value decreases after the Annuitant's death there may be situations in which your Death Benefit proceeds maybe less than the purchase payments you have made.

The Death Benefit varies based on the age of the Annuitant at issue. If the Annuitant is, or both the Annuitant and the Joint Annuitant are, age 80 or younger at issue, the Death Benefit equals the greatest of:
(a) the Contract Value as of the date we receive due proof of death of any Annuitant;
(b) the sum of (1) minus (2) plus (3), where
  (1) is the greatest Contract Value as of any Contract anniversary up to and including the Contract anniversary next following or coincident with the 80th birthday of the older of any Annuitant;
  (2) is the Contract Value on the date of death; and
  (3) is the Contract Value on the date we receive due proof of death; and
(c) purchase payments less any withdrawals.
Withdrawals reduce the sum calculated under (b) proportionately by the same percentage that the withdrawal reduces your Contract Value.
If any Annuitant is older than age 80 at issue, the Death Benefit is equal to the greatest of:
(a) the Contract Value as of the date we receive due proof of death of any Annuitant;
(b) the sum of (1) minus (2) plus (3), where:
  (1) is the greatest Contract Value as of any Contract anniversary up to and including the Contract anniversary next following or coincident with the 85th birthday of the older of any Annuitant; and
  (2) is the Contract Value on the date of death; and
  (3) is the Contract Value on the date we receive due proof of death; and
(c) purchase payments less any withdrawals.
Withdrawals reduce the sum calculated under (b) proportionally by the same percentage that the withdrawal reduces Contract Value.

Example: Assuming an Owner: (i) purchases a Contract for $100,000; (ii) makes no additional purchase payments and no withdrawals; (iii) is not subject to premium taxes; (iv) the Annuitant's age is 75 on the Contract Date; and (v) we receive due proof of death on the date of death then:

      End of              Annuitant's                       Contract                        Death
       Year                   Age                            Value                         Benefit
     ----------------------------------------------------------------------------------------------
         1                     76                           $103,000                       $103,000
         2                     77                            112,000                        112,000
         3                     78                             90,000                        112,000
         4                     79                            135,000                        135,000
         5                     80                            130,000                        135,000
         6                     81                            150,000                        150,000
         7                     82                            125,000                        135,000
         8                     83                            145,000                        145,000

The purpose of this example is to show how the Death Benefit works based on purely hypothetical values and is not intended to depict investment performance of the Contract.

Withdrawals may reduce the Death Benefit by the proportion that the withdrawal (including any surrender charge and premium tax) reduced Contract Value. For example:

                           Purchase                         Contract                          Death
       Date                Payment                           Value                           Benefit
     -----------------------------------------------------------------------------------------------
      3/31/00               $5,000                          $ 5,000                          $ 5,000
      3/31/01                  --                           $10,000                          $10,000
      3/31/02                  --                           $ 7,000                          $10,000

If a withdrawal of $3,500 is made on March 31, 2002, the Death Benefit immediately after the withdrawal will be $5,000 ($10,000 to $5,000) since the Contract Value is reduced 50% by the withdrawal ($7,000 to $3,500). This example assumes that: (i) death occurs on March 31, 2002; (ii) due proof of death was provided on March 31, 2002; (iii) no other withdrawals occurred; (iv) the Annuitant and any Joint Annuitant were both younger than age 80 at issue;
(v) no surrender charge applies; and (vi) no premium tax applies to the withdrawal. This example is based on purely hypothetical values and is not intended to depict investment performance of the Contract.

OPTIONAL ENHANCED DEATH BENEFIT

The optional enhanced Death Benefit (which may be referred to as "GE Earnings ProtectorSM" in our marketing materials) adds an extra feature and coordinates with your Death Benefit.

The optional enhanced Death Benefit varies based on the age of the Annuitant at issue. However, your optional enhanced Death Benefit will never be less than zero.

If the Annuitant is, or if there is a Joint Annuitant, both the Annuitant and Joint Annuitant are, age 70 or younger at issue, the optional enhanced Death Benefit is equal to 40% of (a) minus (b), where:

(a) is the Contract Value as of the date of death; and

(b) is the sum of purchase payments paid and not previously withdrawn.

The optional enhanced Death Benefit cannot exceed 70% of purchase payments paid as adjusted for withdrawals.

If the Annuitant or the Joint Annuitant, if applicable, is older than age 70 at issue, the optional enhanced Death Benefit is equal to 25% of (a) minus (b), where:

(a) is the Contract Value as of the date of death; and

(b) is the sum of purchase payments paid and not previously withdrawn.

The optional enhanced Death Benefit cannot exceed 40% of purchase payments paid as adjusted for withdrawals.

Under both age scenarios listed above, withdrawals or partial surrenders are taken first from gain. For purposes of this benefit, gain is calculated as (a) plus (b) minus (c) minus (d), but not less than zero where:

(a) is the Contract Value on the date we receive your withdrawal request:

(b) is the total of any withdrawals or surrenders, excluding surrender charges, previously taken;

(c) is the total of purchase payments paid; and

(d) is the total of any gain previously withdrawn.

You may only elect the optional enhanced Death Benefit when you apply for a Contract. Once elected, the benefit will remain in effect while your Contract is in force until Income Payments begin. This benefit cannot otherwise be terminated.

We charge you an additional amount for the optional enhanced Death Benefit. Currently this amount is .20% times the average Contract Value at the beginning of the previous Contract year and at the end of the previous Contract year. We guarantee that this charge will not exceed .35% times the average Contract Value, as described above. See Charges for the Optional Enhanced Death Benefit.

The optional enhanced Death Benefit may not be available in all states or markets. In addition, to be eligible for this rider, the Annuitant or Joint Annuitant, if applicable, cannot be older than age 75 at the time of issue unless we approve a different age.

The purpose of the following example is to show how the optional enhanced Death Benefit works based on purely hypothetical values and is not intended to depict investment performance of the Policy. This example assumes a Contract is purchased with an Annuitant age 65 at the time of issue. No withdrawals are made prior to the death of the Annuitant.

            Purchase       Contract                      Death        Optional Enhanced
 Date       Payment         Value          Gain         Benefit         Death Benefit
---------------------------------------------------------------------------------------
8/01/00     100,000        100,000              0       100,000                 0
8/01/15                    300,000        200,000       300,000            70,000

If the Annuitant's death and notification of the death occurs on 8/01/15, the optional enhanced Death Benefit will equal $70,000. This amount is determined by multiplying the "gain" ($200,000) by 40%, which results in an amount of $80,000. However, since the optional enhanced Death Benefit cannot exceed 70% of the premiums paid ($100,000), the payment in this scenario will be $70,000.

There are important things you should consider before you purchase the optional enhanced Death Benefit. These include:

 . The optional enhanced Death Benefit does not guarantee that any amounts under the rider will become payable at death. Market declines resulting in your Contract Value being less than your purchase payments made and not previously withdrawn may result in no enhanced Death Benefit being payable.

 . Once you purchase the optional enhanced Death Benefit, you cannot cancel it.
  This means that even if the investment performance of the portfolios is such that as would result in a Death Benefit that is sufficient to meet your needs, we still will assess the optional enhanced Death Benefit charges.

 . Please take advantage of the guidance of a qualified financial adviser in evaluating the optional enhanced Death Benefit option, as well as other aspects of the Contract.

DEATH OF AN OWNER OR JOINT OWNER BEFORE THE ANNUITY COMMENCEMENT DATE

General: In certain circumstances, Federal tax law requires that distributions be made under this Contract upon the first death of:

 . an Owner or Joint Owner, or

 . the Annuitant or Joint Annuitant if any Owner is a non-natural entity (such as a trust or corporation).

The discussion below describes the methods available for distributing the value of the Contract upon death.

Designated Beneficiary: At the death of any Owner (or any Annuitant, if any Owner is a non-natural entity), the person or entity first listed below who is alive or in existence on the date of that death will become the Designated
Beneficiary:

(1) Owner or Joint Owners;

(2) Primary Beneficiary;

(3) Contingent Beneficiary; or

(4) Owner's estate.

We then will treat the Designated Beneficiary as the sole Owner of the Contract. If there is more than one Designated Beneficiary, we will treat each one separately in applying the tax law's rules described below.

Distribution Rules: The distributions required by Federal tax law differ depending on whether the Designated Beneficiary is the spouse of the deceased Owner (or of the Annuitant, if the Contract is owned by a non-natural entity).

 . Spouses -- If the Designated Beneficiary is the surviving spouse of the deceased person, we will continue the Contract in force with the surviving spouse as the new Owner. If the deceased person was an Annuitant, the surviving spouse will automatically become the new sole Annuitant. Any Joint Annuitant will be removed from the Contract. At the death of the surviving spouse, this provision may not be used again, even if the surviving spouse remarries. In that case, the rules for non-spouses will apply. The Contract Value on the date we receive due proof of death of the Annuitant will be set equal to the Death Benefit, including any optional enhanced Death Benefit on that date. Any increase in the Contract Value will be allocated to the Subaccounts using the purchase payment allocation in effect at that time. Any Death Benefit payable subsequently (at the death of the new Annuitant) will be calculated as if the spouse had purchased a Contract for the new Contract Value on the date we received due proof of death. It will be based on the new Annuitant's age of the Contract Date, rather than the age of the previously deceased Annuitant. All other provisions, including any surrender charges, will continue as if your spouse had purchased the Contract on the original Contract Date.

 . Non-Spouses -- If the Designated Beneficiary is not the surviving spouse of the deceased person, this Contract cannot be continued in force indefinitely. Instead, upon the death of any Owner (or any Annuitant, if any Owner is a non-natural entity), payments must be made to (or for the benefit of) the Designated Beneficiary under one of the following payment choices:

 (1) Receive the Surrender Value in one lump sum payment upon receipt of due proof of death.

 (2) Receive the Surrender Value at any time during the five year period following the date of death. At the end of the five year period, we will pay in a lump sum payment any Surrender Value still remaining.

 (3) Apply the Surrender Value to provide a monthly income benefit under Optional Payment Plan 1 or 2. The first monthly income benefit payment must be made no later than one year after the date of death. Also, the monthly income benefit payment period must be either the lifetime of the Designated Beneficiary or a period not exceeding the Designated Beneficiary's life expectancy.

If the Designated Beneficiary makes no choice within 30 days following receipt of due proof of death, we will use payment choice 2 (payment of the entire Surrender Value of the Contract within 5 years of the date of death). Due proof of death must be provided within 90 days of the date of death. We will not accept any purchase payments after the non-spouse's death. If the Designated Beneficiary dies before we distributed the entire Surrender Value, we will pay in a lump sum any Surrender Value still remaining to the person named by the Designated Beneficiary. If no person is so named, we will pay the Designated Beneficiary's estate.

Under payment choices 1 or 2, the Contract will terminate upon payment of the entire Surrender Value. Under payment choice 3, this Contract will terminate when we apply the Surrender Value to provide a Monthly Income Benefit.

Amount of the proceeds: The proceeds we pay will vary, in part, based on the person who dies. We show the amount of proceeds below.

         Person Who Died            Proceeds Paid
         ------------------------------------------
         Owner or Joint Owner       Surrender Value
         (who is not an Annuitant)
         ------------------------------------------
         Owner or Joint Owner       Death Benefit
         (who is an Annuitant)
         ------------------------------------------
         Annuitant                  Death Benefit

Upon receipt of due proof of death, the Designated Beneficiary will instruct us how to treat the proceeds subject to the distribution rules discussed above.

DEATH OF OWNER, JOINT OWNER, OR ANNUITANT AFTER INCOME PAYMENTS BEGIN

After the Annuity Commencement Date (including after income payments begin), if an Owner, Joint Owner, Annuitant or Designated Beneficiary dies while the Contract is in force, payments that are already being made under the Contract will be made at least as rapidly as under the method of distribution in effect at the time of such death, notwithstanding any other provision in the Contract.

Income Payments

When you apply for a Contract, you may select any Annuity Commencement Date permitted by law; however, this date can not be any later than the Contract anniversary following the younger Annuitant's 90th birthday, unless we approve otherwise. You may change the Annuity Commencement Date to any date at least ten years after the date of the last purchase payment; however, the Annuity Commencement Date cannot be a date later than the Contract anniversary following the Annuitant's, or if there are joint Annuitant's, the younger Annuitant's 90th birthday, unless we approve a later date. To make a change, send written notice to our Service Center before the Annuity Commencement Date then in effect. If you change the Annuity Commencement Date, Annuity Commencement Date will then mean the new Annuity Commencement Date you selected. (Please note the following exception: Contracts issued under qualified retirement plans provide for income payments to start at the date and under the option specified in the plan.)

We will pay a monthly income benefit to the Owner beginning on the Annuity Commencement Date if the Annuitant is still living. We will pay the monthly income benefit in the form of "Life Income with 10 Years Certain (automatic payment plan)" variable income payments, using the gender and settlement age of the Annuitant instead of the payee, unless you make another election. As described in your Contract, the settlement age may be less than the Annuitant's age. This means that payments may be lower than they would have been without the adjustment. You may also choose to receive the Annuity Commencement Value (that is, the Surrender Value of your Contract on the date immediately preceding the Annuity Commencement Date) in one lump sum (in which case we will cancel the Contract).

Under the Life Income with 10 Years Certain plan, if the Annuitant lives longer than ten years, payments will continue for his or her life. If the Annuitant dies before the end of ten years, we will discount the remaining payments for the ten-year period at the same rate used to calculate the monthly income payment. If the remaining payments are variable income payments, we will assume the amount of each payment that we discount equals the payment amount on the date we receive due proof of death. We will pay this discounted amount in one sum.

The Contract also provides optional forms of annuity payments, each of which is payable on a fixed basis. Optional Payment Plans 1 and 5 also are available on a variable basis. The Contract provides that all or part of the Contract Value may be used to purchase an annuity.

If you elect fixed income payments, the guaranteed amount payable will be computed using interest at 3% compounded yearly. We may increase the interest rate, which will increase the amount we pay to you or the payee.

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If you elect variable income payments, your income payments, after the first payment, will reflect the investment experience of the Subaccounts to which you allocated Contract Value.

We will make annuity payments monthly unless you elect quarterly, semi-annual or annual installments. Under the monthly income benefit and all of the optional payment plans, if any payment made more frequently than annually would be or becomes less than $20, we reserve the right to reduce the frequency of payments to an interval that would result in each payment being at least $20. If the annual payment payable at maturity is less than $20, we will pay the Annuity Commencement Value in a lump sum. Upon making such a payment, we will have no future obligation under the Contract. Following are explanations of the optional payment plans available.

OPTIONAL PAYMENT PLANS

Plan 1 -- Life Income with Period Certain. This option guarantees periodic payments during a designated period. If the payee lives longer than the minimum period, payments will continue for his or her life. The minimum period can be 10, 15, or 20 years. The payee selects the designated period. If the payee dies during the minimum period, we will discount the amount of the remaining guaranteed payments at the same rate used in calculating income payments. We will pay the discounted amount in one sum to the payee's estate unless otherwise provided. Discounted means we will deduct the amount of interest each remaining payment would have earned had it not been paid out early.

Plan 2 -- Income for a Fixed Period. This option provides for periodic payments to be made for a fixed period not longer than 30 years. Payments can be annual, semi-annual, quarterly, or monthly. If the payee dies, we will discount the amount of the remaining guaranteed payments to the date of the payee's death at the same rate used in calculating income payments. We will pay the discounted amount in one sum to the payee's estate unless otherwise provided.

Plan 3 -- Income of a Definite Amount. This option provides periodic payments of a definite amount to be paid. Payments can be annual, semi-annual, quarterly, or monthly. The amount paid each year must be at least $120 for each $1,000 of proceeds. Payments will continue until the proceeds are exhausted. The last payment will equal the amount of any unpaid proceeds. If the payee dies, we will pay the amount of the remaining proceeds with earned interest in one sum to the payee's estate unless otherwise provided.

Plan 4 -- Interest Income. This option provides for periodic payments of interest earned from the proceeds left with us. Payments can be annual, semi-annual, quarterly, or monthly. If the payee dies, we will pay the amount of remaining proceeds

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and any earned but unpaid interest in one sum to the payee's estate unless otherwise provided. This plan is not available under Qualified Contracts.

Plan 5 -- Joint Life and Survivor Income. This option provides for us to make monthly payments to two payees for a guaranteed minimum of 10 years. Each payee must be at least 35 years old when payments begin. Payments will continue as long as either payee is living. If both payees die before the end of the minimum period, we will discount the amount of the remaining payments for the 10-year period at the same rate used in calculating income payments. We will pay the discounted amount in one sum to the survivor's estate unless otherwise provided.

If the payee is not a natural person, our consent must be obtained before selecting an optional payment plan.

Before the Annuity Commencement Date, you may change:

 . your Annuity Commencement Date to any date at least ten years after your last purchase payment (however, the Annuity Commencement Date cannot be a date later than the Contract anniversary following the younger Annuitant's 90th birthday, unless we approve a later date):

 . your optional payment plan;

 . the allocation of your investment among the Subaccounts; and

 . the Owner, Joint Owner, primary beneficiary, and contingent beneficiary upon written notice to the Service Center if you reserved this right and the Annuitant is living.

We must receive your request for a change in a form satisfactory to us. The change will take effect as of the date you sign the request. The change will be subject to any payment made before we recorded the change.

Fixed Income Payments, if selected, will begin on the date we receive due proof of the Annuitant's death, on surrender, or on the Contract's Annuity Commencement Date. Variable income payments will begin within seven days after the date payments would begin under the corresponding fixed option. Payments under Optional Payment Plan 4 (Interest Income) will begin at the end of the first interest period after the date proceeds are otherwise payable.

VARIABLE INCOME PAYMENTS

We will determine your variable income payments using:

1. The annuity commencement value;

2. The annuity tables contained in the Contract including the settlement age table;

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3. The optional payment plan selected; and

4. The investment performance of the Subaccounts selected.

To determine the amount of payment, we make this calculation:

1. First, we determine the dollar amount of the first income payment; then

2. we allocate that amount to the Subaccounts according to your instructions;
   then

3. we determine the number of Annuity Units for each Subaccount by dividing the amount allocated by the Annuity Unit Value seven days before the income payment is due; and finally

4. we calculate the value of the Annuity Units for each Subaccount seven days before the income payment is due for each income payment thereafter.

To calculate your first variable income payment, we need to make an assumption regarding the investment performance of the Subaccounts you select. We call this your assumed investment rate. This rate is simply the total return, after expenses, you need to earn to keep your variable income payments level. We assume an effective annual rate of 3%. This means that if the annualized investment performance, after expenses, of your Subaccounts is less than 3%, then the dollar amount of your variable income payments will decrease. Conversely, if the annualized investment performance, after expenses, of your Subaccounts is greater than 3%, then the dollar amount of your income payments will increase.

TRANSFERS AFTER THE ANNUITY COMMENCEMENT DATE

If we are making variable income payments, the payee may change the Subaccounts from which we are making the payments three times each calendar year. The transfer will be effective as of the end of the Valuation Period during which we receive written request at our Service Center. However, we reserve the right to limit the number of transfers if necessary for the Contract to continue to be treated as an annuity under the Code. We also reserve the right to refuse to execute any transfer if any of the Subaccounts that would be affected by the transfer is unable to purchase or redeem shares of the Fund in which the Subaccount invests. If the number of Annuity Units remaining in a Subaccount after a transfer is less than 1, we will transfer the remaining balance in addition to the amount requested for the transfer. We will not transfer into any Subaccount unless the number of Annuity Units of that Subaccount after the transfer is at least 1.

We do not permit transfers between the Subaccounts and the Guarantee Account after the Annuity Commencement Date.

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Federal Tax Matters

INTRODUCTION

This part of the Prospectus discusses the Federal income tax treatment of the Contract. The Federal income tax treatment of the Contract is complex and sometimes uncertain. The Federal income tax rules may vary with your particular circumstances. This discussion does not address all of the Federal income tax rules that may affect you and your Contract. This discussion also does not address other Federal tax consequences, or state or local tax consequences, associated with a Contract. As a result, you should always consult a tax advisor about the application of tax rules to your individual situation.

TAXATION OF NON-QUALIFIED CONTRACTS

This part of the discussion describes some of the Federal income tax rules applicable to Non-Qualified Contracts. A Non-Qualified Contract is a Contract not issued in connection with a qualified retirement plan receiving special tax treatment under the Code, such as an individual retirement annuity or a section 401(k) plan.

Tax Deferral On Earnings. The Federal income tax law does not tax any increase in an Owner's Contract Value until there is a distribution from the Contract. However, certain requirements must be satisfied in order for this general rule to apply, including:

 . An individual must own the Contract (or the tax law must treat the Contract as owned by an individual);

 . The investments of the Separate Account must be "adequately diversified" in accordance with Internal Revenue Service ("IRS") regulations;

 . The Owner's right to choose particular investments for a Contract must be limited; and

 . The Contract's Annuity Commencement Date must not occur near the end of the Annuitant's life expectancy.

This part of the Prospectus discusses each of these requirements.

Contracts not owned by an individual -- no tax deferral and loss of interest deduction: As a general rule, the Code does not treat a Contract that is owned by an entity (rather than an individual) as an annuity contract for Federal income tax purposes. The entity owning the Contract pays tax currently on the excess of the Contract Value over the purchase payments paid for the Contract. Contracts issued to a corporation or a trust are examples of Contracts where the Owner pays current tax on the Contract's earnings.

There are several exceptions to this rule. For example, the Code treats a Contract as owned by an individual if the nominal owner is a trust or other entity that holds the Contract as an agent for an individual. However, this exception does not apply in the

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

case of any employer that owns a Contract to provide deferred compensation for its employees.

In the case of a Contract issued after June 8, 1997 to a taxpayer that is not an individual, or a Contract held for the benefit of an entity, the entity will lose its deduction for a portion of its otherwise deductible interest expenses. This disallowance does not apply if the Owner pays tax on the annual increase in the Contract Value. Entities that are considering purchasing the Contract, or entities that will benefit from someone else's ownership of a Contract, should consult a tax advisor.

Investments in the Separate Account must be diversified: For a Contract to be treated as an annuity contract for Federal income tax purposes, the investments of a separate account such as the Separate Account must be "adequately diversified." The IRS has issued regulations that prescribe standards for determining whether the investments of the Separate Account are adequately diversified. If the Separate Account fails to comply with these diversification standards, the Owner could be required to pay tax currently on the excess of the Contract Value over the purchase payments paid for the Contract.

Although we do not control the investments of all of the Funds (we only indirectly control those of GE Investments Funds, Inc., through an affiliated company), we expect that the Funds will comply with the IRS regulations so that the Separate Account will be considered "adequately diversified."

Restrictions on the extent to which an Owner can direct the investment of Contract Values: Federal income tax law limits the Owner's right to choose particular investments for the Contract. The U.S. Treasury Department stated in 1986 that it expected to issue guidance clarifying those limits, but it has not yet done so. Thus, the nature of the limits is currently uncertain. As a result, an Owner's right to allocate Contract Values among the portfolios may exceed those limits. If so, the Owner would be treated as the owner of the assets of the Separate Account and thus subject to current taxation on the income and gains from those assets.

We do not know what limits the Treasury Department may set forth in any guidance that the Treasury Department may issue or whether any such limits will apply to existing Contracts. We therefore reserve the right to modify the Contract without the Owners' consent to attempt to prevent the tax law from considering the Owners as the owners of the assets of the Separate Account.

Age at which annuity payouts must begin: Federal income tax rules do not expressly identify a particular age by which annuity payouts must begin. However, those rules do require that an annuity contract provide for amortization, through annuity payouts,

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

of the contract's premiums paid and earnings. If annuity payouts under the Contract begin or are scheduled to begin on a date past the Annuitant's 85th birthday, it is possible that the tax law will not treat the Contract as an annuity contract for Federal income tax purposes. In that event, the Owner would be currently taxable on the excess of the Contract Value over the purchase payments paid for the Contract.

No Guarantees Regarding Tax Treatment: We make no guarantees regarding the tax treatment of any Contract or of any transaction involving a Contract. However, the remainder of this discussion assumes that your Contract will be treated as an annuity contract for Federal income tax purposes and that the tax law will not impose tax on any increase in your Contract Value until there is a distribution from your Contract.

Withdrawals and Surrenders. A withdrawal occurs when you receive less than the total amount of the Contract's Surrender Value. In the case of a withdrawal, you will pay tax on the amount you receive to the extent your Contract Value before the withdrawal exceeds your "investment in the contract." (This term is explained below.) This income (and all other income from your Contract) is ordinary income. The Code imposes a higher rate of tax on ordinary income than it does on capital gains.

A surrender occurs when you receive the total amount of the Contract's Surrender Value. In the case of a surrender, you will pay tax on the amount you receive to the extent it exceeds your "investment in the contract."

Your "investment in the contract" generally equals the total of your purchase payments under the Contract, reduced by any amounts you previously received from the Contract that you did not include in your income.

Your Contract imposes mortality charges relating to the Death Benefit, including any optional Death Benefit. It is possible that all or a portion of these charges could be treated as withdrawals from the Contract.

Assignments and Pledges. The Code treats any assignment or pledge of (or agreement to assign or pledge) any portion of your Contract Value as a withdrawal of such amount or portion.

Gifting a Contract. If you transfer ownership of your Contract -- without receiving a payment equal to your Contract's value -- to a person other than your spouse (or to your former spouse incident to divorce), you will pay tax on your Contract Value to the extent it exceeds your "investment in the contract." In such a case, the new owner's "investment in the contract" will be increased to reflect the amount included in your income.

Systematic Withdrawals. In the case of systematic withdrawals, the amount of each withdrawal should be considered a distribution and taxed in the same manner as a withdrawal from the Contract.

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


Taxation of Annuity Payouts. The Code imposes tax on a portion of each annuity payout (at ordinary income tax rates) and treats a portion as a nontaxable return of your "investment in the contract." The Company will notify you annually of the taxable amount of your annuity payout.

Pursuant to the Code, you will pay tax on the full amount of your annuity payouts once you have recovered the total amount of the "investment in the contract." If annuity payouts cease because of the death of the Annuitant and before the total amount of the "investment in the contract" has been recovered, the unrecovered amount generally will be deductible.

If proceeds are left with us (Optional Payment Plan 4), they are taxed in the same manner as a surrender. The Owner must pay tax currently on the interest credited on these proceeds. This treatment could also apply to Plan 3 if the payee is at an advanced age, such as age 80 or older.

Taxation of Death Benefits. We may distribute amounts from your Contract because of the death of an Owner, a Joint Owner, or an Annuitant. The tax treatment of these amounts depends on whether the Owner, Joint Owner, or Annuitant dies before or after the Contract's Annuity Commencement Date.

Before the Contract's Annuity Commencement Date:

 . If received under an annuity payout option, Death Benefits are taxed in the same manner as annuity payouts.

 . If not received under an annuity payout option, Death Benefits are taxed in the same manner as a withdrawal.

After the Contract's Annuity Commencement Date:

 . If received in accordance with the existing annuity payout option, Death
  Benefits are excludible from income to the extent that they do not exceed the unrecovered "investment in the contract." All annuity payouts in excess of the unrecovered "investment in the contract" are includible in income.

 . If received in a lump sum, the tax law imposes tax on Death Benefits to the extent that they exceed the unrecovered "investment in the contract" at that time.

Penalty Taxes Payable on Withdrawals, Surrenders, or Annuity Payouts. The Code may impose a penalty tax equal to 10% of the amount of any payment from your Contract that is included in your gross income. The Code does not impose the 10% penalty tax if one of several exceptions applies. These exceptions include withdrawals, surrenders, or annuity payouts that:

 . you receive on or after you reach age 59 1/2,

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 . you receive because you became disabled (as defined in the tax law),

 . a beneficiary receives on or after the death of the Owner, or

 . you receive as a series of substantially equal periodic payments for the life
  (or life expectancy) of the taxpayer.

It is uncertain whether systematic withdrawals will qualify for this last exception. If they did, any modification of the systematic withdrawals, including additional withdrawals apart from the systematic withdrawals, could result in certain adverse tax consequences. In addition, a transfer between Subaccounts may result in payments not qualifying for this exception.

Special Rules If You Own More Than One Contract. In certain circumstances, you must combine some or all of the Non-Qualified Contracts you own in order to determine the amount of an annuity payout, a surrender, or a withdrawal that you must include in income. For example:

 . If you purchase a Contract offered by this Prospectus and also purchase at approximately the same time an immediate annuity, the IRS may treat the two contracts as one contract.

 . If you purchase two or more deferred annuity contracts from the same life insurance company (or its affiliates) during any calendar year, the Code treats all such contracts as one contract.

The effects of such aggregation are not clear. However, it could affect:

 . the amount of a surrender, a withdrawal or an annuity payout that you must include in income, and

 . the amount that might be subject to the penalty tax described above.

QUALIFIED RETIREMENT PLANS

We also designed the Contracts for use in connection with certain types of retirement plans that receive favorable treatment under the Code. Contracts issued to or in connection with a qualified retirement plan are called "Qualified Contracts." We do not currently offer all of the types of Qualified Contracts described, and may not offer them in the future. Prospective purchasers should contact our Service Center to learn the availability of Qualified Contracts at any given time.

The Federal income tax rules applicable to qualified plans are complex and varied. As a result, this Prospectus makes no attempt to provide more than general information about use of the Contract with the various types of qualified plans. Persons intending to use the Contract in connection with a qualified plan should obtain advice from a competent advisor.

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Types of Qualified Contracts. Some of the different types of Qualified
Contracts include:

 . Individual Retirement Accounts and Annuities ("Traditional IRAs")

 . Roth IRAs

 . Simplified Employee Pensions ("SEP's")

 . Savings Incentive Matched Plan for Employees ("SIMPLE plans," including
  "SIMPLE IRAs")

 . Public school system and tax-exempt organization annuity plans ("403(b) plans")

 . Qualified corporate employee pension and profit-sharing plans ("401(a) plans") and qualified annuity plans ("403(a) plans")

 . Self-employed individual plans ("H.R. 10 plans" or "Keogh Plans")

 . Deferred compensation plans of state and local governments and tax-exempt organizations ("457 plans")

Terms of Qualified Plans and Qualified Contracts. The terms of a qualified retirement plan may affect your rights under a Qualified Contract. When issued in connection with a qualified plan, we will amend a Contract as generally necessary to conform to the requirements of the type of plan. However, the rights of any person to any benefits under qualified plans may be subject to the terms and conditions of the plans themselves, regardless of the terms and conditions of the Contract. In addition, we are not bound by the terms and conditions of qualified retirement plans to the extent such terms and conditions contradict the Contract, unless we consent.

The Death Benefit and Qualified Contracts. Pursuant to IRS regulations, IRAs may not invest in life insurance contracts. We do not believe that these regulations prohibit the Death Benefit, including that provided by any Death Benefit, from being provided under the Contracts when we issue the Contracts as Traditional IRAs, Roth IRAs or SIMPLE IRAs. However, the law is unclear and it is possible that the presence of the Death Benefit under a Contract issued as a Traditional IRA, Roth IRA or SIMPLE IRA could disqualify a contract and result in increased taxes to the Owner.

It is also possible that the Death Benefit could be characterized as an incidental Death Benefit. If the Death Benefit were so characterized, this could result in currently taxable income to purchasers. In addition, there are limitations on the amount of incidental Death Benefits that may be provided under qualified plans, such as in connection with a 403(b) plan. Even if the Death Benefit under the Contract were characterized as an incidental Death Benefit, it is unlikely to violate those limits unless the purchaser also purchases a life insurance contract in connection with such plan.

Treatment of Qualified Contracts Compared With Non-Qualified
Contracts. Although some of the Federal income tax rules are the same for both Qualified and Non-Qualified Contracts, many of the rules are different. For example:

 .  The Code generally does not impose tax on the earnings under either
   Qualified or Non-Qualified Contracts until received.

 . The Code does not limit the amount of purchase payments and the time at which purchase payments can be made under Non-Qualified Contracts. However, the Code does limit both the amount and frequency of purchase payments made to Qualified Contracts.

 .  The Code does not allow a deduction for purchase payments made for Non-
   Qualified Contracts, but sometimes allows a deduction or exclusion from income for purchase payments made to a Qualified Contract.

The Federal income tax rules applicable to qualified plans and Qualified Contracts vary with the type of plan and Contract. For example:

 . Federal tax rules limit the amount of purchase payments that can be made, and the tax deduction or exclusion that may be allowed for the purchase payments. These limits vary depending on the type of qualified plan and the circumstances of the plan participant, e.g., the participant's compensation.

 . Under most qualified plans, e.g., 403(b) plans and Traditional IRAs, the Owner must begin receiving payments from the Contract in certain minimum amounts by a certain age, typically age 70 1/2. However, these "minimum distribution rules" do not apply to a Roth IRA before death.

Amounts Received Under Qualified Contracts. Amounts are generally subject to income tax: Federal income tax rules generally include distributions from a Qualified Contract in your income as ordinary income. Purchase payments that are deductible or excludible from income do not create "investment in the contract." Thus, under many Qualified Contracts there will be no "investment in the contract" and you include the total amount you receive in your income. There are exceptions. For example, you do not include amounts received from a Roth IRA if certain conditions are satisfied.

Additional Federal taxes may be payable in connection with a Qualified
Contract: For example, failure to comply with the minimum distribution rules applicable to certain qualified plans, such as Traditional IRAs, will result in the imposition of an excise tax.

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This excise tax generally equals 50% of the amount by which a minimum required distribution exceeds the actual distribution from the qualified plan.

Federal penalty taxes payable on distributions: The Code may impose a penalty tax equal to 10% of the amount of any payment from your Qualified Contract that is includible in your income. The Code does not impose the penalty tax if one of several exceptions apply. The exceptions vary depending on the type of Qualified Contract you purchase. For example, in the case of an IRA, exceptions provide that the penalty tax does not apply to a withdrawal, surrender, or annuity payout:

 .  received on or after the Owner reaches age 59 1/2,

 .  received on or after the Owner's death or because of the Owner's disability
   (as defined in the tax law),

 .  received as a series of substantially equal periodic payments for the life
   (or life expectancy) of the taxpayer, or

 .  received as reimbursement for certain amounts paid for medical care.

These exceptions, as well as certain others not described here, generally apply to taxable distributions from other qualified plans. However, the specific requirements of the exception may vary.

Moving Money from One Qualified Contract or Qualified Plan to
Another. Rollovers and Transfers: In many circumstances you may move money between Qualified Contracts and qualified plans by means of a rollover or a transfer. Special rules apply to such rollovers and transfers. If you do not follow the applicable rules, you may suffer adverse Federal income tax consequences, including paying taxes which you might not otherwise have had to pay. You should always consult a qualified advisor before you move or attempt to move funds between any Qualified Contract or plan and another Qualified Contract or plan.

Direct Rollovers: The direct rollover rules apply to certain payments (called "eligible rollover distributions") from section 401(a) plans, section 403(a) or
(b) plans, H.R. 10 plans, and Qualified Contracts used in connection with these types of plans. (The direct rollover rules do not apply to distributions from IRAs or section 457 plans). The direct rollover rules require Federal income tax equal to 20% of the eligible rollover distribution to be withheld from the amount of the distribution, unless the Owner elects to have the amount directly transferred to certain Qualified Contracts or plans.

Prior to receiving an eligible rollover distribution from the Company, we will provide you with a notice explaining these requirements and how you can avoid 20% withholding by electing a direct rollover.

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FEDERAL INCOME TAX WITHHOLDING

We will withhold and remit to the IRS a part of the taxable portion of each distribution made under a Contract unless the distributee notifies us at or before the time of the distribution that he or she elects not to have any amounts withheld. In certain circumstances, Federal income tax rules may require us to withhold tax. At the time you request a withdrawal, surrender, or annuity payout, we will send you forms that explain the withholding requirements.

TAX STATUS OF THE COMPANY

Under existing Federal income tax laws, we do not pay tax on investment income and realized capital gains of the Separate Account. We do not anticipate that we will incur any Federal income tax liability on the income and gains earned by the Separate Account. The Company, therefore, does not impose a charge for Federal income taxes. If Federal income tax law changes and we must pay tax on some or all of the income and gains earned by the Separate Account, we may impose a charge against the Separate Account to pay the taxes.

CHANGES IN THE LAW

This discussion is based on the Code, IRS regulations, and interpretations existing on the date of this Prospectus. Congress, the IRS, and the courts may modify these authorities, however, sometimes retroactively.

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Voting Rights

As required by law, we will vote the portfolio shares held in the Separate Account at meetings of the shareholders of the Funds. The voting will be done according to the instructions of Owners who have interests in any Subaccounts which invest in the portfolios of the Funds. If the 1940 Act or any regulation under it should be amended, and if as a result we determine that we are permitted to vote the portfolios' shares in our own right, we may elect to do so.

We will determine the number of votes which you have the right to cast by applying your percentage interest in a Subaccount to the total number of votes attributable to the Subaccount. In determining the number of votes, we will recognize fractional shares.

We will vote portfolio shares of a class held in a Subaccount for which we received no timely instructions in proportion to the voting instructions which we received for all Contracts participating in that Subaccount. We will apply voting instructions to abstain on any item to be voted on a pro-rata basis to reduce the number of votes eligible to be cast.

Whenever a Fund calls a shareholders meeting, each person having a voting interest in a Subaccount will receive proxy voting material, reports and other materials relating to the relevant portfolio. Since each Fund may engage in shared funding, other persons or entities besides the Company may vote Fund shares. See The Separate Account -- Subaccounts.

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

Requesting Payments

To request a payment, you must provide us with notice in a form satisfactory to us. We will ordinarily pay any Death Benefit, withdrawal, or surrender proceeds within seven days after receipt at our Service Center of all the requirements for such a payment. We will determine the amount as of the end of the Valuation Period during which our Service Center receives all such requirements.

We may delay making a payment, applying Contract Value to a payment plan, or processing a transfer request if: (1) the disposal or valuation of the Separate Account's assets is not reasonably practicable because the New York Stock Exchange is closed for other than a regular holiday or weekend, trading is restricted by the SEC, or the SEC declares that an emergency exists; or (2) the SEC, by order, permits postponement of payment to protect our Owners. We also may defer making payments attributable to a check that has not cleared (which may take up to 15 days), and we may defer payment of proceeds from the Guarantee Account for a withdrawal, surrender, or transfer request for up to six months from the date we receive the request. The amount deferred will earn interest at a rate and for a time period not less than the minimum required in the jurisdiction in which we issued the Contract.

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Distribution of the Contracts

DISTRIBUTOR

Capital Brokerage Corporation (doing business in Indiana, Minnesota, New Mexico, and Texas as GE Capital Brokerage Corporation) ("Capital Brokerage") is the distributor and principal underwriter of the Contracts. Capital Brokerage, a Washington corporation and an affiliate of ours, is located at 6630 W. Broad St., Richmond, Virginia 23230. Properly licensed registered representatives of both independent and affiliated broker/dealers (including our affiliate, Terra Securities Corporation) will sell the Contracts. These broker/dealers have selling agreements with Capital Brokerage and have been licensed by state insurance departments to represent us. Properly licensed registered representatives of Capital Brokerage will also sell the Contracts. Capital Brokerage is registered with the SEC under the Securities Exchange Act of 1934 as a broker/dealer and is a member of the National Association of Securities Dealers, Inc. ("NASD"). We will offer the Contracts in all states where we are licensed to do business.

COMMISSIONS

We pay commissions and other expenses associated with the promotion and sales of the Contracts to broker/dealers. Broker/dealers may receive aggregate commissions of up to 6% of your aggregate purchase payments.

Under certain circumstances and in exchange for lower initial commissions, certain sellers of the Contracts may be paid a persistency trail commission which will take into account, among other things, the length of time purchase payments have been held under the Contract, and Contract Values. A trail commission is not anticipated to exceed, on an annual basis, 1.00% of the Contract Values considered in connection with the trail commission. We may also pay override payments, expense allowances, bonuses, wholesaler fees and training allowances. Registered representatives earn commissions from the broker/dealer with which they are affiliated and such arrangements may vary. In addition, registered representatives who meet specified production levels may qualify, under sales incentive programs adopted by us, to receive non-cash compensation such as expense-paid trips, expense-paid educational seminars and merchandise.

Capital Brokerage will receive 12b-1 fees assessed against certain portfolio assets as compensation for providing certain distribution and shareholder support services to some of the portfolios.

Additional Information

OWNER QUESTIONS

The obligations to Owners under the Contracts are ours. Please direct your questions and concerns to us at our Service Center.

RETURN PRIVILEGE

Within 10 days after you receive the Contract (or such period as may be required by applicable law), you may cancel it for any reason by delivering or mailing it postage prepaid, to our Service Center, Annuity New Business, 6610
W. Broad Street, Richmond, Virginia 23230. In the case of certain replacements, the free look period may be longer. If you cancel your Contract, it will be void. The amount of the refund you receive will equal the Contract Value (without reduction for any surrender charges) plus any charges we have deducted from purchase payments prior to the allocation to the Separate Account (and excluding any charges the portfolios may have deducted) on or before the date we received the returned Contract.

STATE REGULATION

As a life insurance company organized and operated under the laws of the State of New York, we are subject to provisions governing life insurers and to regulation by the New York Commissioner of Insurance.

Our books and accounts are subject to review and examination by the State Corporation Commission of the State of New York at all times. That Commission conducts a full examination of our operations at least every five years.

RECORDS AND REPORTS

As presently required by the 1940 Act and applicable regulations, we are responsible for maintaining all records and accounts relating to the Separate Account. At least once each year, we will send you a report showing information about your Contract for the period covered by the report. The report will show the Contract Value in each Subaccount. The report also will show purchase payments and charges made during the statement period. We also will send you an annual and a semi-annual report for each portfolio underlying a Subaccount to which you have allocated Contract Value, as required by the 1940 Act. In addition, when you make purchase payments, transfers, or withdrawals, you will receive a written confirmation of these transactions.

OTHER INFORMATION

We have filed a Registration Statement with the SEC, under the Securities Act of 1933 as amended, for the Contracts being offered here. This Prospectus does not contain all the information in the Registration Statement, its amendments and exhibits. Please refer to the Registration Statement for further information about the Separate Account, the Company, and the Contracts offered. Statements in this Prospectus about the content of Contracts and other legal instruments are summaries. For the complete text of those Contracts and instruments, please refer to those documents as filed with the SEC and available on the SEC's website at http://www.sec.gov.

LEGAL MATTERS

The Company, like other life insurance companies, is involved in lawsuits, including class action lawsuits. In some class action and other lawsuits involving insurance companies, substantial damages have been sought and/or material settlement payments have been made. Although the Company cannot predict the outcome of any litigation with certainty, the Company believes that at the present time there are no pending or threatened lawsuits that are reasonably likely to have a material adverse impact on it or the Separate Account.

Condensed Financial Information

Because the Subaccounts which are available under this Contract did not begin operation before the date of this Prospectus, we did not include financial information for the Subaccounts in this Prospectus or in the SAI.

Appendix

This is a new product and the majority of the portfolios are new to GE Capital Life Separate Account II. For this reason, standardized performance for the majority of the Subaccounts is not yet available and, therefore, standardized and non-standardized performance data for these Subaccounts is not yet listed.

STANDARDIZED PERFORMANCE DATA

We may advertise the historical total returns for the Subaccounts according to SEC standards. These standards are discussed in the Statement of Additional Information. The total return for a Subaccount assumes that an investment has been held in the Subaccount for various periods of time including a period measured from the date on which the particular portfolio was first available in Separate Account II. When a portfolio has been available for one, five, and ten years, we will provide the total return for these periods, adjusted to reflect current Subaccount charges. The total return quotations represent the average annual compounded rates of return that an initial investment of $1,000 in that Subaccount would equal as of the last day of each period.

In Table 1, we show the standardized average annual total returns of the Subaccounts for periods from the date on which a particular portfolio was first available in Separate Account II to December 31, 1999, and for the one, five and ten year periods ended December 31, 1999. Although the Contract did not exist during the periods shown in Table 1 below, the returns of the Subaccounts shown have been adjusted to reflect current Subaccount charges imposed under the Contract and assume that the Annuitant and Joint Annuitant (if applicable) are age 70 or younger at Contract issue. The total returns shown in Table 1 reflect the deduction of all common fees and charges assessed under the Contract, that is, the portfolio charges and expenses, the mortality and expense risk charge (deducted daily at an effective annual rate of 1.30% of Contract Value held in the Separate Account), the administrative expense charge (deducted daily at an effective annual rate of .15% of Contract Value held in the Separate Account) the annual contract charge of $30 (assumed to be equivalent to .1% of Contract Value), and the surrender charge. We assume that you make a complete surrender of the Contract at the end of the period; therefore, we deduct the surrender charge. Total returns do not reflect the optional enhanced Death Benefit charge and assume that no premium taxes apply.

                                    Table 1

                           Standardized Total Returns
            (assuming each Annuitant is age 70 or younger at issue)

                            For the  For the  For the    From the
                             1-year   5-year  10-year  Inception In   Date of
                             period   period   period    Separate   Inception In
                             ended    ended    ended    Account to    Separate
                            12/31/99 12/31/99 12/31/99   12/31/99     Account*
--------------------------------------------------------------------------------
AIM Variable Insurance
 Funds
 AIM V.I. Capital
  Appreciation Fund             NA       NA       NA         NA          **
 AIM V.I. Growth Fund           NA       NA       NA         NA          **
 AIM V.I. Value Fund            NA       NA       NA         NA          **
Alliance Capital
 Management
 Growth and Income
  Portfolio -- Class B
  Shares                        NA       NA       NA         NA          **
 Premier Growth
  Portfolio -- Class B
  Shares                        NA       NA       NA         NA          **
 Quasar Portfolio -- Class
  B Shares                      NA       NA       NA         NA          **
Dreyfus
 Dreyfus Emerging Markets
  Portfolio                     NA       NA       NA         NA          **
 The Dreyfus Socially
  Responsible Growth
  Portfolio, Inc.               NA       NA       NA         NA          **
Federated Insurance Series
 Federated High Income
  Bond Fund II -- Service
  Shares                        NA       NA       NA         NA          **
 Federated International
  Small Company Fund II         NA       NA       NA         NA          **
Fidelity Variable
 Insurance Products Fund
 VIP
 VIP Equity-Income
  Portfolio -- Service
  Class 2 Shares                NA       NA       NA         NA          **
 VIP Growth Portfolio --
   Service Class 2 Shares       NA       NA       NA         NA          **
Fidelity Variable
 Insurance Products Fund
 VIP II
 VIP II Contrafund
  Portfolio -- Service
  Class 2 Shares                NA       NA       NA         NA          **
Fidelity Variable
 Insurance Products Fund
 VIP III
 VIP III Growth & Income
  Portfolio -- Service
  Class 2 Shares                NA       NA       NA         NA          **
 VIP III Mid Cap
  Portfolio -- Service
  Class 2 Shares                NA       NA       NA         NA          **
GE Investments Funds, Inc.
 Mid-Cap Value Equity Fund    9.99       NA       NA      17.39       05/01/97
 Money Market Fund           -2.09     2.91     3.20       3.61       05/02/88
 Premier Growth Equity
  Fund                          NA       NA       NA         NA       05/03/99
 S&P 500 Index Fund          13.28    25.45    15.87      16.06       05/02/88
 Small-Cap Value Equity
  Fund                          NA       NA       NA         NA          **
 U.S. Equity Fund            12.30       NA       NA      11.45       05/01/98
 Value Equity Fund              NA       NA       NA         NA          **

                           For the  For the  For the    From the
                            1-year   5-year  10-year  Inception In   Date of
                            period   period   period    Separate   Inception In
                            ended    ended    ended    Account to    Separate
                           12/31/99 12/31/99 12/31/99   12/31/99     Account*
-------------------------------------------------------------------------------
Janus Aspen Series
 Aggressive Growth
  Portfolio -- Service
  Shares                      NA       NA       NA         NA           **
 Balanced Portfolio --
   Service Shares             NA       NA       NA         NA           **
 Capital Appreciation
  Portfolio -- Service
  Shares                      NA       NA       NA         NA           **
 Global Life Sciences
  Portfolio -- Service
  Shares                      NA       NA       NA         NA           **
 Global Technology
  Portfolio -- Service
  Shares                      NA       NA       NA         NA           **
 Growth Portfolio --
   Service Shares             NA       NA       NA         NA           **
 International Growth
  Portfolio -- Service
  Shares                      NA       NA       NA         NA           **
 Worldwide Growth
  Portfolio -- Service
  Shares                      NA       NA       NA         NA           **
MFS(R) Variable Insurance
 Trust
 MFS(R) Growth Series --
   Service Class Shares       NA       NA       NA         NA           **
 MFS(R) Growth with Income
  Series -- Service Class
  Shares                      NA       NA       NA         NA           **
 MFS(R) New Discovery
  Series -- Service Class
  Shares                      NA       NA       NA         NA           **
 MFS(R) Utilities
  Series -- Service Class
  Shares                      NA       NA       NA         NA           **
Oppenheimer Variable
 Account Funds
 Oppenheimer Global
  Securities Fund/VA --
   Service Shares             NA       NA       NA         NA           **
 Oppenheimer Main Street
  Growth & Income
  Fund/VA -- Service
  Shares                      NA       NA       NA         NA           **
PIMCO Variable Insurance
 Trust
 Foreign Bond Portfolio --
   Administrative Shares      NA       NA       NA         NA           **
 High Yield Bond
  Portfolio --
   Administrative Shares      NA       NA       NA         NA           **
 Long-Term U.S. Government
  Bond Portfolio --
  Administrative Shares       NA       NA       NA         NA           **
 Total Return Bond
  Portfolio --
   Administrative Shares      NA       NA       NA         NA           **
Rydex Variable Trust
 Rydex OTC Fund               NA       NA       NA         NA           **
-------------------------------------------------------------------------------

Yield more closely reflects current earnings of the GE Investments Funds, Inc.'s Money Market Fund than its total return.
 * Date on which a particular portfolio was first available in Separate Account
   II. As Separate Account II is also used for other variable annuities offered by GE Capital Life, this date may be different from the date the portfolio was first available in this product.
** Subaccount had not yet been made available to the Separate Account.

In Table 2, we show the standardized average annual total returns of the Subaccounts for periods from the date on which a particular portfolio was first available in Separate Account II to December 31, 1999, and for the one, five and ten year periods ended December 31, 1999. Although the Contract did not exist during the periods shown in Table 2 below, the returns of the Subaccounts shown have been adjusted to reflect current Subaccount charges imposed under the Contract and assume that the Annuitant or Joint Annuitant (if applicable) are older than age 70 at issue. The total returns shown in Table 2 reflect the deduction of all common fees and charges assessed under the Contract; that is, the portfolio charges and expenses, the mortality and expense risk charge (deducted daily at an effective annual rate of 1.50% of Contract Value held in the Separate Account), the administrative expense charge (deducted daily at an effective annual rate of .15% of Contract Value held in the Separate Account), the annual contract charge of $30 (assumed to be equivalent to .1% of Contract Value), and the surrender charge. We assume that you make a complete surrender of the Contract at the end of the period; therefore, we deduct the surrender charge. Total returns do not reflect the optional enhanced Death Benefit charge and assume that no premium taxes apply.

                                    Table 2

                           Standardized Total Returns
              (assuming either Annuitant is over age 70 at issue)

                            For the  For the  For the    From the
                             1-year   5-year  10-year  Inception In   Date of
                             period   period   period    Separate   Inception In
                             ended    ended    ended    Account to    Separate
                            12/31/99 12/31/99 12/31/99   12/31/99     Account*
--------------------------------------------------------------------------------
AIM Variable Insurance
 Funds
 AIM V.I. Capital
  Appreciation Fund            NA       NA       NA         NA           **
 AIM V.I. Growth Fund          NA       NA       NA         NA           **
 AIM V.I. Value Fund           NA       NA       NA         NA           **
Alliance Capital
 Management
 Growth and Income
  Portfolio -- Class B
  Shares                       NA       NA       NA         NA           **
 Premier Growth
  Portfolio -- Class B
  Shares                       NA       NA       NA         NA           **
 Quasar Portfolio -- Class
  B Shares                     NA       NA       NA         NA           **
Dreyfus
 Dreyfus Emerging Markets
  Portfolio                    NA       NA       NA         NA           **
 The Dreyfus Socially
  Responsible Growth
  Portfolio, Inc.              NA       NA       NA         NA           **
Federated Insurance Series
 Federated High Income
  Bond Fund II -- Service
  Shares                       NA       NA       NA         NA           **
 Federated International
  Small Company Fund II        NA       NA       NA         NA           **

                            For the  For the  For the    From the
                             1-year   5-year  10-year  Inception In   Date of
                             period   period   period    Separate   Inception In
                             ended    ended    ended    Account to    Separate
                            12/31/99 12/31/99 12/31/99   12/31/99     Account*
--------------------------------------------------------------------------------
Fidelity Variable
 Insurance Products Fund
 VIP
 VIP Equity-Income
  Portfolio -- Service
  Class 2 Shares                NA       NA       NA         NA          **
 VIP Growth Portfolio --
   Service Class 2 Shares       NA       NA       NA         NA          **
Fidelity Variable
 Insurance Products Fund
 VIP II
 VIP II Contrafund
  Portfolio -- Service
  Class 2 Shares                NA       NA       NA         NA          **
Fidelity Variable
 Insurance Products Fund
 VIP III
 VIP III Growth & Income
  Portfolio -- Service
  Class 2 Shares                NA       NA       NA         NA          **
 VIP III Mid Cap
  Portfolio -- Service
  Class 2 Shares                NA       NA       NA         NA          **
GE Investments Funds, Inc.
 Mid-Cap Value Equity Fund    9.76       NA       NA      17.15       05/01/97
 Money Market Fund           -2.30     2.70     2.99       3.40       05/02/88
 Premier Growth Equity
  Fund                          NA       NA       NA         NA       05/03/99
 S&P 500 Index Fund          13.04    25.19    15.63      15.82       05/02/88
 Small-Cap Value Equity
  Fund                          NA       NA       NA         NA          **
 U.S. Equity Fund            12.06       NA       NA      11.22       05/01/98
 Value Equity Fund              NA       NA       NA         NA          **
Janus Aspen Series
 Aggressive Growth
  Portfolio -- Service
  Shares                        NA       NA       NA         NA          **
 Balanced Portfolio --
   Service Shares               NA       NA       NA         NA          **
 Capital Appreciation
  Portfolio -- Service
  Shares                        NA       NA       NA         NA          **
 Global Life Sciences
  Portfolio -- Service
  Shares                        NA       NA       NA         NA          **
 Global Technology
  Portfolio -- Service
  Shares                        NA       NA       NA         NA          **
 Growth Portfolio --
   Service Shares               NA       NA       NA         NA          **
 International Growth
  Portfolio -- Service
  Shares                        NA       NA       NA         NA          **
 Worldwide Growth
  Portfolio -- Service
  Shares                        NA       NA       NA         NA          **
MFS(R) Variable Insurance
 Trust
 MFS(R) Growth Series --
   Service Class Shares         NA       NA       NA         NA          **
 MFS(R) Growth with Income
  Series -- Service Class
  Shares                        NA       NA       NA         NA          **
 MFS(R) New Discovery
  Series -- Service Class
  Shares                        NA       NA       NA         NA          **
 MFS(R) Utilities
  Series -- Service Class
  Shares                        NA       NA       NA         NA          **

                           For the  For the  For the    From the
                            1-year   5-year  10-year  Inception In   Date of
                            period   period   period    Separate   Inception In
                            ended    ended    ended    Account to    Separate
                           12/31/99 12/31/99 12/31/99   12/31/99     Account*
-------------------------------------------------------------------------------
Oppenheimer Variable
 Account Funds
 Oppenheimer Global
  Securities Fund/VA --
  Service Shares              NA       NA       NA         NA           **
 Oppenheimer Main Street
  Growth & Income
  Fund/VA -- Service
  Shares                      NA       NA       NA         NA           **
PIMCO Variable Insurance
 Trust
 Foreign Bond Portfolio --
   Administrative Shares      NA       NA       NA         NA           **
 High Yield Bond
  Portfolio --
   Administrative Shares      NA       NA       NA         NA           **
 Long-Term U.S. Government
  Bond Portfolio --
  Administrative Shares       NA       NA       NA         NA           **
 Total Return Bond
  Portfolio --
   Administrative Shares      NA       NA       NA         NA           **
Rydex Variable Trust
 Rydex OTC Fund               NA       NA       NA         NA           **
-------------------------------------------------------------------------------

Yield more closely reflects current earnings of the GE Investments Funds, Inc.'s Money Market Fund than its total return.

 * Date on which a particular portfolio was first available in Separate Account
   II. As Separate Account II is also used for other variable annuities offered by GE Capital Life, this date may be different from the date the portfolio was first available in this product.
** Subaccount had not yet been made available to the Separate Account.

Past performance is not a guarantee of future results.

NON--STANDARDIZED PERFORMANCE DATA

In addition to the standardized data discussed above, we may also show similar performance data for other periods.

We may from time to time also advertise or disclose average annual total return or other performance data in non-standardized formats for the Subaccounts. The non-standardized performance data may make different assumptions regarding the amount invested, the time periods shown, or the effect of withdrawals or income payments.

All non-standardized performance data will be advertised only if we also disclose the standardized performance data as shown in Table 2.

Non-Standard Performance Data. We may disclose historic performance data for the portfolios since their inception reduced by some or all of the fees and charges under the Contract. Such adjusted historic performance includes data that precedes the date on which a particular portfolio was first available in Separate Account II. This data is designed to show the performance that would have resulted if the Contract had been in existence during that time, based on the portfolio's performance. This data assumes that the Subaccounts available under the Contract were in existence for the same period as the portfolio with a level of charges equal to those currently assessed under the Contract. This data is not intended to indicate future performance.

Based on the method of calculation described in the Statement of Additional Information, the non-standard average annual total returns for the portfolios for periods from the time a particular portfolio was declared effective by the SEC to December 31, 1999, and for the one, five and ten year periods ended December 31, 1999 is shown in Tables 3 through 6, below. The total returns of the portfolios have been reduced by most charges currently assessed under the Contract, as if the Contract had been in existence since the inception of the portfolio.

In Table 3, we assume that you make a complete surrender of the Contract at the end of the period; therefore, we deduct the surrender charge. These non-standard total returns reflect portfolio charges and expenses, as well as deductions for the mortality and expense risk charge (deducted daily at an effective annual rate of 1.30% of Contract Value held in the Separate Account), the administrative expense charge (deducted daily at an effective annual rate of .15% of Contract Value in the Separate Account), and the surrender charge. They do not reflect the annual contract charge, the optional enhanced Death Benefit charge, and any applicable premium tax charge. These non-standard returns assume that the Annuitant or Joint Annuitant (if applicable) is age 70 or younger at Contract issue.

                                    Table 3

                       Non-Standard Performance Data
          assuming surrender at the end of the applicable time period.
            (assuming each Annuitant is age 70 or younger at issue)

                                            For the  For the  For the
                                             1-year   5-year  10-year
                                             period   period   period  Portfolio
                                             ended    ended    ended   Inception
                                            12/31/99 12/31/99 12/31/99   Date*
--------------------------------------------------------------------------------
AIM Variable Insurance Funds
 AIM V.I. Capital Appreciation Fund            NA       NA       NA    05/05/93
 AIM V.I. Growth Fund                          NA       NA       NA    05/05/93
 AIM V.I. Value Fund                           NA       NA       NA    05/05/93
Alliance Capital Management
 Growth and Income Portfolio -- Class B
  Shares                                       NA       NA       NA    06/01/99
 Premier Growth Portfolio -- Class B Shares    NA       NA       NA    06/01/99
 Quasar Portfolio -- Class B Shares            NA       NA       NA    06/01/99

                                           For the  For the  For the
                                            1-year   5-year  10-year
                                            period   period   period  Portfolio
                                            ended    ended    ended   Inception
                                           12/31/99 12/31/99 12/31/99   Date*
-------------------------------------------------------------------------------
Dreyfus
 Dreyfus Emerging Markets Portfolio            NA       NA       NA   12/15/99
 The Dreyfus Socially Responsible Growth
  Portfolio                                    NA       NA       NA   10/17/93
Federated Insurance Series
 Federated High Income Bond Fund II --
   Service Shares                              NA       NA       NA   05/01/00
 Federated International Small Company
  Fund II                                      NA       NA       NA   05/01/00
Fidelity Variable Insurance Products Fund
 VIP
 VIP Equity-Income Portfolio -- Service
  Class 2 Shares                               NA       NA       NA   01/12/00
 VIP Growth Portfolio -- Service Class 2
  Shares                                       NA       NA       NA   01/12/00
Fidelity Variable Insurance Products Fund
 VIP II
 VIP II Contrafund Portfolio -- Service
  Class 2 Shares                               NA       NA       NA   01/12/00
Fidelity Variable Insurance Products Fund
 VIP III
 VIP III Growth & Income Portfolio --
   Service Class 2 Shares                      NA       NA       NA   01/12/00
 VIP III Mid Cap Portfolio -- Service
  Class 2 Shares                               NA       NA       NA   01/12/00
GE Investments Funds, Inc.
 Mid-Cap Value Equity Fund                   9.99       NA       NA   05/01/97
 Money Market Fund                          -2.09     2.91     3.20   06/30/85
 Premier Growth Equity Fund                    NA       NA       NA   12/12/97
 S&P 500 Index Fund                         13.28    25.45    15.87   04/14/85
 Small-Cap Value Equity Fund                   NA       NA       NA   05/01/00
 U.S. Equity Fund                           12.30       NA       NA   01/02/95
 Value Equity Fund                             NA       NA       NA   05/01/00
Janus Aspen Series
 Aggressive Growth Portfolio -- Service
  Shares                                       NA       NA       NA   12/31/99
 Balanced Portfolio -- Service Shares          NA       NA       NA   12/31/99
 Capital Appreciation Portfolio -- Service
  Shares                                       NA       NA       NA   12/31/99
 Global Life Sciences Portfolio -- Service
  Shares                                       NA       NA       NA   01/15/00
 Global Technology Portfolio -- Service
  Shares                                       NA       NA       NA   01/15/00
 Growth Portfolio -- Service Shares            NA       NA       NA   12/31/99
 International Growth Portfolio -- Service
  Shares                                       NA       NA       NA   12/31/99
 Worldwide Growth Portfolio -- Service
  Shares                                       NA       NA       NA   12/31/99
MFS(R) Variable Insurance Trust
 MFS(R) Growth Series -- Service Class
  Shares                                       NA       NA       NA   05/01/00
 MFS(R) Growth with Income Series --
   Service Class Shares                        NA       NA       NA   05/01/00
 MFS(R) New Discovery Series -- Service
  Class Shares                                 NA       NA       NA   05/01/00
 MFS(R) Utilities Series -- Service Class
  Shares                                       NA       NA       NA   05/01/00
Oppenheimer Variable Account Funds
 Oppenheimer Global Securities Fund/VA --
   Service Shares                              NA       NA       NA   04/26/00
 Oppenheimer Main Street Growth & Income
  Fund/VA -- Service Shares                    NA       NA       NA   04/26/00

                                          For the  For the  For the
                                           1-year   5-year  10-year
                                           period   period   period  Portfolio
                                           ended    ended    ended   Inception
                                          12/31/99 12/31/99 12/31/99   Date*
------------------------------------------------------------------------------
PIMCO Variable Insurance Trust
 Foreign Bond Portfolio -- Administrative
  Shares                                     NA       NA       NA    02/16/99
 High Yield Bond Portfolio --
   Administrative Shares                     NA       NA       NA    04/30/99
 Long-Term U.S. Government Bond
  Portfolio -- Administrative Shares         NA       NA       NA    04/30/99
 Total Return Bond Portfolio --
   Administrative Shares                     NA       NA       NA    12/24/97
Rydex Variable Trust
 Rydex OTC Fund                              NA       NA       NA    05/07/97
------------------------------------------------------------------------------

Yield more closely reflects current earnings of the GE Investments Funds, Inc.'s Money Market Fund than its total return.

* Date on which a particular portfolio was declared effective by the SEC; this date may be different from the date the portfolio was first available in the Separate Account. Past performance is not a guarantee of future results. Returns for a period of less than one year are not annualized.

In Table 4, we assume that you make a complete surrender of the Contract at the end of the period; therefore, we deduct the surrender charge. These non-standard total returns reflect portfolio charges and expenses, as well as deductions for the mortality and expense risk charge (deducted daily at an effective annual rate of 1.50% of Contract Value held in the Separate Account), the administrative expense charge (deducted daily at an effective annual rate of .15% of Contract Value in the Separate Account), and the surrender charge. They do not reflect the annual contract charge, the optional enhanced Death Benefit charge, and any applicable premium tax charge. These non-standard returns assume that the Annuitant or Joint Annuitant (if applicable) is older than age 70 at Contract issue.

                                    Table 4

                       Non-Standard Performance Data
          assuming surrender at the end of the applicable time period.
              (assuming either Annuitant is over age 70 at issue)

                                    For the  For the  For the
                                     1-year   5-year  10-year
                                     period   period   period  Portfolio
                                     ended    ended    ended   Inception
                                    12/31/99 12/31/99 12/31/99   Date*
------------------------------------------------------------------------
AIM Variable Insurance Funds
 AIM V.I. Capital Appreciation Fund    NA       NA       NA    05/05/93
 AIM V.I. Growth Fund                  NA       NA       NA    05/05/93
 AIM V.I. Value Fund                   NA       NA       NA    05/05/93

                                           For the  For the  For the
                                            1-year   5-year  10-year
                                            period   period   period  Portfolio
                                            ended    ended    ended   Inception
                                           12/31/99 12/31/99 12/31/99   Date*
-------------------------------------------------------------------------------
Alliance Capital Management
 Growth and Income Portfolio -- Class B
  Shares                                       NA       NA       NA   06/01/99
 Premier Growth Portfolio -- Class B
  Shares                                       NA       NA       NA   06/01/99
 Quasar Portfolio -- Class B Shares            NA       NA       NA   06/01/99
Dreyfus
 Dreyfus Emerging Markets Portfolio            NA       NA       NA   12/15/99
 The Dreyfus Socially Responsible Growth
  Portfolio                                    NA       NA       NA   10/17/93
Federated Insurance Series
 Federated High Income Bond Fund II --
   Service Shares                              NA       NA       NA   05/01/00
 Federated International Small Company
  Fund II                                      NA       NA       NA   05/01/00
Fidelity Variable Insurance Products Fund
 VIP
 VIP Equity-Income Portfolio -- Service
  Class 2 Shares                               NA       NA       NA   01/12/00
 VIP Growth Portfolio -- Service Class 2
  Shares                                       NA       NA       NA   01/12/00
Fidelity Variable Insurance Products Fund
 VIP II
 VIP II Contrafund Portfolio -- Service
  Class 2 Shares                               NA       NA       NA   01/12/00
Fidelity Variable Insurance Products Fund
 VIP III
 VIP III Growth & Income Portfolio --
   Service Class 2 Shares                      NA       NA       NA   01/12/00
 VIP III Mid Cap Portfolio -- Service
  Class 2 Shares                               NA       NA       NA   01/12/00
GE Investments Funds, Inc.
 Mid-Cap Value Equity Fund                   9.76       NA       NA   05/01/97
 Money Market Fund                          -2.30     2.70     2.99   06/30/85
 Premier Growth Equity Fund                    NA       NA       NA   12/12/97
 S&P 500 Index Fund                         13.04    25.19    15.63   04/14/85
 Small-Cap Value Equity Fund                   NA       NA       NA   05/01/00
 U.S. Equity Fund                           12.06       NA       NA   01/02/95
 Value Equity Fund                             NA       NA       NA   05/01/00
Janus Aspen Series
 Aggressive Growth Portfolio -- Service
  Shares                                       NA       NA       NA   12/31/99
 Balanced Portfolio -- Service Shares          NA       NA       NA   12/31/99
 Capital Appreciation Portfolio -- Service
  Shares                                       NA       NA       NA   12/31/99
 Global Life Sciences Portfolio -- Service
  Shares                                       NA       NA       NA   01/15/00
 Global Technology Portfolio -- Service
  Shares                                       NA       NA       NA   01/15/00
 Growth Portfolio -- Service Shares            NA       NA       NA   12/31/99
 International Growth Portfolio -- Service
  Shares                                       NA       NA       NA   12/31/99
 Worldwide Growth Portfolio -- Service
  Shares                                       NA       NA       NA   12/31/99
MFS(R) Variable Insurance Trust
 MFS(R) Growth Series -- Service Class
  Shares                                       NA       NA       NA   05/01/00
 MFS(R) Growth with Income Series --
   Service Class Shares                        NA       NA       NA   05/01/00
 MFS(R) New Discovery Series -- Service
  Class Shares                                 NA       NA       NA   05/01/00
 MFS(R) Utilities Series -- Service Class
  Shares                                       NA       NA       NA   05/01/00
Oppenheimer Variable Account Funds
 Oppenheimer Global Securities Fund/VA --
   Service Shares                              NA       NA       NA   04/26/00
 Oppenheimer Main Street Growth & Income
  Fund/VA -- Service Shares                    NA       NA       NA   04/26/00

                                          For the  For the  For the
                                           1-year   5-year  10-year
                                           period   period   period  Portfolio
                                           ended    ended    ended   Inception
                                          12/31/99 12/31/99 12/31/99   Date*
------------------------------------------------------------------------------
PIMCO Variable Insurance Trust
 Foreign Bond Portfolio -- Administrative
  Shares                                     NA       NA       NA    02/16/99
 High Yield Bond Portfolio --
   Administrative Shares                     NA       NA       NA    04/30/99
 Long-Term U.S. Government Bond
  Portfolio -- Administrative Shares         NA       NA       NA    04/30/99
 Total Return Bond Portfolio --
   Administrative Shares                     NA       NA       NA    12/24/97
Rydex Variable Trust
 Rydex OTC Fund                              NA       NA       NA    05/07/97
------------------------------------------------------------------------------

Yield more closely reflects current earnings of the GE Investments Funds, Inc.'s Money Market Fund than its total return.
* Date on which a particular portfolio was declared effective by the SEC; this date may be different from the date the portfolio was first available in the Separate Account. Past performance is not a guarantee of future results. Returns for a period of less than one year are not annualized.

In Table 5, we assume that you do not surrender the Contract, and we do not deduct the surrender charge. These non-standard total returns reflect portfolio charges and expenses, as well as deductions for the mortality and expense risk charge (deducted daily at an effective annual rate of 1.30% of Contract Value held in the Separate Account), and the administrative expense charge (deducted daily at an effective annual rate of .15% of Contract Value in the Separate Account). They do not reflect the annual contract charge, the surrender charge, the optional enhanced Death Benefit charge, and any applicable premium tax charge. These non-standard returns assume that the Annuitant or Joint Annuitant (if applicable) is age 70 or younger at Contract issue.

                                    Table 5

                       Non-Standard Performance Data
        assuming no surrender at the end of the applicable time period.
            (assuming each Annuitant is age 70 or younger at issue)

                                            For the  For the  For the
                                             1-year   5-year  10-year
                                             period   period   period  Portfolio
                                             ended    ended    ended   Inception
                                            12/31/99 12/31/99 12/31/99   Date*
--------------------------------------------------------------------------------
AIM Variable Insurance Funds
 AIM V.I. Capital Appreciation Fund            NA       NA       NA    05/05/93
 AIM V.I. Growth Fund                          NA       NA       NA    05/05/93
 AIM V.I. Value Fund                           NA       NA       NA    05/05/93
Alliance Capital Management
 Growth and Income Portfolio -- Class B
  Shares                                       NA       NA       NA    06/01/99
 Premier Growth Portfolio -- Class B Shares    NA       NA       NA    06/01/99
 Quasar Portfolio -- Class B Shares            NA       NA       NA    06/01/99

                                           For the  For the  For the
                                            1-year   5-year  10-year
                                            period   period   period  Portfolio
                                            ended    ended    ended   Inception
                                           12/31/99 12/31/99 12/31/99   Date*
-------------------------------------------------------------------------------
Dreyfus
 Dreyfus Emerging Markets Portfolio            NA       NA       NA   12/15/99
 The Dreyfus Socially Responsible Growth
  Portfolio, Inc.                              NA       NA       NA   10/17/93
Federated Insurance Series
 Federated High Income Bond Fund II --
   Service Shares                              NA       NA       NA   05/01/00
 Federated International Small Company
  Fund II                                      NA       NA       NA   05/01/00
Fidelity Variable Insurance Products Fund
 VIP
 VIP Equity-Income Portfolio -- Service
  Class 2 Shares                               NA       NA       NA   01/12/00
 VIP Growth Portfolio -- Service Class 2
  Shares                                       NA       NA       NA   01/12/00
Fidelity Variable Insurance Products Fund
 VIP II
 VIP II Contrafund Portfolio -- Service
  Class 2 Shares                               NA       NA       NA   01/12/00
Fidelity Variable Insurance Products Fund
 VIP III
 VIP III Growth & Income Portfolio --
   Service Class 2 Shares                      NA       NA       NA   01/12/00
 VIP III Mid Cap Portfolio -- Service
  Class 2 Shares                               NA       NA       NA   01/12/00
GE Investments Funds, Inc.
 Mid-Cap Value Equity Fund                  15.51       NA       NA   05/01/97
 Money Market Fund                           3.42     3.81     3.30   06/30/85
 Premier Growth Equity Fund                    NA       NA       NA   12/12/97
 S&P 500 Index Fund                         18.80    25.93    15.98   04/14/85
 Small-Cap Value Equity Fund                   NA       NA       NA   05/01/00
 U.S. Equity Fund                           17.81       NA       NA   01/02/95
 Value Equity Fund                             NA       NA       NA   05/01/00
Janus Aspen Series
 Aggressive Growth Portfolio -- Service
  Shares                                       NA       NA       NA   12/31/99
 Balanced Portfolio -- Service Shares          NA       NA       NA   12/31/99
 Capital Appreciation Portfolio -- Service
  Shares                                       NA       NA       NA   12/31/99
 Global Life Sciences Portfolio -- Service
  Shares                                       NA       NA       NA   01/15/00
 Global Technology Portfolio -- Service
  Shares                                       NA       NA       NA   01/15/00
 Growth Portfolio -- Service Shares            NA       NA       NA   12/31/99
 International Growth Portfolio -- Service
  Shares                                       NA       NA       NA   12/31/99
 Worldwide Growth Portfolio -- Service
  Shares                                       NA       NA       NA   12/31/99
MFS Variable Insurance Trust
 MFS Growth Series -- Service Class Shares     NA       NA       NA   05/01/00
 MFS Growth with Income Series -- Service
  Class Shares                                 NA       NA       NA   05/01/00
 MFS New Discovery Series -- Service Class
  Shares                                       NA       NA       NA   05/01/00
 MFS Utilities Series -- Service Class
  Shares                                       NA       NA       NA   05/01/00
Oppenheimer Variable Account Funds
 Oppenheimer Global Securities Fund/VA --
   Service Shares                              NA       NA       NA   04/26/00
 Oppenheimer Main Street Growth & Income
  Fund/VA -- Service Shares                    NA       NA       NA   04/26/00
PIMCO Variable Insurance Trust
 Foreign Bond Portfolio -- Administrative
  Shares                                       NA       NA       NA   02/16/99
 High Yield Bond Portfolio --
   Administrative Shares                       NA       NA       NA   04/30/99
 Long-Term U.S. Government Bond
  Portfolio -- Administrative Shares           NA       NA       NA   04/30/99
 Total Return Bond Portfolio --
   Administrative Shares                       NA       NA       NA   12/24/97

                      For the  For the  For the
                       1-year   5-year  10-year
                       period   period   period  Portfolio
                       ended    ended    ended   Inception
                      12/31/99 12/31/99 12/31/99   Date*
----------------------------------------------------------
Rydex Variable Trust
 Rydex OTC Fund          NA       NA       NA    05/07/97
----------------------------------------------------------

Yield more closely reflects current earnings of the GE Investments Funds, Inc.'s Money Market Fund than its total return.

* Date on which a particular portfolio was declared effective by the SEC; this date may be different from the date the portfolio was first available in the Separate Account. Past performance is not a guarantee of future results. Returns for a period of less than one year are not annualized.

In Table 6, we assume that you do not surrender the Contract, and we do not deduct the surrender charge. These non-standard total returns reflect portfolio charges and expenses, as well as deductions for the mortality and expense risk charge (deducted daily at an effective annual rate of 1.50% of Contract Value held in the Separate Account), and the administrative expense charge (deducted daily at an effective annual rate of .15% of Contract Value in the Separate Account). They do not reflect the annual contract charge, the surrender charge, the optional enhanced Death Benefit charge, and any applicable premium tax charge. These non-standard returns assume that the Annuitant or Joint Annuitant (if applicable) is older than 70 at Contract issue.

                                    Table 6

                       Non-Standard Performance Data
        assuming no surrender at the end of the applicable time period.
              (assuming either Annuitant is over age 70 at issue)

                                         For the  For the  For the
                                          1-year   5-year  10-year
                                          period   period   period  Portfolio
                                          ended    ended    ended   Inception
                                         12/31/99 12/31/99 12/31/99   Date*
-----------------------------------------------------------------------------
AIM Variable Insurance Funds
 AIM V.I. Capital Appreciation Fund         NA       NA       NA    05/05/93
 AIM V.I. Growth Fund                       NA       NA       NA    05/05/93
 AIM V.I. Value Fund                        NA       NA       NA    05/05/93
Alliance Capital Management
 Growth and Income Portfolio -- Class B
  Shares                                    NA       NA       NA    06/01/99
 Premier Growth Portfolio -- Class B
  Shares                                    NA       NA       NA    06/01/99
 Quasar Portfolio -- Class B Shares         NA       NA       NA    06/01/99
Dreyfus
 Dreyfus Emerging Markets Portfolio         NA       NA       NA    12/15/99
 The Dreyfus Socially Responsible Growth
  Portfolio, Inc.                           NA       NA       NA    10/17/93
Federated Insurance Series
 Federated High Income Bond Fund II --
   Service Shares                           NA       NA       NA    05/01/00
 Federated International Small Company
  Fund II                                   NA       NA       NA    05/01/00

                                           For the  For the  For the
                                            1-year   5-year  10-year
                                            period   period   period  Portfolio
                                            ended    ended    ended   Inception
                                           12/31/99 12/31/99 12/31/99   Date*
-------------------------------------------------------------------------------
Fidelity Variable Insurance Products Fund
 VIP
 VIP Equity-Income Portfolio -- Service
  Class 2 Shares                               NA       NA       NA   01/12/00
 VIP Growth Portfolio -- Service Class 2
  Shares                                       NA       NA       NA   01/12/00
Fidelity Variable Insurance Products Fund
 VIP II
 VIP II Contrafund Portfolio -- Service
  Class 2 Shares                               NA       NA       NA   01/12/00
Fidelity Variable Insurance Products Fund
 VIP III
 VIP III Growth & Income Portfolio --
   Service Class 2 Shares                      NA       NA       NA   01/12/00
 VIP III Mid Cap Portfolio -- Service
  Class 2 Shares                               NA       NA       NA   01/12/00
GE Investments Funds, Inc.
 Mid-Cap Value Equity Fund                  15.27       NA       NA   05/01/97
 Money Market Fund                           3.21     3.60     3.09   06/30/85
 Premier Growth Equity Fund                    NA       NA       NA   12/12/97
 S&P 500 Index Fund                         18.56    25.68    15.75   04/14/85
 Small-Cap Value Equity Fund                   NA       NA       NA   05/01/00
 U.S. Equity Fund                           17.58       NA       NA   01/02/95
 Value Equity Fund                             NA       NA       NA   05/01/00
Janus Aspen Series
 Aggressive Growth Portfolio -- Service
  Shares                                       NA       NA       NA   12/31/99
 Balanced Portfolio -- Service Shares          NA       NA       NA   12/31/99
 Capital Appreciation Portfolio -- Service
  Shares                                       NA       NA       NA   12/31/99
 Global Life Sciences Portfolio -- Service
  Shares                                       NA       NA       NA   01/15/00
 Global Technology Portfolio -- Service
  Shares                                       NA       NA       NA   01/15/00
 Growth Portfolio -- Service Shares            NA       NA       NA   12/31/99
 International Growth Portfolio -- Service
  Shares                                       NA       NA       NA   12/31/99
 Worldwide Growth Portfolio -- Service
  Shares                                       NA       NA       NA   12/31/99
MFS Variable Insurance Trust
 MFS Growth Series -- Service Class Shares     NA       NA       NA   05/01/00
 MFS Growth with Income Series -- Service
  Class Shares                                 NA       NA       NA   05/01/00
 MFS New Discovery Series -- Service Class
  Shares                                       NA       NA       NA   05/01/00
 MFS Utilities Series -- Service Class
  Shares                                       NA       NA       NA   05/01/00
Oppenheimer Variable Account Funds
 Oppenheimer Global Securities Fund/VA --
   Service Shares                              NA       NA       NA   04/26/00
 Oppenheimer Main Street Growth & Income
  Fund/VA -- Service Shares                    NA       NA       NA   04/26/00
PIMCO Variable Insurance Trust
 Foreign Bond Portfolio -- Administrative
  Shares                                       NA       NA       NA   02/16/99
 High Yield Bond Portfolio--
  Administrative Shares                        NA       NA       NA   04/30/99
 Long-Term U.S. Government Bond Portfolio
  -- Administrative Shares                     NA       NA       NA   04/30/99
 Total Return Bond Portfolio--
  Administrative Shares                        NA       NA       NA   12/24/97
Rydex Variable Trust
 Rydex OTC Fund                                NA       NA       NA   05/07/97
-------------------------------------------------------------------------------

Yield more closely reflects current earnings of the GE Investments Funds, Inc.'s Money Market Fund than its total return.

* Date on which a particular portfolio was declared effective by the SEC; this date may be different from the date the portfolio was first available in the Separate Account. Past performance is not a guarantee of future results. Returns for a period of less than one year are not annualized.

Statement of Additional Information

Table of Contents

                                                                            Page
--------------------------------------------------------------------------------
The Contracts..............................................................  B-3
  Transfer of Annuity Units................................................  B-3
  Net Investment Factor....................................................  B-3

Termination of Participation Agreements....................................  B-3

Calculation of Performance Data............................................  B-4
  Money Market Subaccount..................................................  B-4
  Other Subaccounts........................................................  B-5
  Other Performance Data...................................................  B-7

Federal Tax Matters........................................................  B-8
  Taxation of GE Capital Life..............................................  B-8
  IRS Required Distributions...............................................  B-8

General Provisions.........................................................  B-9
  Using the Contracts as Collateral........................................  B-9
  The Beneficiary..........................................................  B-9
  Non-Participating........................................................  B-9
  Misstatement of Age or Gender............................................  B-9
  Incontestability.........................................................  B-9
  Written Notice...........................................................  B-9

Distribution of the Contracts..............................................  B-9

Legal Developments Regarding Employment-Related Benefit Plans.............. B-10

Legal Matters.............................................................. B-10

Experts.................................................................... B-10

Financial Statements....................................................... B-10

                                Dated     , 2000
                 GE Capital Life Assurance Company of New York
                           125 Park Avenue, 6th floor
                         New York, New York 10017-5529

                                 Service Center
                             6610 West Broad Street
                               Richmond, VA 23230

A Statement of Additional Information containing more detailed information about the Contract and the Separate Account is available free by writing us at the address below or by calling (800) 352-9910.

   To GE Capital Life
   Variable Annuity Service Center
   6610 West Broad Street
   Richmond, VA 23230

Please mail a copy of the Statement of Additional Information for Separate Account II, Contract Form NY1155 4/00 to:

   Name: ______________________________________________________

   Address: ___________________________________________________
                              Street

    ______________________________________________________
         City                 State                        Zip

   Signature of Requestor: ____________________________________
                                       Date

                                     PART B

                 GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT II

                      STATEMENT OF ADDITIONAL INFORMATION
                                    FOR THE
              FLEXIBLE PREMIUM VARIABLE DEFERRED ANNUITY CONTRACT
                                FORM NY1155 4/00

                                   OFFERED BY
                 GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK
                           125 Park Avenue, 6th Floor
                         New York, New York 10017-5529

                                 Service Center
                             6610 West Broad Street
                               Richmond, VA 23230
                                 (800) 313-5282

   This Statement of Additional Information expands upon subjects discussed in the current Prospectus for the above-named flexible premium variable deferred annuity Contract offered by GE Capital Life Assurance Company of New York. You
may obtain a copy of the Prospectus dated      by calling (800) 352-9910, or by
contacting us at our Service Center at the address or telephone number listed above. The Prospectus is also available on the SEC's website at http://www.sec.gov. Terms used in the current Prospectus for the Contract are incorporated in this Statement.

                  THIS STATEMENT OF ADDITIONAL INFORMATION IS
            NOT A PROSPECTUS AND SHOULD BE READ ONLY IN CONJUNCTION
             WITH THE PROSPECTUSES FOR THE CONTRACT AND THE FUNDS.

Dated

                      STATEMENT OF ADDITIONAL INFORMATION

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
The Contracts..............................................................   3
  Transfer of Annuity Units................................................   3
  Net Investment Factor....................................................   3


Termination of Participation Agreements....................................   3


Calculation of Performance Data............................................   4
  Money Market Subaccount..................................................   4
  Other Subaccounts........................................................   5
  Other Performance Data...................................................   7


Federal Tax Matters........................................................   8
  Taxation of GE Capital Life..............................................   8
  IRS Required Distributions...............................................   8


General Provisions.........................................................   9
  Using the Contracts as Collateral........................................   9
  The Beneficiary..........................................................   9
  Non-Participating........................................................   9
  Misstatement of Age or Gender............................................   9
  Incontestability.........................................................   9
  Written Notice...........................................................   9


Distribution of the Contracts..............................................   9


Legal Developments Regarding Employment-Related Benefit Plans..............  10


Legal Matters..............................................................  10


Experts....................................................................  10


Financial Statements.......................................................  10

                                 THE CONTRACTS

Transfer of Annuity Units

   At your request, Annuity Units may be transferred three times per calendar year from the Subaccounts in which they are currently held. The number of Annuity Units to be transferred is (a) times (b) divided by (c) where: (a) is the number of Annuity Units in the current Subaccount desired to be transferred; (b) is the Annuity Unit Value for the Subaccount in which the Annuity Units are currently held; and (c) is the Annuity Unit Value for the Subaccount to which the transfer is made. The amount of the income payment as of the date of the transfer will not be affected by the transfer (however, subsequent variable income payments will reflect the investment experience of the selected Subaccounts).

Net Investment Factor

   The net investment factor measures investment performance of the Subaccounts during a Valuation Period. Each Subaccount has its own net investment factor. The net investment factor of a Subaccount available under a Contract for a Valuation Period is (a) divided by (b) minus (c) where:

  (a) is the result of:

    (1) the value of the net assets of that Subaccount at the end of the preceding Valuation Period, plus

    (2) the investment income and capital gains, realized or unrealized, credited to the net assets of that Subaccount during the Valuation Period for which the net investment factor is being determined, minus

    (3) the capital losses, realized or unrealized, charged against those assets during the Valuation Period, minus

    (4) any amount charged against that Subaccount for taxes; this includes any amount we set aside during the Valuation Period as a provision for taxes attributable to the operation or maintenance of that Subaccount; and

  (b) is the value of the net assets of that Subaccount at the end of the preceding Valuation Period; and

  (c) is a factor for the Valuation Period representing the mortality and expense risk charge and the administrative expense charge; this factor is shown in your Contract.

   We will value their assets at fair market value in accordance with generally accepted accounting practices and applicable laws and regulations.

                    TERMINATION OF PARTICIPATION AGREEMENTS

   The participation agreements pursuant to which the Funds sell their shares to Separate Account contain varying provisions regarding termination. The following summarizes those provisions:

   AIM Variable Insurance Funds This agreement may be terminated by the parties on six months' advance written notice.

   Alliance Variable Products Series Fund, Inc. This agreement may be terminated by the parties on six months' advance written notice.

   Dreyfus. This agreement may be terminated by the parties on six months' advance written notice.

   Federated Insurance Series. This agreement may be terminated by the parties on six months' advance written notice.

   Fidelity Variable Insurance Products Fund, Fidelity Variable Insurance Products Fund II, and Fidelity Variable Insurance Products Fund III ("The Fund"). These agreements provide for termination (1) on one year's advance notice by either party, (2) at the Company's option if shares of the Fund are not reasonably available to meet requirements of the policies, (3) at the option of either party if certain enforcement proceedings are instituted against the other, (4) upon vote of the policyowners to substitute shares of another mutual fund, (5) at the Company's option if shares of the Fund are not registered, issued, or sold in accordance with applicable laws, if the Fund ceases to qualify as a regulated investment company under the Code, (6) at the option of the Fund or its principal underwriter if it determines that the Company has suffered material adverse changes in its business or financial condition or is the subject of material adverse publicity, (7) at the option of the Company if the Fund has suffered material adverse changes in its business or financial condition or is the subject of material adverse publicity, or (8) at the option of the Fund or its principal underwriter if the Company decides to make another mutual fund available as a funding vehicle for its policies.

   GE Investments Funds, Inc. This agreement may be terminated at the option of any party upon six months' written notice to the other parties, unless a shorter time is agreed to by the parties.

   Janus Aspen Series. This agreement may be terminated by the parties on six months' advance written notice.

   MFS Variable Insurance Trust. This agreement may be terminated by the parties on six months' advance written notice.

   Oppenheimer Variable Account Funds. This agreement may be terminated by the parties on six months' advance written notice.

   PIMCO Variable Insurance Trust. This agreement may be terminated by the parties on six months' advance written notice, unless a shorter time is agreed to by the parties.

   Rydex Variable Trust. This agreement may be terminated by the parties on six months' advance written notice.

                        CALCULATION OF PERFORMANCE DATA

   From time to time, we may disclose total return, yield, and other performance data for the Subaccounts pertaining to the Contracts. Such performance data will be computed, or accompanied by performance data computed, in accordance with the standards defined by the Securities and Exchange Commission.

   The calculations of yield, total return, and other performance data do not reflect the effect of any premium tax that may be applicable to a particular Contract. Premium taxes currently range generally from 0% to 3% of purchase payments and are generally based on the rules of the state in which you reside.

Money Market Subaccount

   From time to time, advertisements and sales literature may quote the yield of the Money Market Subaccount for a seven-day period, in a manner which does not take into consideration any realized or unrealized gains or losses on shares of the corresponding money market portfolio or on its portfolio securities. This current annualized yield is computed by determining the net change (exclusive of realized gains and losses on the sale of securities and unrealized appreciation and depreciation and income other than investment income) at the end of the seven-day period in the value of a hypothetical account under a Contract having a balance of one unit in the Money Market Subaccount at the beginning of the period, dividing such net change in contract value by the value of the account at the beginning of the period to determine the base period return, and annualizing the result on a 365-day basis. The net change in contract value reflects: 1) net income from the portfolio attributable to the hypothetical account; and 2) charges and deductions imposed under the Contract which are attributable to the hypothetical account. The charges and deductions include the per unit charges for the $30 annual contract charge, the mortality and expense risk charge that applies when either Annuitant is older than age 70 at issue (deducted daily at an effective annual rate of 1.50% of Contract Value held in the Separate Account), and the administrative expense charge (deducted daily at an effective annual rate of .15% of Contract Value). (We may also show yield reflecting the maximum mortality and expense risk charge that applies when each Annuitant is age 70 or younger at issue (deducted daily at an effective annual rate of 1.30% of Contract Value held in the Separate Account)). The annual contract charge is only deducted if Contract Value at the time of deduction is $40,000 or less. We assume for the purposes of the yield calculation that this charge will be waived. Current Yield will be calculated according to the following formula:

  Current Yield = ((NCP - ES)/UV) X (365/7)

  where:

  NCP = the net change in the value of the Subaccount (exclusive of realized gains or losses on the sale of securities and unrealized appreciation and depreciation and income other than investment income) for the seven-day period attributable to a hypothetical account having a balance of one Subaccount unit.

  ES = per unit expenses of the hypothetical account for the seven-day period.

  UV = the unit value on the first day of the seven-day period.

  We may also quote the effective yield of the Money Market Subaccount determined on a compounded basis for the same seven-day period. The effective yield is calculated by compounding the base period return according to the following formula:

  Effective Yield = (1 + ((NCP - ES)/UV))365/7 - 1 where:

  NCP = the net change in the value of the Subaccount (exclusive of realized gains or losses on the sale of securities and unrealized appreciation and depreciation and income other than investment income) for the seven-day period attributable to a hypothetical account having a balance of one Subaccount unit.

  ES = per unit expenses of the hypothetical account for the seven-day period.

  UV = the unit value for the first day of the seven-day period.

  The yield on amounts held in the Money Market Subaccount normally will fluctuate on a daily basis. Therefore, the disclosed yield for any given past period is not an indication or representation of future yields or rates of return. The Money Market Subaccount's actual yield is affected by changes in interest rates on money market securities, average portfolio maturity of the Subaccount's corresponding money market portfolio, the types and quality of portfolio securities held by that portfolio, and that portfolio's operating expenses. Because of the charges and deductions imposed under the Contract, the yield for the Money Market Subaccount will be lower than the yield for its corresponding money market portfolio.

  Yield calculations do not take into account the surrender charge under the Contract.

Past Performance is not a Guarantee of Future Results.

Other Subaccounts

  Total Return. Sales literature or advertisements may quote total return, including average annual total return for one or more of the Subaccounts for various periods of time including 1 year, 5 years and 10 years, or from inception if any of those periods are not available.

   Average annual total return for a period represents the average annual compounded rate of return that would equate an initial investment of $1,000 under a Contract to the redemption value of that investment as of the last day of the period. The ending date for each period for which total return quotations are provided will be for the most recent practicable, considering the type and media of the communication, and will be stated in the communication.

   For periods that began before the Contract was available, performance data will be based on the performance of the underlying portfolios, adjusted for the level of the Separate Account and Contract charges currently in effect for this Contract. Average annual total return will be calculated using Subaccount unit values and deductions for the annual contract charge and the surrender charge as described below:

  1. We calculate the unit value for each Valuation Period based on the performance of the Subaccount's underlying investment portfolio (after deductions for portfolio charges and expenses (assuming the current applicable fee waivers and reimbursements continue), the maximum administrative expense charge (deducted daily at an effective annual rate of .15% of Contract Value held in the Separate Account), and the mortality and expense risk charge that applies when either Annuitant is older than age 70 at issue (deducted daily at an effective annual rate of 1.50% of Contract Value held in the Separate Account). (In addition, we may also calculate average annual total return based on the mortality and expense risk charge that applies when each Annuitant is age 70 or younger at issue (deducted daily at an effective annual rate of 1.30% of Contract Value).)

  2. The annual contract charge is $30 deducted at the beginning of each Contract Year and is waived if the Contract Value is more than $40,000 at the time the charge is due. For purposes of calculating average annual total return, we assume that the annual contract charge is equivalent to .10% of Contract Value.

  3. The surrender charge will be determined by assuming a surrender of the Contract at the end of the period. Average annual total return for periods of six years or less will therefore reflect the deduction of a surrender charge.

  4. Total return does not consider the optional enhanced Death Benefit or reflect the deduction of any premium taxes.

  5. Total return will then be calculated according to the following formula:

  TR = (ERV/P)1/N - 1

  where:

  TR = the average annual total return for the period.

  ERV = the ending redeemable value (reflecting deductions as described above) of the hypothetical investment at the end of the period.

  P =  a hypothetical single investment of $1,000.

  N =  the duration of the period (in years).

Past Performance is not a Guarantee of Future Results.

   The Funds have provided the price information used to calculate the adjusted historical performance of the Subaccounts. While we have no reason to doubt the accuracy of the figures provided by the Funds, we have not independently verified such information.

Other Performance Data

  We may disclose cumulative total return in conjunction with the standard format described above. The cumulative total return will be calculated using the following formula:

  CTR =(ERV/P) - 1

  where:

  CTR =the cumulative total return for the period.

  ERV = the ending redeemable value (reflecting deductions as described above) of the hypothetical investment at the end of the period.

  P =  a hypothetical single investment of $1,000.

  Sales literature may also quote cumulative and/or average annual total return that does not reflect the surrender charge. This is calculated in exactly the same way as average annual total return, except that the ending redeemable value of the hypothetical investment is replaced with an ending value for the period that does not take into account any charges on withdrawn amounts.

  Other non-standard quotations of Subaccount performance may also be used in sales literature. Such quotations will be accompanied by a description of how they were calculated. We will accompany any non-standard quotations of Subaccount performance with standard performance quotations.

                              FEDERAL TAX MATTERS

Taxation of GE Capital Life

   We do not expect to incur any Federal income tax liability attributable to investment income or capital gains retained as part of the reserves under the Contracts. (See Federal Tax Matters section of the Prospectus.) Based upon these expectations, no charge is being made currently to the Separate Account for Federal income taxes. We will periodically review the question of a charge to the Separate Account for Federal income taxes related to the Account. Such a charge may be made in future years if we believe that we may incur Federal income taxes. This might become necessary if the tax treatment of the Company is ultimately determined to be other than what we currently believe it to be, if there are changes made in the Federal income tax treatment of annuities at the corporate level, or if there is a change in our tax status. In the event that we should incur Federal income taxes attributable to investment income or capital gains retained as part of the reserves under the Contracts, the Contract Value would be correspondingly adjusted by any provision or charge for such taxes.

   We may also incur state and local taxes (in addition to premium taxes). At present, these taxes, with the exception of premium taxes, are not significant. If there is a material change in applicable state or local tax laws causing an increase in taxes other than premium taxes (for which we currently impose a charge), charges for such taxes attributable to the Separate Account may be made.

IRS Required Distributions

   In order to be treated as an annuity contract for Federal income tax purposes, section 72(s) of the Code requires any Non-Qualified Contract to provide that (a) if any Owner dies on or after the Annuity Commencement Date but prior to the time the entire interest in the Contract has been distributed, the remaining portion of such interest will be distributed at least as rapidly as under the method of distribution being used as of the date of that Owner's death; and (b) if any Owner dies prior to the Annuity Commencement Date, the entire interest in the Contract will be distributed (1) within five years after the date of that Owner's death, or (2) as income payments which will begin within one year of that Owner's death and which will be made over the life of the Owner's "designated beneficiary" or over a period not extending beyond the life expectancy of that beneficiary. The "designated beneficiary" generally is the person who will be treated as the sole Owner of the Contract following the death of the Owner, Joint Owner or, in certain circumstances, the Annuitant or Joint Annuitant. However, if the "designated beneficiary" is the surviving spouse of the decedent, these distribution rules will not apply until the surviving spouse's death (and this spousal exception will not again be available). If any Owner is not an individual, the death of the Annuitant or Joint Annuitant will be treated as the death of an Owner for purposes of these rules.

   The Non-Qualified Contracts contain provisions which are intended to comply with the requirements of section 72(s) of the Code, although no regulations interpreting these requirements have yet been issued. We intend to review such provisions and modify them if necessary to assure that they comply with the requirements of Code section 72(s) when clarified by regulation or otherwise.

   Other rules may apply to Qualified Contracts.

                               GENERAL PROVISIONS


Using the Contracts as Collateral

   A Non-Qualified Contract can be assigned as collateral security. We must be notified in writing if a Contract is assigned. Any payment made before the assignment is recorded at our Service Center will not be affected. We are not responsible for the validity of an assignment. Your rights and the rights of a Beneficiary may be affected by an assignment.

   A Qualified Contract may not be sold, assigned, transferred, discounted, pledged or otherwise transferred except under such conditions as may be allowed under applicable law.

   The basic benefits of the Contract are assignable. Additional benefits added by rider may or may not be available/eligible for assignments.

The Beneficiary

   You may select one or more primary and contingent beneficiaries during your lifetime upon application and by filing a written request with our Service Center. Each change of beneficiary revokes any previous designation.

Non-Participating

   The Contract is non-participating. No dividends are payable.

Misstatement of Age or Gender

   If an Annuitant's age or gender was misstated on the Contract data page, any Contract benefits or proceeds, or availability thereof, will be determined using the correct age and gender. If any overpayments have been made, an adjustment including interest on the amount of the oveerpayment will be made to the next payment(s). Any underpayments will be credited with interest on the amount of the underpayment and will be paid in full with the next payment. The interest rate used will be 3% per annum, unless otherwise required by law.

Incontestability

   We will not contest the Contract.

Written Notice

   Any written notice should be sent to us at our Service Center at 6610 West Broad Street, Richmond, Virginia 23230. The Contract number and the Annuitant's full name must be included.

   We will send all notices to the Owner at the last known address on file with the Company.

                         DISTRIBUTION OF THE CONTRACTS

   The offering is continuous, and Capital Brokerage Corporation does not anticipate discontinuing the offering of the Contracts. However, the Company does reserve the right to discontinue the offering of the Contracts.

         LEGAL DEVELOPMENTS REGARDING EMPLOYMENT-RELATED BENEFIT PLANS

   On July 6, 1983, the Supreme Court held in Arizona Governing Committee for Tax Deferred Annuity v. Norris, 463 U.S. 1073 (1983), that optional annuity benefits provided under an employee's deferred compensation plan could not, under Title VII of the Civil Rights Act of 1964, vary between men and women on the basis of gender. The Contract contains guaranteed annuity purchase rates for certain optional payment plans that distinguish between men and women. Accordingly, employers and employee organizations should consider, in consultation with legal counsel, the impact of Norris, and Title VII generally, on any employment-related insurance or benefit program for which a Contract may be purchased.

                                 LEGAL MATTERS

   Sutherland Asbill & Brennan LLP of Washington, D.C. has provided advice on certain legal matters relating to Federal securities laws applicable to the issue and sale of the Contract described in this Prospectus. Donita M. King, Senior Vice President, General Counsel and Secretary of the Company, has provided advice on certain legal matters pertaining to the Contract, including the validity of the Contract and the Company's right to issue the Contracts under New York insurance law.

                                    EXPERTS

   The financial statements of GE Capital Life Assurance Company of New York as of December 31, 1999 and 1998, and for each of the years in the three-year period then ended December 31, 1999, and the financial statements of GE Capital Life Separate Account II as of December 31, 1999 and for the periods then ended, have been included herein in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                              FINANCIAL STATEMENTS

   This Statement of Additional Information contains financial statements for GE Capital Life Assurance Company of New York (the Company) as of December 31, 1999 and 1998, and for each of the years in the three-year period then ended December 31, 1999, and the financial statements of GE Capital Life Separate Account II as of December 31, 1999 and for the periods then ended.

   The financial statements of GE Capital Life Assurance Company of New York included herein should be distinguished from the financial statements of the Separate Account and should be considered only as bearing on the ability of the Company to meet its obligation under the Policy.

   Such financial statements of the Company should not be considered as bearing on the investment performance of the assets held in the Separate Account.

                      GE CAPITAL LIFE SEPARATE ACCOUNT II

                              FINANCIAL STATEMENTS

                          Year ended December 31, 1999

                  (With Independent Auditors' Report Thereon)

                      GE CAPITAL LIFE SEPARATE ACCOUNT II

                               Table of Contents

                          Year ended December 31, 1999

                                                                            Page
                                                                            ----
Independent Auditors' Report...............................................  F-1
Statements of Assets and Liabilities.......................................  F-2
Statements of Operations...................................................  F-7
Statements of Changes in Net Assets........................................ F-12
Notes to Financial Statements.............................................. F-20

                         Independent Auditors' Report

Contractholders
GE Capital Life Separate Account II
 and
The Board of Directors
GE Capital Life Assurance Company of New York:

  We have audited the accompanying statements of assets and liabilities of GE Capital Life Separate Account II (the Account) (comprising the GE Investments Funds, Inc.--S&P 500 Index, Money Market, Total Return, International Equity, Real Estate Securities, Global Income, Value Equity, Income, and U.S. Equity Funds; the Variable Insurance Products Fund--Equity-Income, Growth and Overseas Portfolios; the Variable Insurance Products Fund II--Asset Manager and Contrafund Portfolios; the Variable Insurance Products III--Growth & Income and Growth Opportunities Portfolios; the Oppenheimer Variable Account Funds--High Income/VA, Bond/VA, Aggressive Growth/VA, Capital Appreciation/VA, and Multiple Strategies/VA Funds; the Federated Insurance Series--American Leaders, High Income Bond and Utility Funds II; the Janus Aspen Series-- Balanced, Aggressive Growth, Growth, Worldwide Growth, Flexible Income, International Growth and Capital Appreciation Portfolios; the Alger American Fund--Small Capitalization and Growth Portfolios; the PBHG Insurance Series Fund, Inc.--PBHG Large Cap Growth and PBHG Growth II Portfolios; and the Goldman Sachs Variable Insurance Trust--Growth and Income and Mid Cap Value Funds) as of December 31, 1999 and the related statements of operations and changes in net assets for the aforementioned funds for the period then ended. These financial statements are the responsibility of the Account's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 1999, by correspondence with the underlying mutual funds or their transfer agent. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of each of the respective portfolios constituting GE Capital Life Separate Account II as of December 31, 1999 and the results of their operations and changes in their net assets for the period then ended in conformity with generally accepted accounting principles.

                                      /s/ KPMG LLP

Richmond, Virginia
February 11, 2000

                      GE CAPITAL LIFE SEPARATE ACCOUNT II

                      Statements of Assets and Liabilities

                               December 31, 1999


                                                       GE Investments Funds, Inc.
                          ------------------------------------------------------------------------------------
                                       Money   Total  International Real Estate Global  Value           U.S.
                           S&P 500    Market   Return    Equity     Securities  Income Equity  Income  Equity
                          Index Fund   Fund     Fund      Fund         Fund      Fund   Fund    Fund    Fund
Assets                    ---------- --------- ------ ------------- ----------- ------ ------- ------- -------
Investments in GE
 Investments Funds,
 Inc., at fair value
 (note 2):
 S&P 500 Index Fund
  (78,181 shares,
  cost -- $2,066,174)...  $2,196,898       --     --        --           --        --      --      --      --
 Money Market Fund
  (1,703,159 shares,
  cost -- $1,703,159)...         --  1,703,159    --        --           --        --      --      --      --
 Total Return Fund
  (5,580 shares,
  cost -- $88,102)......         --        --  88,501       --           --        --      --      --      --
 International Equity
  Fund
  (1,865 shares, cost --
   $25,210).............         --        --     --     26,992          --        --      --      --      --
 Real Estate Securities
  Fund
  (170 shares, cost --
   $2,095)..............         --        --     --        --         1,852       --      --      --      --
 Global Income Fund
  (6,598 shares, cost --
   $64,328).............         --        --     --        --           --     63,274     --      --      --
 Value Equity Fund
  (7,554 shares,
  cost-- $118,646)......         --        --     --        --           --        --  119,283     --      --
 Income Fund (14,004
  share,
  cost --  $167,623)....         --        --     --        --           --        --      --  161,190     --
 U.S. Equity Fund (8,682
  shares
  cost --  $323,828)....         --        --     --        --           --        --      --      --  329,053
Receivable from
 affiliate (note 3).....         --      1,688    --        --           --        --      --      --      --
                          ---------- --------- ------    ------        -----    ------ ------- ------- -------
 Total assets...........   2,196,898 1,704,847 88,501    26,992        1,852    63,274 119,283 161,190 329,053
                          ---------- --------- ------    ------        -----    ------ ------- ------- -------
Liabilities
Accrued expenses payable
 to affiliates (note
 3).....................       1,111       710     47        14            1        74      65      86     172
Payable for units
 withdrawn..............         --        --     --        --           --        --      --      --      --
                          ---------- --------- ------    ------        -----    ------ ------- ------- -------
 Total liabilities......       1,111       710     47        14            1        74      65      86     172
                          ---------- --------- ------    ------        -----    ------ ------- ------- -------
Net assets attributable
 to variable deferred
 annuity
 contractholders........  $2,195,787 1,704,137 88,454    26,978        1,851    63,200 119,218 161,104 328,881
                          ========== ========= ======    ======        =====    ====== ======= ======= =======
Outstanding units.......     172,354   161,990  7,632     2,208          209     6,423  10,625  16,078  26,227
                          ========== ========= ======    ======        =====    ====== ======= ======= =======
Net asset value per
 unit...................  $    12.74     10.52  11.59     12.22         8.84      9.84   11.22   10.02   12.54
                          ========== ========= ======    ======        =====    ====== ======= ======= =======

                      GE CAPITAL LIFE SEPARATE ACCOUNT II

                               December 31, 1999


                               Variable Insurance        Variable Insurance    Variable Insurance
                                  Products Fund           Products Fund II      Products Fund III
                          ----------------------------- -------------------- -----------------------
                           Equity-                        Asset              Growth &     Growth
                           Income    Growth   Overseas   Manager  Contrafund  Income   Opportunities
                          Portfolio Portfolio Portfolio Portfolio Portfolio  Portfolio   Portfolio
Assets                    --------- --------- --------- --------- ---------- --------- -------------
Investments in Variable
 Insurance Products
 Fund,
 at fair value (note 2):
 Equity-Income Portfolio
  (19,836 shares,
  cost -- $511,803).....  $509,982       --        --        --         --        --          --
 Growth Portfolio
  (12,867 shares,
  cost -- $607,122).....       --    706,762       --        --         --        --          --
 Overseas Portfolio
  (4,946 shares, cost --
   $106,143)............       --        --    135,707       --         --        --          --
Investments in Variable
 Insurance Products Fund
 II,
 at fair value (note 2):
 Asset Manager Portfolio
  (6,460 shares,
  cost -- $114,149).....       --        --        --    120,613        --        --          --
 Contrafund Portfolio
  (44,369 shares,
  cost -- $1,179,317)...       --        --        --        --   1,293,371       --          --
Investments in Variable
 Insurance Products Fund
 III,
 at fair value (note 2):
 Growth & Income
  Portfolio (8,804
  shares,
  cost -- $146,121).....       --        --        --        --         --    152,302         --
 Growth Opportunities
  Portfolio (20,404
  shares,
  cost -- $456,535).....       --        --        --        --         --        --      472,342
Receivable from
 affiliate (note 3).....       --          4         2       --           1       --          --
                          --------   -------   -------   -------  ---------   -------     -------
 Total assets...........   509,982   706,766   135,709   120,613  1,293,372   152,302     472,342
                          --------   -------   -------   -------  ---------   -------     -------
Liabilities
Accrued expenses payable
 to affiliates (note
 3).....................       258       369        73        58        653        81         268
Payable for units
 withdrawn..............       --        --        --        --         --        --          --
                          --------   -------   -------   -------  ---------   -------     -------
 Total liabilities......       258       369        73        58        653        81         268
                          --------   -------   -------   -------  ---------   -------     -------
Net assets attributable
 to variable deferred
 annuity
 contractholders........  $509,724   706,397   135,636   120,555  1,292,719   152,221     472,074
                          ========   =======   =======   =======  =========   =======     =======
Outstanding units.......    48,133    46,688    10,084    10,584     97,637    13,010      41,888
                          ========   =======   =======   =======  =========   =======     =======
Net asset value per
 unit...................  $  10.59     15.13     13.45     11.39      13.24     11.70       11.27
                          ========   =======   =======   =======  =========   =======     =======

                      GE CAPITAL LIFE SEPARATE ACCOUNT II

                               December 31, 1999

                                  Oppenheimer Variable Account Funds           Federated Insurance Series
                          --------------------------------------------------- ----------------------------
                            High           Aggressive   Capital     Multiple  American    High
                           Income   Bond     Growth   Appreciation Strategies Leaders  Income Bond Utility
                          Fund/VA  Fund/VA  Fund/VA     Fund/VA     Fund/VA   Fund II    Fund II   Fund II
Assets                    -------- ------- ---------- ------------ ---------- -------- ----------- -------
Investments in
 Oppenheimer Variable
 Account Funds, at fair
 value (note 2):
 High Income Fund/VA
  (16,514 shares,
  cost -- $175,813).....  $177,029     --       --          --          --        --         --        --
 Bond Fund/VA (37,194
  shares,
  cost-- $427,468)......       --  428,477      --          --          --        --         --        --
 Aggressive Growth
  Fund/VA (1,811 shares,
  cost -- $109,793).....       --      --   149,068         --          --        --         --        --
 Capital Appreciation
  Fund/VA (2,012 shares,
  cost -- $82,025)......       --      --       --      100,296         --        --         --        --
 Multiple Strategies
  Fund/VA (2,921 shares,
  cost -- $48,869)......       --      --       --          --       51,001       --         --        --
Investments in Federated
 Insurance Series, at
 fair value (note 2):
 American Leaders Fund
  II (10,866 shares,
  cost -- $222,665).....       --      --       --          --          --    226,237        --        --
 High Income Bond Fund
  II (19,068 shares,
  cost -- $194,005).....       --      --       --          --          --        --     195,256       --
 Utility Fund II (16,815
  shares,
  cost -- $240,944).....       --      --       --          --          --        --         --    241,300
Receivable from
 affiliate (note 3).....       --      --         1         --          --        --         --        --
                          -------- -------  -------     -------      ------   -------    -------   -------
 Total assets...........   177,029 428,477  149,069     100,296      51,001   226,237    195,256   241,300
                          -------- -------  -------     -------      ------   -------    -------   -------
Liabilities
Accrued expenses payable
 to affiliates (note
 3).....................        95     207       78          51          28       120        105       131
Payable for units
 withdrawn..............       --      --       --          --          --        --         --        --
                          -------- -------  -------     -------      ------   -------    -------   -------
 Total liabilities......        95     207       78          51          28       120        105       131
                          -------- -------  -------     -------      ------   -------    -------   -------
Net assets attributable
 to variable deferred
 annuity
 contractholders........  $176,934 428,270  148,991     100,245      50,973   226,117    195,151   241,169
                          ======== =======  =======     =======      ======   =======    =======   =======
Outstanding units.......    18,241  43,260    8,356       6,857       4,655    20,556     19,995    22,004
                          ======== =======  =======     =======      ======   =======    =======   =======
Net asset value per
 unit...................  $   9.70    9.90    17.83       14.62       10.95     11.00       9.76     10.96
                          ======== =======  =======     =======      ======   =======    =======   =======

                      GE CAPITAL LIFE SEPARATE ACCOUNT II

                               December 31, 1999

                                                    Janus Aspen Series                                 Alger American Fund
                      ------------------------------------------------------------------------------ ------------------------
                                 Aggressive           Worldwide Flexible  International   Capital        Small
                       Balanced    Growth    Growth    Growth    Income      Growth     Appreciation Capitalization  Growth
                      Portfolio  Portfolio  Portfolio Portfolio Portfolio   Portfolio    Portfolio     Portfolio    Portfolio
Assets                ---------- ---------- --------- --------- --------- ------------- ------------ -------------- ---------
Investments in
 Janus Aspen
 Series, at fair
 value (note 2):
 Balanced
  Portfolio
  (93,440 shares,
  cost --
   $2,401,229)...     $2,608,851       --         --        --      --           --            --           --           --
 Aggressive
  Growth
  Portfolio
  (52,148 shares,
  cost --
  $2,230,874)....            --  3,112,739        --        --      --           --            --           --           --
 Growth Portfolio
  (38,459 shares,
  cost --
   $1,135,111)...            --        --   1,294,136       --      --           --            --           --           --
 Worldwide Growth
  Portfolio
  (34,071 shares,
  cost --
  $1,316,287)....            --        --         --  1,626,898     --           --            --           --           --
 Flexible Income
  Portfolio
  (6,152 shares,
  cost --
   $72,403)......            --        --         --        --   70,259          --            --           --           --
 International
  Growth
  Portfolio
  (8,373 shares,
  cost --
  $241,185)......            --        --         --        --      --       323,777           --           --           --
 Capital
  Appreciation
  Portfolio
  (102,297
  shares,
  cost --
  $2,706,916)....            --        --         --        --      --           --      3,393,176          --           --
Investments in
 Alger American
 Fund, at fair
 value (note 2):
 Small
  Capitalization
  Portfolio
  (6,969 shares,
  cost --
  $308,329)......            --        --         --        --      --           --            --       384,322          --
 Growth Portfolio
  (10,758 shares,
  cost --
   $589,639).....            --        --         --        --      --           --            --           --       692,601
Receivable from
 affiliate
 (note 3)........            --         58          6        20     --             7            35            5            2
                      ---------- ---------  --------- ---------  ------      -------     ---------      -------      -------
 Total assets....      2,608,851 3,112,797  1,294,142 1,626,918  70,259      323,784     3,393,211      384,327      692,603
                      ---------- ---------  --------- ---------  ------      -------     ---------      -------      -------
Liabilities
Accrued expenses
 payable to
 affiliates (note
 3)..............          1,342     1,713        663       810      39          163         1,763          204          372
Payable for units
 withdrawn.......          2,583     2,804        --      2,692     --           --          2,721          --           --
                      ---------- ---------  --------- ---------  ------      -------     ---------      -------      -------
 Total
  liabilities....          3,925     4,517        663     3,502      39          163         4,484          204          372
                      ---------- ---------  --------- ---------  ------      -------     ---------      -------      -------
Net assets
 attributable to
 variable
 deferred annuity
  contractholders ... $2,604,926 3,108,280  1,293,479 1,623,416  70,220      323,621     3,388,727      384,123      692,231
                      ========== =========  ========= =========  ======      =======     =========      =======      =======
Outstanding
 units...........        186,199   121,228     81,608   100,959   6,851       19,367       179,393       26,274       47,413
                      ========== =========  ========= =========  ======      =======     =========      =======      =======
Net asset value
 per unit........     $    13.99     25.64      15.85     16.08   10.25        16.71         18.89        14.62        14.60
                      ========== =========  ========= =========  ======      =======     =========      =======      =======

                      GE CAPITAL LIFE SEPARATE ACCOUNT II

                               December 31, 1999

                                                              Goldman Sachs
                                          PBHG Insurance    Variable Insurance
                                         Series Fund, Inc.        Trust
                                        ------------------- ------------------
                                          PBHG
                                        Large Cap   PBHG    Growth and Mid Cap
                                         Growth   Growth II   Income    Value
                                        Portfolio Portfolio    Fund     Fund
Assets                                  --------- --------- ---------- -------
Investments in PBHG Insurance Series
 Fund, Inc., at fair value (note 2):
 PBHG Large Cap Growth Portfolio (2,432
  shares, cost -- $46,826).............  $62,050       --        --        --
 PBHG Growth II Portfolio (6,089
  shares, cost -- $94,474).............      --    140,340       --        --
Investments in Goldman Sachs Variable
 Insurance Trust, at fair value (note
 2):
 Growth and Income Fund (5,524 shares,
  cost -- $57,831).....................      --        --     60,155       --
 Mid Cap Value Fund (31,488 shares,
  cost -- $278,198)....................      --        --        --    265,132
Receivable from affiliate (note 3).....        1         3       --        --
                                         -------   -------    ------   -------
 Total assets..........................   62,051   140,343    60,155   265,132
                                         -------   -------    ------   -------
Liabilities
Accrued expenses payable to affiliates
 (note 3)..............................       32        76        34       147
Payable for units withdrawn............      --        --        --        --
                                         -------   -------    ------   -------
 Total liabilities.....................       32        76        34       147
                                         -------   -------    ------   -------
Net assets attributable to variable
 deferred annuity contractholders......  $62,019   140,267    60,121   264,985
                                         =======   =======    ======   =======
Outstanding units......................    3,577     7,052     6,067    28,190
                                         =======   =======    ======   =======
Net asset value per unit...............  $ 17.34     19.89      9.91      9.40
                                         =======   =======    ======   =======

                See accompanying notes to financial statements.

                      GE CAPITAL LIFE SEPARATE ACCOUNT II

                            Statements Of Operations


                                                     GE Investments Funds, Inc.
                         -----------------------------------------------------------------------------------
                                              Money            Total        International
                         S&P 500  Index      Market           Return            Equity         Real Estate
                              Fund            Fund             Fund              Fund        Securities Fund
                         -------------- ----------------- --------------- ------------------ ---------------
                          Period from                       Period from                        Period from
                         May 6, 1999 to    Period from    May 26, 1999 to    Period from     July 9, 1999 to
                          December 31,  April 29, 1999 to  December 31,   August 26, 1999 to  December 31,
                              1999      December 31, 1999      1999       December 31, 1999       1999
                         -------------- ----------------- --------------- ------------------ ---------------
Investment income:
 Income -- Ordinary
  Dividends.............  $    14,793           10,043            1,782                68              102
 Expenses -- Mortality
  and expense risk
  charges and
  admistrative expenses
  (note 3)..............        7,863            3,051              279                71               13
                          ----------      ------------     ------------      ------------     ------------
Net investment income
 (expense)..............        6,930            6,992            1,503                (3)              89
                          ----------      ------------     ------------      ------------     ------------
Net realized and
 unrealized gain (loss)
 on investments:
 Net realized gain
  (loss)................       11,914              --                61               292               (1)
 Unrealized appreciation
  (depreciation)........      130,724              --               399             1,782             (243)
 Capital gain
  distribution..........       20,428              --             2,092             1,639                5
                          ----------      ------------     ------------      ------------     ------------
Net realized and
 unrealized gain (loss)
 on investments.........      163,066              --             2,552             3,713             (239)
                          ----------      ------------     ------------      ------------     ------------
Increase (decrease) in
 net assets from
 operations.............  $   169,996            6,992            4,055             3,710             (150)
                          ==========      ============     ============      ============     ============

                                           GE Investments Funds, Inc.
                         ---------------------------------------------------------------
                             Global           Value                           U.S.
                             Income          Equity          Income          Equity
                              Fund            Fund            Fund            Fund
                         --------------- --------------- --------------- ---------------
                           Period from     Period from     Period from     Period from
                         May 14, 1999 to May 14, 1999 to May 14, 1999 to June 2, 1999 to
                          December 31,    December 31,    December 31,    December 31,
                              1999            1999            1999            1999
                         --------------- --------------- --------------- ---------------
Investment income:
 Income -- Ordinary
  Dividends.............          905             890           8,293           1,680
 Expenses -- Mortality
  and expense risk
  charges and
  administrative
  expenses (note 3).....          349             492             874           1,613
                           ---------       ----------      ----------      ----------
Net investment income
 (expense)..............          556             398           7,419              67
                           ---------       ----------      ----------      ----------
Net realized and
 unrealized gain (loss)
 on investments:
 Net realized gain
  (loss)................         (573)            299          (1,204)         (2,044)
 Unrealized appreciation
  (depreciation)........       (1,054)            637          (6,432)          5,225
 Capital gain
  distribution..........           68             --              257          15,120
                           ---------       ----------      ----------      ----------
Net realized and
 unrealized gain (loss)
 on investments.........       (1,559)            936          (7,379)         18,301
                           ---------       ----------      ----------      ----------
Increase (decrease) in
 net assets from
 operations.............       (1,003)          1,334              40          18,368
                           =========       ==========      ==========      ==========

                      GE CAPITAL LIFE SEPARATE ACCOUNT II

                                                                              Variable Insurance
                                Variable Insurance Products Fund               Products Fund II
                         ---------------------------------------------- ------------------------------
                             Equity-
                             Income          Growth        Overseas      Asset Manager    Contrafund
                            Portfolio      Portfolio       Portfolio       Portfolio      Portfolio
                         --------------- -------------- --------------- --------------- --------------
                           Period from    Period from     Period from     Period from    Period from
                         May 13, 1999 to May 6, 1999 to May 14, 1999 to June 7, 1999 to May 6, 1999 to
                          December 31,    December 31,   December 31,    December 31,    December 31,
                              1999            1999           1999            1999            1999
                         --------------- -------------- --------------- --------------- --------------
Investment income:
 Income -- Ordinary
  Dividends.............  $        372             --             --              --              --
 Expenses -- Mortality
  and expense risk
  charges and
  administrative
  expenses (note 3).....         2,097           2,299            737             545           4,439
                          ------------   ------------    ------------    -----------     ------------
Net investment income
 (expense)..............        (1,725)         (2,299)          (737)           (545)         (4,439)
                          ------------   ------------    ------------    -----------     ------------
Net realized and
 unrealized gain (loss)
 on investments:
 Net realized gain
  (loss)................        (2,045)          1,438            872             358          22,338
 Unrealized appreciation
  (depreciation)........        (1,822)         99,641         29,565           6,464         114,054
 Capital gain
  distribution..........           828             --             --              --              --
                          ------------   ------------    ------------    -----------     ------------
Net realized and
 unrealized gain (loss)
 on investments.........        (3,039)        101,079         30,437           6,822         136,392
                          ------------   ------------    ------------    -----------     ------------
Increase (decrease) in
 net assets from
 operations.............  $     (4,764)         98,780         29,700           6,277         131,953
                          ============   ============    ============    ===========     ============

                                                     Variable Insurance
                                                      Products Fund III
                                              ---------------------------------
                                                                    Growth
                                               Growth & Income   Opportunities
                                                  Portfolio        Portfolio
                                              ----------------- ---------------
                                                                  Period from
                                                 Period from    May 11, 1999 to
                                              April 12, 1999 to  December 31,
                                              December 31, 1999      1999
                                              ----------------- ---------------
Investment income:
 Income -- Ordinary Dividends................            --               --
 Expenses -- Mortality and expense risk
  charges and administrative expenses
  (note 3)...................................            795            2,161
                                                -----------      ------------
Net investment income (expense)..............           (795)          (2,161)
                                                -----------      ------------
Net realized and unrealized gain (loss) on
 investments:
 Net realized gain (loss)....................            649           (1,607)
 Unrealized appreciation (depreciation)......          6,182           15,807
 Capital gain distribution...................            --               --
                                                -----------      ------------
Net realized and unrealized gain (loss) on
 investments.................................          6,831           14,200
                                                -----------      ------------
Increase (decrease) in net assets from
 operations..................................          6,036           12,039
                                                ===========      ============

                      GE CAPITAL LIFE SEPARATE ACCOUNT II

                                               Oppenheimer Variable Account Funds
                         -------------------------------------------------------------------------------
                                                                            Capital         Multiple
                           High Income        Bond        Aggressive     Appreciation      Strategies
                             Fund/VA        Fund/VA     Growth Fund/VA      Fund/VA          Fund/VA
                         --------------- -------------- -------------- ----------------- ---------------
                           Period from    Period from    Period from                       Period from
                         May 21, 1999 to May 6, 1999 to May 5, 1999 to    Period from    May 14, 1999 to
                          December 31,    December 31,   December 31,  April 23, 1999 to  December 31,
                              1999            1999           1999      December 31, 1999      1999
                         --------------- -------------- -------------- ----------------- ---------------
Investment income:
 Income -- Ordinary
  Dividends.............  $        --              --             --              --               --
 Expenses -- Mortality
  and expense risk
  charges and
  administrative
  expenses (note 3).....           698           1,470            513             477              220
                          ------------    ------------   ------------    ------------     ------------
Net investment income
 (expense)..............          (698)         (1,470)          (513)           (477)            (220)
                          ------------    ------------   ------------    ------------     ------------
Net realized and
 unrealized gain (loss)
 on investments:
 Net realized gain
  (loss)................         1,328             183          7,258             265              281
 Unrealized appreciation
  (depreciation)........         1,216           1,010         39,274          18,271            2,132
 Capital gain
  distribution..........           --              --             --              --               --
                          ------------    ------------   ------------    ------------     ------------
Net realized and
 unrealized gain (loss)
 on investments.........         2,544           1,193         46,532          18,536            2,413
                          ------------    ------------   ------------    ------------     ------------
Increase (decrease) in
 net assets from
 operations.............  $      1,846            (277)        46,019          18,059            2,193
                          ============    ============   ============    ============     ============

                                          Federated Insurance Series
                               -------------------------------------------------
                                                      High
                               American Leaders    Income Bond       Utility
                                    Fund II          Fund II         Fund II
                               ----------------- --------------- ---------------
                                                   Period from     Period from
                                  Period from    May 11, 1999 to July 8, 1999 to
                               April 23, 1999 to  December 31,    December 31,
                               December 31, 1999      1999            1999
                               ----------------- --------------- ---------------
Investment income:
 Income -- Ordinary
  Dividends..................             --             --              --
 Expenses -- Mortality and
  expense risk charges and
  administrative expenses
  (note 3)...................           1,030            792           1,059
                                 ------------       --------        --------
Net investment income
 (expense)...................          (1,030)          (792)         (1,059)
                                 ------------       --------        --------
Net realized and unrealized
 gain (loss) on investments:
 Net realized gain (loss)....          (2,562)          (137)           (314)
 Unrealized appreciation
  (depreciation).............           3,572          1,251             356
 Capital gain distribution...             --             --              --
                                 ------------       --------        --------
Net realized and unrealized
 gain (loss) on investments..           1,010          1,114              42
                                 ------------       --------        --------
Increase (decrease) in net
 assets from operations......             (20)           322          (1,017)
                                 ============       ========        ========

                      GE CAPITAL LIFE SEPARATE ACCOUNT II

                                                              Janus Aspen Series
                         ---------------------------------------------------------------------------------------------
                                                                                 Worldwide        Flexible
                             Balanced      Aggressive Growth     Growth           Growth           Income
                             Portfolio         Portfolio        Portfolio        Portfolio        Portfolio
                         ----------------- ----------------- --------------- ----------------- ---------------
                                                               Period from                       Period from
                            Period from       Period from    May 11, 1999 to    Period from    May 21, 1999 to
                         April 12, 1999 to April 23, 1999 to  December 31,   April 23, 1999 to  December 31,
                         December 31, 1999 December 31, 1999      1999       December 31, 1999      1999
                         ----------------- ----------------- --------------- ----------------- ---------------
Investment income:
 Income -- Ordinary
  Dividends.............   $     28,510              601           1,154               120            3,201
 Expenses -- Mortality
  and expense risk
  charges and
  administrative
  expenses (note 3).....          8,582            8,601           3,526             3,896              428
                           ------------        ---------        --------        ---------        ---------
Net investment income
 (expense)..............         19,928           (8,000)         (2,372)           (3,776)           2,773
                           ------------        ---------        --------        ---------        ---------
Net realized and
 unrealized gain (loss)
 on investments:
 Net realized gain
  (loss)................         33,494          130,943          21,250            26,067               70
 Unrealized appreciation
  (depreciation)........        207,622          881,865         159,025           310,611           (2,145)
Capital gain
 distribution...........            --             1,024             193               --                98
                           ------------        ---------        --------        ---------        ---------
Net realized and
 unrealized gain (loss)
 on investments.........        241,116        1,013,832         180,468           336,678           (1,977)
                           ------------        ---------        --------        ---------        ---------
Increase (decrease) in
 net assets from
 operations.............   $    261,044        1,005,832         178,096           332,902              796
                           ============        =========        ========        =========        =========

                          Janus Aspen Series (continued)         Alger American Fund
                         --------------------------------- --------------------------------
                          International       Capital          Small
                             Growth        Appreciation    Capitalization      Growth
                            Portfolio        Portfolio       Portfolio        Portfolio
                         --------------- ----------------- -------------- -----------------
                           Period from                      Period from
                         May 26, 1999 to    Period from    May 6, 1999 to    Period from
                          December 31,   April 29, 1999 to  December 31,  April 29, 1999 to
                              1999       December 31, 1999      1999      December 31, 1999
                         --------------- ----------------- -------------- -----------------
Investment income:
 Income -- Ordinary
  Dividends.............            72              517             --                23
 Expenses -- Mortality
  and expense risk
  charges and
  administrative
  expenses (note 3).....           903            9,883           1,488            3,169
                          -----------      -----------      -----------     ------------
Net investment income
 (expense)..............          (831)          (9,366)         (1,488)          (3,146)
                          -----------      -----------      -----------     ------------
Net realized and
 unrealized gain (loss)
 on investments:
 Net realized gain
  (loss)................        14,943           48,923          14,121           (1,623)
 Unrealized appreciation
  (depreciation)........        82,593          686,260          75,993          102,963
Capital gain
 distribution...........           --             5,942             124            2,305
                          -----------      -----------      -----------     ------------
Net realized and
 unrealized gain (loss)
 on investments.........        97,536          741,125          90,238          103,645
                          -----------      -----------      -----------     ------------
Increase (decrease) in
 net assets from
 operations.............        96,705          731,759          88,750          100,499
                          ===========      ===========      ===========     ============

                      GE CAPITAL LIFE SEPARATE ACCOUNT II

                                 PBHG Insurance Series             Goldman Sachs Variable
                                      Fund, Inc.                       Insurance Trust
                         ------------------------------------- -------------------------------
                                 PBHG
                               Large Cap                         Growth and        Mid Cap
                                Growth         PBHG Growth II      Income           Value
                               Portfolio          Portfolio         Fund            Fund
                         --------------------- --------------- --------------- ---------------
                              Period from        Period from     Period from     Period from
                         September 21, 1999 to July 2, 1999 to May 14, 1999 to May 14, 1999 to
                             December 31,       December 31,    December 31,    December 31,
                                 1999               1999            1999            1999
                         --------------------- --------------- --------------- ---------------
Investment income:
 Income -- Ordinary
  Dividends.............        $   --                --              657            2,047
 Expenses -- Mortality
  and expense risk
  charges and
  administrative
  expenses (note 3).....            127               481             321            1,071
                                -------            ------           -----          -------
Net investment income
 (expense)..............           (127)             (481)            336              976
                                -------            ------           -----          -------
Net realized and
 unrealized gain (loss)
 on investments:
 Net realized gain
  (loss)................          1,640               139            (951)          (5,954)
 Unrealized appreciation
  (depreciation)........         15,224            45,866           2,324          (13,066)
 Capital gain
  distribution..........            --                --              --               --
                                -------            ------           -----          -------
Net realized and
 unrealized gain (loss)
 on investments.........         16,864            46,005           1,373          (19,020)
                                -------            ------           -----          -------
Increase (decrease) in
 net assets from
 operations.............        $16,737            45,524           1,709          (18,044)
                                =======            ======           =====          =======

                See accompanying notes to financial statements.

                      GE CAPITAL LIFE SEPARATE ACCOUNT II

                       Statement of Changes in Net Assets


                                                     GE Investments Funds, Inc.
                         -----------------------------------------------------------------------------------
                            S&P 500           Money            Total        International
                             Index           Market           Return            Equity         Real Estate
                              Fund            Fund             Fund              Fund        Securities Fund
                         -------------- ----------------- --------------- ------------------ ---------------
                          Period from                       Period from                        Period from
                         May 6, 1999 to    Period from    May 26, 1999 to    Period from     July 9, 1999 to
                          December 31,  April 29, 1999 to  December 31,   August 26, 1999 to  December 31,
                              1999      December 31, 1999      1999       December 31, 1999       1999
                         -------------- ----------------- --------------- ------------------ ---------------
Increase (decrease) in
 net assets
From operations:
 Net investment income
  (expense)............    $    6,930           6,992          1,503                (3)              89
 Net realized gain
  (loss)...............        11,914             --              61               292               (1)
 Unrealized apprecia-
  tion (depreciation)
  on investments.......       130,724             --             399             1,782             (243)
 Capital gain distribu-
  tion.................        20,428             --           2,092             1,639                5
                           ----------       ---------         ------            ------            -----
   Increase (decrease)
    in net assets from
    operations.........       169,996           6,992          4,055             3,710             (150)
                           ----------       ---------         ------            ------            -----
From capital transac-
 tions:
 Net premiums..........     1,916,894       1,884,687         78,294            23,207            2,000
 Transfer (to) from the
  general account of GE
  Capital Life:
  Surrenders...........        (4,344)           (207)          (208)              --               --
  Transfer gains (loss)
   and transfer fees
   (note 3)............           236           1,697            (92)               61                1
 Transfers (to) from
  the Guarantee Ac-
  count................       106,565         (51,805)         5,388               --               --
 Interfund transfers...         6,440        (137,227)         1,017               --               --
                           ----------       ---------         ------            ------            -----
   Increase (decrease)
    in net assets from
    capital
    transactions.......     2,025,791       1,697,145         84,399            23,268            2,001
                           ----------       ---------         ------            ------            -----
Increase (decrease) in
 net assets............     2,195,787       1,704,137         88,454            26,978            1,851
Net assets at beginning
 of period.............           --              --             --                --               --
                           ----------       ---------         ------            ------            -----
Net assets at end of
 year..................    $2,195,787       1,704,137         88,454            26,978            1,851
                           ==========       =========         ======            ======            =====

                      GE CAPITAL LIFE SEPARATE ACCOUNT II

                                     GE Investments Funds, Inc. (continued)
                         ---------------------------------------------------------------
                             Global           Value                           U.S.
                             Income          Equity          Income          Equity
                              Fund            Fund            Fund            Fund
                         --------------- --------------- --------------- ---------------
                           Period from     Period from     Period from     Period from
                         May 14, 1999 to May 14, 1999 to May 14, 1999 to June 2, 1999 to
                          December 31,    December 31,    December 31,    December 31,
                              1999            1999            1999            1999
                         --------------- --------------- --------------- ---------------
Increase (decrease) in
 net assets
From operations:
 Net investment income
  (expense)............      $   556             398           7,419              67
 Net realized gain
  (loss)...............         (573)            299          (1,204)         (2,044)
 Unrealized apprecia-
  tion (depreciation)
  on investments.......       (1,054)            637          (6,432)          5,225
 Capital gain distribu-
  tion.................           68             --              257          15,120
                             -------         -------         -------         -------
   Increase (decrease)
    in net assets from
    operations.........       (1,003)          1,334              40          18,368
                             -------         -------         -------         -------
From capital transac-
 tions:
 Net premiums..........       64,472         130,953         155,833         207,811
 Transfer (to) from the
  general account of GE
  Capital Life:
  Surrenders...........         (204)            --              --           (1,558)
  Transfer gains (loss)
   and transfer fees
   (note 3)............          (65)             15              64             423
 Transfers (to) from
  the Guarantee Ac-
  count................          --              --           17,167          (3,965)
 Interfund transfers...          --          (13,084)        (12,000)        107,802
                             -------         -------         -------         -------
   Increase (decrease)
    in net assets from
    capital
    transactions.......       64,203         117,884         161,064         310,513
                             -------         -------         -------         -------
Increase (decrease) in
 net assets............       63,200         119,218         161,104         328,881
Net assets at beginning
 of period.............          --              --              --              --
                             -------         -------         -------         -------
Net assets at end of
 year..................      $63,200         119,218         161,104         328,881
                             =======         =======         =======         =======

                      GE CAPITAL LIFE SEPARATE ACCOUNT II

                                         Variable Insurance Products Fund
                                  ----------------------------------------------
                                      Equity-
                                      Income          Growth        Overseas
                                     Portfolio      Portfolio       Portfolio
                                  --------------- -------------- ---------------
                                    Period from    Period from     Period from
                                  May 13, 1999 to May 6, 1999 to May 14, 1999 to
                                   December 31,    December 31,   December 31,
                                       1999            1999           1999
                                  --------------- -------------- ---------------
Increase (decrease) in net as-
 sets
From operations:
 Net investment income (ex-
  pense)........................     $ (1,725)        (2,299)           (737)
 Net realized gain (loss).......       (2,045)         1,438             872
 Unrealized appreciation (depre-
  ciation) on investments.......       (1,822)        99,641          29,565
 Capital gain distribution......          828            --              --
                                     --------        -------         -------
   Increase (decrease) in net
    assets from operations......       (4,764)        98,780          29,700
                                     --------        -------         -------
From capital transactions:
 Net premiums...................      514,343        576,159         106,047
 Transfer (to) from the general
  account of GE Capital Life:
  Surrenders....................       (8,408)        (5,067)            --
  Transfer gains (loss) and
   transfer fees (note 3).......       (1,528)         1,736            (111)
 Transfers (to) from the Guaran-
  tee Account...................        8,767         15,479             --
 Interfund transfers............        1,314         19,310             --
                                     --------        -------         -------
   Increase (decrease) in net
    assets from capital transac-
    tions.......................      514,488        607,617         105,936
                                     --------        -------         -------
Increase (decrease) in net as-
 sets...........................      509,724        706,397         135,636
Net assets at beginning of peri-
 od.............................          --             --              --
                                     --------        -------         -------
Net assets at end of year.......     $509,724        706,397         135,636
                                     ========        =======         =======

                      GE CAPITAL LIFE SEPARATE ACCOUNT II

                               Variable Insurance              Variable Insurance
                                Products Fund II                Products Fund III
                         ------------------------------ ---------------------------------
                                                                              Growth
                          Asset Manager    Contrafund    Growth & Income   Opportunities
                            Portfolio      Portfolio        Portfolio        Portfolio
                         --------------- -------------- ----------------- ---------------
                           Period from    Period from                       Period from
                         June 7, 1999 to May 6, 1999 to    Period from    May 11, 1999 to
                          December 31,    December 31,  April 12, 1999 to  December 31,
                              1999            1999      December 31, 1999      1999
                         --------------- -------------- ----------------- ---------------
Increase (decrease) in
 net assets
From operations:
 Net investment income
  (expense)............     $   (545)         (4,439)           (795)          (2,161)
 Net realized gain
  (loss)...............          358          22,338             649           (1,607)
 Unrealized apprecia-
  tion (depreciation)
  on investments.......        6,464         114,054           6,182           15,807
 Capital gain distribu-
  tion.................          --              --              --               --
                            --------       ---------         -------          -------
   Increase (decrease)
    in net assets from
    operations.........        6,277         131,953           6,036           12,039
                            --------       ---------         -------          -------
From capital transac-
 tions:
 Net premiums..........      114,263       1,104,259         162,340          481,850
 Transfer (to) from the
  general account of GE
  Capital Life:
  Surrenders...........          --          (11,919)         (7,583)          (4,423)
  Transfer gains (loss)
   and transfer fees
   (note 3)............           15             220            (143)          (4,683)
 Transfers (to) from
  the Guarantee Ac-
  count................          --           35,713          13,141            6,866
 Interfund transfers...          --           32,493         (21,570)         (19,575)
                            --------       ---------         -------          -------
   Increase (decrease)
    in net assets from
    capital transac-
    tions..............      114,278       1,160,766         146,185          460,035
                            --------       ---------         -------          -------
Increase (decrease) in
 net assets............      120,555       1,292,719         152,221          472,074
Net assets at beginning
 of period.............          --              --              --               --
                            --------       ---------         -------          -------
Net assets at end of
 year..................     $120,555       1,292,719         152,221          472,074
                            ========       =========         =======          =======

                      GE CAPITAL LIFE SEPARATE ACCOUNT II

                                               Oppenheimer Variable Account Funds
                         -------------------------------------------------------------------------------
                                                                            Capital         Multiple
                              High                        Aggressive     Appreciation      Strategies
                         Income Fund/VA   Bond Fund/VA  Growth Fund/VA      Fund/VA          Fund/VA
                         --------------- -------------- -------------- ----------------- ---------------
                           Period from    Period from    Period from                       Period from
                         May 21, 1999 to May 6, 1999 to May 5, 1999 to    Period from    May 14, 1999 to
                          December 31,    December 31,   December 31,  April 23, 1999 to  December 31,
                              1999            1999           1999      December 31, 1999      1999
                         --------------- -------------- -------------- ----------------- ---------------
Increase (decrease) in
 net assets
From operations:
 Net investment income
  (expense)............     $   (698)        (1,470)          (513)            (477)           (220)
 Net realized gain
  (loss)...............        1,328            183          7,258              265             281
 Unrealized apprecia-
  tion (depreciation)
  on investments.......        1,216          1,010         39,274           18,271           2,132
 Capital gain distribu-
  tion.................          --             --             --               --              --
                            --------        -------        -------          -------          ------
   Increase (decrease)
    in net assets from
    operations.........        1,846           (277)        46,019           18,059           2,193
                            --------        -------        -------          -------          ------
From capital transac-
 tions:
 Net premiums..........      155,654        397,881        113,307           82,368          48,280
 Transfer (to) from the
  general account of GE
  Capital Life:
  Surrenders...........         (204)          (204)           --               --           (1,047)
  Transfer gains (loss)
   and transfer fees
   (note 3)............          (15)           142          1,053             (390)             59
 Transfers (to) from
  the Guarantee
  Account..............        7,348         25,543          2,988              208           1,488
 Interfund transfers...       12,305          5,185        (14,376)             --              --
                            --------        -------        -------          -------          ------
   Increase (decrease)
    in net assets from
    capital transac-
    tions..............      175,088        428,547        102,972           82,186          48,780
                            --------        -------        -------          -------          ------
Increase (decrease) in
 net assets............      176,934        428,270        148,991          100,245          50,973
Net assets at beginning
 of period.............          --             --             --               --              --
                            --------        -------        -------          -------          ------
Net assets at end of
 year..................     $176,934        428,270        148,991          100,245          50,973
                            ========        =======        =======          =======          ======

                      GE CAPITAL LIFE SEPARATE ACCOUNT II

                                         Federated Insurance Series
                              -------------------------------------------------
                                                     High
                              American Leaders    Income Bond
                                   Fund II          Fund II     Utility Fund II
                              ----------------- --------------- ---------------
                                                  Period from     Period from
                                 Period from    May 11, 1999 to July 8, 1999 to
                              April 23, 1999 to  December 31,    December 31,
                              December 31, 1999      1999            1999
                              ----------------- --------------- ---------------
Increase (decrease) in net
 assets
From operations:
 Net investment income (ex-
  pense).....................     $ (1,030)            (792)         (1,059)
 Net realized gain (loss)....       (2,562)            (137)           (314)
 Unrealized appreciation (de-
  preciation) on invest-
  ments......................        3,572            1,251             356
 Capital gain distribution...          --               --              --
                                  --------          -------         -------
   Increase (decrease) in net
    assets from operations...          (20)             322          (1,017)
                                  --------          -------         -------
From capital transactions:
 Net premiums................      203,647          190,800         236,827
 Transfer (to) from the gen-
  eral account of GE Capital
  Life:
  Surrenders.................          --               --              --
  Transfer gains (loss) and
   transfer fees (note 3)....          (97)             (67)            586
 Transfers (to) from the
  Guarantee Account..........        2,977            4,096           4,773
 Interfund transfers.........       19,610              --              --
                                  --------          -------         -------
   Increase (decrease) in net
    assets from capital
    transactions.............      226,137          194,829         242,186
                                  --------          -------         -------
Increase (decrease) in net
 assets......................      226,117          195,151         241,169
Net assets at beginning of
 period......................          --               --              --
                                  --------          -------         -------
Net assets at end of year....     $226,117          195,151         241,169
                                  ========          =======         =======

                      GE CAPITAL LIFE SEPARATE ACCOUNT II

                                                                      Janus Aspen Series
                    -----------------------------------------------------------------------------------------------------
                                                                                             Flexible      International
                        Balanced      Aggressive Growth     Growth      Worldwide Growth      Income          Growth
                        Portfolio         Portfolio        Portfolio        Portfolio        Portfolio       Portfolio
                    ----------------- ----------------- --------------- ----------------- --------------- ---------------
                                                          Period from                       Period from     Period from
                       Period from       Period from    May 11, 1999 to    Period from    May 21, 1999 to May 26, 1999 to
                    April 12, 1999 to April 23, 1999 to  December 31,   April 23, 1999 to  December 31,    December 31,
                    December 31, 1999 December 31, 1999      1999       December 31, 1999      1999            1999
                    ----------------- ----------------- --------------- ----------------- --------------- ---------------
Increase
 (decrease) in net
 assets
From operations:
 Net investment
  income
  (expense).......     $   19,928            (8,000)          (2,372)          (3,776)         2,773             (831)
 Net realized gain
  (loss)..........         33,494           130,943           21,250           26,067             70           14,943
 Unrealized
  appreciation
  (depreciation)
  on investments..        207,622           881,865          159,025          310,611         (2,145)          82,593
 Capital gain
  distribution....            --              1,024              193              --              98              --
                       ----------         ---------        ---------        ---------         ------          -------
  Increase
   (decrease) in
   net assets from
   operations.....        261,044         1,005,832          178,096          332,902            796           96,705
                       ----------         ---------        ---------        ---------         ------          -------
From capital
 transactions:
 Net premiums.....      2,220,553         2,262,136        1,009,031        1,233,902         64,850          219,408
 Transfer (to)
  from the general
  account of GE
  Capital Life:
 Surrenders.......        (14,752)           (6,944)            (228)          (2,435)          (205)            (248)
 Transfer gains
  (loss) and
  transfer fees
  (note 3)........           (272)           (1,889)           2,240              (19)             6              (18)
 Transfers (to)
  from the
  guarantee
  account.........        131,476             7,412           31,422           16,024          4,773              --
 Interfund
  transfers.......          6,877          (158,267)          72,918           43,042            --             7,774
                       ----------         ---------        ---------        ---------         ------          -------
  Increase
   (decrease) in
   net assets from
   capital
   transactions...      2,343,882         2,102,448        1,115,383        1,290,514         69,424          226,916
                       ----------         ---------        ---------        ---------         ------          -------
Increase
 (decrease) in net
 assets...........      2,604,926         3,108,280        1,293,479        1,623,416         70,220          323,621
Net assets at
 beginning of
 period...........            --                --               --               --             --               --
                       ----------         ---------        ---------        ---------         ------          -------
Net assets at end
 of year..........     $2,604,926         3,108,280        1,293,479        1,623,416         70,220          323,621
                       ==========         =========        =========        =========         ======          =======
                         Capital
                      Appreciation
                        Portfolio
                    -----------------
                       Period from
                    April 29, 1999 to
                    December 31, 1999
                    -----------------
Increase
 (decrease) in net
 assets
From operations:
 Net investment
  income
  (expense).......         (9,366)
 Net realized gain
  (loss)..........         48,923
 Unrealized
  appreciation
  (depreciation)
  on investments..        686,260
 Capital gain
  distribution....          5,942
                    -----------------
  Increase
   (decrease) in
   net assets from
   operations.....        731,759
                    -----------------
From capital
 transactions:
 Net premiums.....      2,582,488
 Transfer (to)
  from the general
  account of GE
  Capital Life:
 Surrenders.......        (37,429)
 Transfer gains
  (loss) and
  transfer fees
  (note 3)........         (2,697)
 Transfers (to)
  from the
  guarantee
  account.........         43,093
 Interfund
  transfers.......         71,513
                    -----------------
  Increase
   (decrease) in
   net assets from
   capital
   transactions...      2,656,968
                    -----------------
Increase
 (decrease) in net
 assets...........      3,388,727
Net assets at
 beginning of
 period...........            --
                    -----------------
Net assets at end
 of year..........      3,388,727
                    =================

                      GE CAPITAL LIFE SEPARATE ACCOUNT II

                                                              PBHG Insurance Series             Goldman Sachs Variable
                           Alger American Fund                     Fund, Inc.                       Insurance Trust
                     -------------------------------- ------------------------------------- -------------------------------
                                                              PBHG
                         Small                              Large Cap                                           Mid Cap
                     Capitalization                          Growth         PBHG Growth II    Growth and         Value
                       Portfolio    Growth Portfolio        Portfolio          Portfolio      Income Fund        Fund
                     -------------- ----------------- --------------------- --------------- --------------- ---------------
                      Period from                                             Period from     Period from     Period from
                     May 6, 1999 to    Period from         Period from      July 2, 1999 to May 14, 1999 to May 14, 1999 to
                      December 31,  April 29, 1999 to September 21, 1999 to  December 31,    December 31,    December 31,
                          1999      December 31, 1999   December 31, 1999        1999            1999            1999
                     -------------- ----------------- --------------------- --------------- --------------- ---------------
Increase (decrease)
 in net assets
From operations:
 Net investment
  income
  (expense)........     $ (1,488)         (3,146)         $       (127)            (481)             336            976
 Net realized gain
  (loss)...........       14,121          (1,623)                1,640              139             (951)        (5,954)
 Unrealized
  appreciation
  (depreciation) on
  investments......       75,993         102,963                15,224           45,866            2,324        (13,066)
 Capital gain
  distribution.....          124           2,305                   --               --               --             --
                        --------        --------          ------------         --------       ---------        --------
  Increase
   (decrease) in
   net assets from
   operations......       88,750         100,499                16,737           45,524            1,709        (18,044)
                        --------        --------          ------------         --------       ---------        --------
From capital
 transactions:
 Net premiums......      342,557         596,768                38,573           81,571           64,621        278,409
 Transfer (to) from
  the general
  account of
  GE Capital Life:
 Death Benefits....          --              --                    --               --               --             --
 Surrenders........       (2,574)        (25,065)                  --               --               --             --
 Transfer gains
  (loss) and
  transfer fees
  (note 3).........         (510)           (564)                   19              (12)             265            680
 Transfers (to)
  from the
  guarantee
  account..........          900           2,000                 5,673              100            1,488         15,173
 Interfund
  transfers........      (45,000)         18,593                 1,017           13,084           (7,962)       (11,233)
                        --------        --------          ------------         --------       ---------        --------
  Increase
   (decrease) in
   net assets from
   capital
   transactions....      295,373         591,732                45,282           94,743           58,412        283,029
                        --------        --------          ------------         --------       ---------        --------
Increase (decrease)
 in net assets.....      384,123         692,231                62,019          140,267           60,121        264,985
Net assets at
 beginning of
 period............          --              --                    --               --               --             --
                        --------        --------          ------------         --------       ---------        --------
Net assets at end
 of year...........     $384,123         692,231          $     62,019          140,267           60,121        264,985
                        ========        ========          ============         ========       =========        ========

                See accompanying notes to financial statements.

                      GE CAPITAL LIFE SEPARATE ACCOUNT II

                         Notes to Financial Statements

                               December 31, 1999

(1) Description of Entity

  GE Capital Life Separate Account II (the Account) is a separate investment account established in 1996 by GE Capital Life Assurance Company of New York (GE Capital Life) and is incorporated in New York. The Account operates as a unit investment trust under the Investment Company Act of 1940. The Account began selling flexible premium variable deferred annuities in 1999 and is used to fund certain benefits for flexible premium variable deferred annuity life insurance policies issued by GE Capital Life. GE Capital Life is a stock life insurance company incorporated in New York on February 23, 1988. GE Capital Life is a wholly-owned subsidiary by General Electric Capital Assurance Company. General Electric Capital Assurance Company is an indirect, wholly-owned subsidiary of General Electric Capital Corporation (GE Capital). GE Capital, a diversified financial services company, is a wholly-owned subsidiary of General Electric Company (GE), a New York corporation.

  There are currently 37 investment subdivisions available in the Account as listed in the statements of assets and liabilities. All designated portfolios included in the Account are series type mutual funds.

(2) Summary of Significant Accounting Policies

 (a) Unit Classes

  As of December 31, 1999, there was only one unit class included in the account. Type I units are sold under Policy Form P1066. Type II units are sold under Policy Form NY1155 and expects to begin sales in the first quarter of 2000.

 (b) Investments

  Investments are stated at fair value, which is based on the underlying net asset value per share of the respective portfolios or funds. Purchases and sales of investments are recorded on the trade date and income distributions are recorded on the ex-dividend date. Realized gains and losses on investments are determined on the average cost basis. The units and unit values are disclosed as of the last business day in the applicable year.

  The aggregate cost of the investments acquired and the aggregate proceeds of investments sold, for the period ended December 31, 1999 were:

                                                        Cost of    Proceeds
                                                         Shares      from
Fund/Portfolio                                          Acquired  Shares Sold
--------------                                         ---------- -----------
GE Investment Funds, Inc.:
 S&P 500 Index Fund................................... $2,492,470    438,210
 Money Market Fund....................................  3,264,197  1,561,038
 Total Return Fund....................................    114,985     26,944
 International Equity Fund............................     33,084      8,166
 Real Estate Securities Fund..........................      2,107         11
 Global Income Fund...................................     87,076     22,175
 Value Equity Fund....................................    144,725     26,377
 Income Fund..........................................    198,503     29,676
 U.S. Equity Fund.....................................    486,289    160,418
Oppenheimer Variable Account Funds:
 Bond Fund/VA.........................................    506,950     79,665
 Aggressive Growth Fund/VA............................    142,943     40,408
 Capital Appreciation Fund/VA.........................     87,405      5,644
 High Income Fund/VA..................................    214,401     39,915
 Multiple Strategies Fund/VA..........................     74,970     26,382
Variable Insurance Products Fund:
 Equity-Income Portfolio..............................    594,362     80,514
 Growth Portfolio.....................................    722,654    116,970
 Overseas Portfolio...................................    110,342      5,071
Variable Insurance Products Fund II:
 Asset Manager Portfolio..............................    120,654      6,863
 Contrafund Portfolio.................................  1,536,802    379,823

                      GE CAPITAL LIFE SEPARATE ACCOUNT II

                               December 31, 1999

(2) Summary of Significant Accounting Policies -- Continued

                                                         Cost of   Proceeds
                                                         Shares      from
Fund/Portfolio                                          Acquired  Shares Sold
--------------                                          --------- -----------
Variable Insurance Products Fund III:
 Growth & Income Portfolio............................. $ 195,927    50,455
 Growth Opportunities Portfolio........................   581,671   123,529
Goldman Sachs Variable Insurance Trust:
 Growth and Income Fund................................   100,860    42,078
 Mid Cap Value Fund....................................   347,874    63,722
Janus Aspen Series:
 Aggressive Growth Portfolio........................... 2,758,145   658,214
 Growth Portfolio...................................... 1,391,386   277,525
 Worldwide Growth Portfolio............................ 1,495,571   205,352
 Balanced Portfolio.................................... 2,879,110   511,374
 Flexible Income Portfolio.............................    78,383     6,050
 International Growth Portfolio........................   308,118    81,877
 Capital Appreciation Portfolio........................ 3,113,347   455,354
Federated Insurance Series:
 Utility Fund II.......................................   280,273    39,015
 High Income Bond Fund II..............................   204,066     9,924
 American Leaders Fund II..............................   286,013    60,786
Alger American Fund:
 Small Capitalization Portfolio........................   390,194    95,986
 Growth Portfolio......................................   718,126   126,864
PBHG Insurance Series Fund, Inc.:
 PBHG Large Cap Growth Portfolio.......................    51,508     6,322
 PBHG Growth II Portfolio..............................    95,342     1,007

 (c) Capital Transactions

  The increase (decrease) in outstanding units from capital transactions for the period ended December 31, 1999 are as follows:

                                                   GE Investments Funds, Inc.
                          ----------------------------------------------------------------------------------
                          S&P 500   Money   Total   International Real Estate Global  Value            U.S.
                           Index   Market   Return     Equity     Securities  Income  Equity  Income  Equity
                           Fund     Fund     Fund       Fund         Fund      Fund    Fund    Fund    Fund
                          -------  -------  ------  ------------- ----------- ------  ------  ------  ------
Units outstanding at
 December 31, 1998......      --       --     --           --          --        --      --      --      --
                          -------  -------  -----      -------      ------    ------  ------  ------  ------
From capital
 transactions:
 Net premiums...........  163,108  180,071  7,072        2,208         209     6,443  11,804  15,562  17,576
 Transfers (to) from the
  general account of GE
  Capital Life:
 Surrenders.............     (370)     (20)   (19)         --          --        (20)    --      --     (132)
 Transfers (to) from the
  Guarantee Account.....    9,068   (4,950)   487          --          --        --      --    1,714    (335)
 Interfund transfers....      548  (13,111)    92          --          --        --   (1,179) (1,198)  9,118
                          -------  -------  -----      -------      ------    ------  ------  ------  ------
Net increase (decrease)
 in units from capital
 transactions...........  172,354  161,990  7,632        2,208         209     6,423  10,625  16,078  26,227
                          -------  -------  -----      -------      ------    ------  ------  ------  ------
Units outstanding at
 December 31, 1999......  172,354  161,990  7,632        2,208         209     6,423  10,625  16,078  26,227
                          =======  =======  =====      =======      ======    ======  ======  ======  ======

                      GE CAPITAL LIFE SEPARATE ACCOUNT II

                               December 31, 1999


(2) Summary of Significant Accounting Policies -- Continued

                               Variable Insurance        Variable Insurance    Variable Insurance
                                  Products Fund           Products Fund II      Products Fund III
                          ----------------------------- -------------------- -----------------------
                           Equity-                        Asset              Growth &     Growth
                           Income    Growth   Overseas   Manager  Contrafund  Income   Opportunities
                          Portfolio Portfolio Portfolio Portfolio Portfolio  Portfolio   Portfolio
                          --------- --------- --------- --------- ---------- --------- -------------
Units outstanding at
 December 31, 1998......      --        --        --        --         --        --          --
                           ------    ------    ------    ------     ------    ------      ------
From capital
 transactions:
 Net premiums...........   47,976    44,397    10,084    10,584     92,901    14,434      43,432
 Transfers (to) from the
  general account of GE
  Capital Life:
 Surrenders.............     (784)     (390)      --        --      (1,003)     (674)       (399)
 Transfers (to) from the
  Guarantee Account.....      818     1,193       --        --       3,005     1,168         619
 Interfund transfers....      123     1,488       --        --       2,734    (1,918)     (1,764)
                           ------    ------    ------    ------     ------    ------      ------
Net increase (decrease)
 in units from capital
 transactions...........   48,133    46,688    10,084    10,584     97,637    13,010      41,888
                           ------    ------    ------    ------     ------    ------      ------
Units outstanding at
 December 31, 1999......   48,133    46,688    10,084    10,584     97,637    13,010      41,888
                           ======    ======    ======    ======     ======    ======      ======

                                  Oppenheimer Variable Account Funds            Federated Insurance Series
                          ---------------------------------------------------- ----------------------------
                           High             Aggressive   Capital     Multiple  American    High
                          Income    Bond      Growth   Appreciation Strategies Leaders  Income Bond Utility
                          Fund/VA  Fund/VA   Fund/VA     Fund/VA     Fund/VA   Fund II    Fund II   Fund II
                          -------  -------  ---------- ------------ ---------- -------- ----------- -------
Units outstanding at
 December 31, 1998......     --       --         --         --          --         --        --        --
                          ------   ------     ------      -----       -----     ------    ------    ------
From capital
 transactions:
 Net premiums...........  16,215   40,178      9,290      6,840       4,613     18,504    19,575    21,569
 Transfers (to) from the
  general account of GE
  Capital Life:
 Surrenders.............     (21)     (21)       --         --         (100)       --        --        --
 Transfers (to) from the
  Guarantee Account.....     765    2,579        245         17         142        270       420       435
 Interfund transfers....   1,282      524     (1,179)       --          --       1,782       --        --
                          ------   ------     ------      -----       -----     ------    ------    ------
Net increase (decrease)
 in units from capital
 transactions...........  18,241   43,260      8,356      6,857       4,655     20,556    19,995    22,004
                          ------   ------     ------      -----       -----     ------    ------    ------
Units outstanding at
 December 31, 1999......  18,241   43,260      8,356      6,857       4,655     20,556    19,995    22,004
                          ======   ======     ======      =====       =====     ======    ======    ======

                                                Janus Aspen Series                                 Alger American Fund
                   ----------------------------------------------------------------------------- ------------------------
                             Aggressive           Worldwide Flexible  International   Capital        Small
                   Balanced    Growth    Growth    Growth    Income      Growth     Appreciation Capitalization  Growth
                   Portfolio Portfolio  Portfolio Portfolio Portfolio   Portfolio    Portfolio     Portfolio    Portfolio
                   --------- ---------- --------- --------- --------- ------------- ------------ -------------- ---------
Units outstanding
 at December 31,
 1998............       --        --        --         --       --          --            --            --          --
                    -------   -------    ------    -------    -----      ------       -------        ------      ------
From capital
 transactions:
 Net premiums....   176,382   130,319    73,975     96,528    6,400      18,725       174,188        30,419      47,771
 Transfers (to)
  from the
  general account
  of GE Capital
  Life:
 Surrenders......    (1,172)     (400)      (17)      (190)     (20)        (21)       (2,525)         (229)     (2,006)
 Transfers (to)
  from the
  Guarantee
  Account........    10,443       427     2,304      1,254      471         --          2,907            80         160
 Interfund
  transfers......       546    (9,118)    5,346      3,367      --          663         4,823        (3,996)      1,488
                    -------   -------    ------    -------    -----      ------       -------        ------      ------
Net increase
 (decrease) in
 units from
 capital
 transactions....   186,199   121,228    81,608    100,959    6,851      19,367       179,393        26,274      47,413
                    -------   -------    ------    -------    -----      ------       -------        ------      ------
Units outstanding
 at December 31,
 1999............   186,199   121,228    81,608    100,959    6,851      19,367       179,393        26,274      47,413
                    =======   =======    ======    =======    =====      ======       =======        ======      ======

                      GE CAPITAL LIFE SEPARATE ACCOUNT II

                               December 31, 1999


(2) Summary of Significant Accounting Policies -- Continued

                                                               Goldman Sachs
                                           PBHG Insurance    Variable Insurance
                                         Series Fund, Inc.         Trust
                                        -------------------- ------------------
                                        PBHG Large   PBHG    Growth and Mid Cap
                                        Cap Growth Growth II   Income    Value
                                        Portfolio  Portfolio    Fund     Fund
                                        ---------- --------- ---------- -------
Units outstanding at December 31,
 1998.................................      --         --        --        --
                                          -----      -----     -----    ------
From capital transactions:
 Net premiums.........................    3,049      6,071     6,743    27,796
 Transfers (to) from the general
  account of GE Capital Life:
 Surrenders...........................      --         --        --        --
 Transfers (to) from the Guarantee
  Account.............................      448          7       155     1,515
 Interfund transfers..................       80        974      (831)   (1,121)
                                          -----      -----     -----    ------
Net increase (decrease) in units from
 capital transactions.................    3,577      7,052     6,067    28,190
                                          -----      -----     -----    ------
Units outstanding at December 31,
 1999.................................    3,577      7,052     6,067    28,190
                                          =====      =====     =====    ======

 (d) Federal Income Taxes

  The Account is not taxed separately because the operations of the Account are part of the total operations of GE Capital Life. GE Capital Life is taxed as a life insurance company under the Internal Revenue Code (the Code). GE Capital Life is included in the General Electric Capital Assurance Company consolidated federal income tax return. Under existing federal income tax law, no taxes are payable on the investment income or on the capital gains of the Account.

 (e) Use of Estimates

  Financial statements prepared in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect amounts and disclosures reported therein. Actual results could differ from those estimates.

(3) Related Party Transactions

  The premiums transferred from GE Capital Life to the Account represent gross premiums recorded by GE Capital Life on its flexible variable deferred annuity products. If a policy is surrendered or lapses during the first six years, a charge is made by GE Capital Life to cover the expenses of issuing the policy. In addition, surrender charges are assessed against payments made upon the maturity date if the maturity date occurs before all of the premium payments have been in the policy for seven years. Subject to certain limitations, the charge generally equals 6% of the premium withdrawn in the first four years, and this charge decreases 2% per year for every year thereafter.

  GE Capital Life will deduct a charge of $25 plus .15% per year from the Account for certain administrative charges. In addition, GE Capital Life charges the Account 1.25% for the mortality and expense (M&E) risk that GE Capital Life assumes. The administrative expenses as well as the M&E charges are deducted daily and reflect the effective annual rates.

  GE Investments Funds, Inc. (the Fund) is an open-end diversified management investment company.

  Capital Brokerage Corporation, an affiliate of GE Capital Life, is a Washington Corporation registered with the Commission under the Securities Exchange Act of 1934 as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. Capital Brokerage Corporation serves as principal underwriter for variable life insurance policies and variable annuities issued by GE Capital Life.

  GE Investment Management Incorporated (Investment Advisor), a wholly-owned subsidiary of GE, currently serves as investment advisor to GE Investments Funds, Inc. As compensation for its services, the Investment Advisor is paid an investment advisory fee by the Fund based on the average daily net assets at an effective annual rate of .35% for the S&P 500 Index Fund, .50% for the Money Market, Income, and Total Return Funds, .60% for the Global Income Fund,
 .55% for the U.S. Equity Fund, .65% for the Value Equity Fund, .85% for the Real Estate Securities Fund, and 1.00% for the International Equity Fund.

  Certain officers and directors of GE Capital Life are also officers and directors of Capital Brokerage Corporation.

                 GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK

                              FINANCIAL STATEMENTS

                               December 31, 1999
                  (With Independent Auditors' Report Thereon)

                         Independent Auditors' Report


The Board of Directors
GE Capital Life Assurance Company of New York:

  We have audited the accompanying balance sheets of GE Capital Life Assurance Company of New York as of December 31, 1999 and 1998, and the related statements of income, shareholder's interest, and cash flows for each of the years in the three-year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GE Capital Life Assurance Company of New York as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accouting principles.

                                 /s/ KPMG LLP

Richmond, Virginia
January 21, 2000

                 GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK

                                 BALANCE SHEETS
             (Dollar amounts in millions, except per share amounts)

                                                              December 31,
                                                            ------------------
                                                              1999      1998
                                                            --------  --------
Assets
Investments:
 Fixed maturities available-for-sale, at fair value (amor-
  tized cost of $1,667.2 in 1999 and $1,506.8 in 1998)..... $1,588.9  $1,530.6
 Mortgage loans (net of valuation allowance of $1.3 in 1999
  and $0.9 in 1998)........................................    265.3     190.7
 Policy loans..............................................      1.4       1.4
 Short-term investments....................................      2.5      13.4
                                                            --------  --------
  Total investments........................................  1,858.1   1,736.1
                                                            --------  --------
Cash.......................................................      1.8       1.4
Accrued investment income..................................     37.1      30.6
Deferred acquisition costs.................................     94.8      49.4
Intangible assets..........................................     63.6      50.5
Deferred income tax asset..................................     24.8       0.5
Other assets...............................................     22.5      12.5
Separate account assets....................................     19.2       --
                                                            --------  --------
  Total assets............................................. $2,121.9  $1,881.0
                                                            ========  ========
Liabilities and Shareholder's Interest
Liabilities:
 Future annuity and contract benefits...................... $1,737.0  $1,510.0
 Unearned premiums.........................................     15.2      12.7
 Liability for policy and contract claims..................     19.1      10.6
 Other policyholder liabilities............................     44.0      25.8
 Accounts payable and accrued expenses.....................     61.8      58.3
 Separate account liabilities..............................     19.2       --
                                                            --------  --------
  Total liabilities........................................  1,896.3   1,617.4
                                                            --------  --------
Shareholder's interest:
 Net unrealized investment gains (losses)..................    (32.5)      7.1
                                                            --------  --------
 Accumulated non-owner changes in equity...................    (32.5)      7.1
 Common stock ($1,000 par value, 2,000 shares authorized,
  issued and outstanding)..................................      2.0       2.0
 Additional paid-in capital................................    259.4     259.4
 Accumulated deficit.......................................     (3.3)     (4.9)
                                                            --------  --------
  Total shareholder's interest.............................    225.6     263.6
                                                            --------  --------
  Total liabilities and shareholder's interest............. $2,121.9  $1,881.0
                                                            ========  ========

                See accompanying notes to financial statements.

                 GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK

                              STATEMENTS OF INCOME
                          (Dollar amounts in millions)

                                                         Years ended December
                                                                 31,
                                                         ----------------------
                                                          1999    1998    1997
                                                         ------  ------  ------
Revenues:
 Net investment income.................................. $126.0  $115.9  $111.6
 Net realized investment gains..........................    0.3     2.5     2.2
 Premiums...............................................   79.1    83.3    46.9
 Other income...........................................    3.4     3.0     3.7
                                                         ------  ------  ------
  Total revenues........................................  208.8   204.7   164.4
                                                         ------  ------  ------
Benefits and expenses:
 Interest credited......................................   69.3    69.3    71.7
 Benefits and other changes in policy reserves..........   78.4    78.7    42.5
 Commissions............................................   28.1    17.0    17.6
 General expenses.......................................   19.6     9.0    11.0
 Amortization of intangibles, net.......................    6.1     7.3     8.2
 Increase in deferred acquisition costs, net............  (23.3)   (9.8)  (15.6)
                                                         ------  ------  ------
  Total benefits and expenses...........................  178.2   171.5   135.4
                                                         ------  ------  ------
  Income before income taxes............................   30.6    33.2    29.0
Provision for income taxes..............................   12.5    13.7    11.5
                                                         ------  ------  ------
  Net income............................................ $ 18.1  $ 19.5  $ 17.5
                                                         ======  ======  ======

                See accompanying notes to financial statements.

                 GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK

                      STATEMENTS OF SHAREHOLDER'S INTEREST
                  Years ended December 31, 1999, 1998 and 1997
                          (Dollar amounts in millions)

                                                   Accumulated
                                                    non-owner
                          Common stock  Additional   changes                   Total
                          -------------  paid-in   other than  Accumulated shareholder's
                          Shares Amount  capital    earnings     deficit     interest
                          ------ ------ ---------- ----------- ----------- -------------
Balances at January 1,
 1997...................  2,000   $2.0    259.4        (1.3)      (10.9)       249.2
Changes other than
 transactions with
 shareholder
 Net income.............    --     --       --          --         17.5         17.5
 Net unrealized gains on
  securities (a)........    --     --       --          8.6         --           8.6
                                                                               -----
 Total changes other
  than transactions with
  shareholder...........                                                        26.1
 Dividend...............    --     --       --          --        (15.0)       (15.0)
                          -----   ----    -----       -----       -----        -----
Balances at December 31,
 1997                     2,000    2.0    259.4         7.3        (8.4)       260.3
Changes other than
 transactions with
 shareholder
 Net income.............    --     --       --          --         19.5         19.5
 Net unrealized losses
  on securities (a).....    --     --       --         (0.2)        --          (0.2)
                                                                               -----
 Total changes other
  than transactions with
  shareholder...........                                                        19.3
 Dividend...............    --     --       --          --        (16.0)       (16.0)
                          -----   ----    -----       -----       -----        -----
Balances at December 31,
 1998...................  2,000    2.0    259.4         7.1        (4.9)       263.6
Changes other than
 transactions with
 shareholder
 Net income.............    --     --       --          --         18.1         18.1
 Net unrealized losses
  on securities (a).....    --     --       --        (39.6)        --         (39.6)
                                                                               -----
 Total changes other
  than transactions with
  shareholder...........                                                       (21.5)
 Dividend...............    --     --       --          --        (16.5)       (16.5)
                          -----   ----    -----       -----       -----        -----
Balances at December 31,
 1999...................  2,000   $2.0    259.4       (32.5)       (3.3)       225.6
                          =====   ====    =====       =====       =====        =====

-------
(a) Presented net of deferred taxes of $21.3 million, $0.1 million, and $(4.6) million in 1999, 1998 and 1997, respectively.

                See accompanying notes to financial statements.

                 GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK

                            STATEMENTS OF CASH FLOWS
                  Years ended December 31, 1999, 1998 and 1997
                          (Dollar amounts in millions)

                                                      1999     1998     1997
                                                     -------  -------  -------
Cash flows from operating activities:
 Net income......................................... $  18.1  $  19.5  $  17.5
                                                     -------  -------  -------
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Increase in future policy benefits................   117.6    128.5    106.1
  Net realized investment gains.....................    (0.3)    (2.5)    (2.2)
  Amortization of investment premiums and dis-
   counts...........................................    (0.7)     4.7      4.7
  Amortization of intangibles.......................     6.1      7.3      8.2
  Deferred income tax benefit.......................    (4.9)    (1.9)    (1.7)
  Change in certain assets and liabilities:
   Increase in:
    Accrued investment income.......................    (6.5)    (0.3)    (1.4)
    Deferred acquisition costs, net.................   (23.3)    (9.8)   (15.6)
    Other assets, net...............................    (8.8)    (2.8)    10.6
   Increase (decrease) in:
    Other policy related balances...................    20.8     (3.7)    22.8
    Policy and contract claims......................     7.2      --       --
    Accounts payable and accrued expenses...........     5.3     10.3    (19.6)
                                                     -------  -------  -------
     Total adjustments..............................   112.5    129.8    111.9
                                                     -------  -------  -------
     Net cash provided by operating activities......   130.6    149.3    129.4
                                                     -------  -------  -------
Cash flows from investing activities:
 Proceeds from sales and maturities of investments
  in fixed maturities and real estate...............   408.2    457.9    264.9
 Purchases of fixed maturities......................  (567.5)  (498.3)  (340.4)
 Mortgage and policy loan originations..............   (93.8)   (39.7)   (40.6)
 Mortgage and policy loan repayments................    19.0     22.1      9.2
                                                     -------  -------  -------
     Net cash used in investing activities..........  (234.1)   (58.0)  (106.9)
                                                     -------  -------  -------
Cash flows from financing activities:
 Proceeds from issuance of investment contracts.....   287.1    106.2    151.1
 Redemption and benefit payments on investment con-
  tracts............................................  (177.6)  (171.1)  (175.9)
 Dividends paid.....................................   (16.5)   (16.0)   (15.0)
                                                     -------  -------  -------
     Net cash provided by (used in) financing activ-
      ities.........................................    93.0    (80.9)   (39.8)
                                                     -------  -------  -------
     Net increase (decrease) in cash and cash equiv-
      alents........................................   (10.5)    10.4    (17.3)
 Cash and cash equivalents at beginning of year.....    14.8      4.4     21.7
                                                     -------  -------  -------
 Cash and cash equivalents at end of year........... $   4.3  $  14.8  $   4.4
                                                     =======  =======  =======

                See accompanying notes to financial statements.

                 GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK

                         NOTES TO FINANCIAL STATEMENTS
                       December 31, 1999, 1998 and 1997
                         (Dollar amounts in millions)

(1) Basis of Presentation and Summary of Significant Accounting Policies

  The accompanying financial statements include the historical operations and accounts of GE Capital Life Assurance Company of New York (GECLA-NY or Company).

  GE Capital Life Assurance Company of New York is a wholly-owned subsidiary of General Electric Capital Assurance Company (GE Capital Assurance), which, in turn, is wholly-owned by GE Financial Assurance Holdings, Inc. (GE Financial Assurance). Prior to January 1, 1999, the Company was a majority owned subsidiary of GE Capital Assurance. The remaining minority interest was owned by Great Northern Insured Annuity Corporation (GNAIC), which was also a wholly-owned subsidiary of GE Capital Assurance. On January 1, 1999, GNAIC merged with and into its parent company, GE Capital Assurance.

 Basis of Presentation

  These financial statements have been prepared on the basis of generally accepted accounting principles (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts and related disclosures. Actual results could differ from those estimates.

 Products

  The Company markets and sells products in the State of New York through financial institutions and various agencies. The primary products of the Company are investment type deferred annuities, structured settlements, immediate annuities, variable annuities, and long-term care policies. During 1999, 1998, and 1997, 92%, 96%, and 77%, respectively, of product sales were distributed through five financial institutions, including one financial institution which accounted for 60%, 68%, and 55%, respectively, of total product sales.

 Revenues

  Investment income is recorded when earned. Realized investment gains and losses are calculated on the basis of specific identification. Premiums on long-duration insurance products are recognized as earned when due or, in the case of life contingent immediate annuities, when the contracts are issued. Premiums received under annuity contracts without significant mortality risk are not reported as revenues but as liabilities for future annuity and contract benefits. Variable product fees are charged to variable annuity policyholders based upon the daily net assets of the policyholders' account values, and are recognized as revenue when charged. Other income consists primarily of surrender charges on certain policies. Surrender charges are recognized as income when the policy is surrendered.

 Cash Equivalents

  Certificates and other time deposits are classified as short-term investments on the balance sheets and considered cash equivalents in the Statements of Cash Flows.

 Investments

  The Company has designated its fixed maturities (bonds, notes and redeemable preferred stock) as available-for-sale. The fair value for fixed maturities is based on quoted market prices, where available. For fixed maturities not actively traded, fair values are estimated using values obtained from independent pricing services or, in the case of private placements, are estimated by discounting expected future cash flows using a current market rate applicable to the credit quality, call features and maturity of the investments, as applicable.

  Changes in the fair values of investments available-for-sale, net of the effect on deferred policy acquisition costs, present value of future profits and deferred federal income taxes, are reflected as unrealized investment gains or losses in a separate component of shareholder's interest and, accordingly, have no effect on net income, but are shown as accumulated non-

                 GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK

                       December 31, 1999, 1998 and 1997
                         (Dollar amounts in millions)


(1) Basis of Presentation and Summary of Significant Accounting Policies -- Continued

owner changes in equity. Unrealized losses that are considered other than temporary are recognized in earnings through an adjustment to the amortized cost basis of the underlying securities.

  Investment income on mortgage and asset-backed securities is initially based upon yield, cash flow and prepayment assumptions at the date of purchase. Subsequent revisions in those assumptions are recorded using the retrospective method, whereby the amortized cost of the securities is adjusted to the amount that would have existed had the revised assumptions been in place at the date of purchase. The adjustments to amortized cost are recorded as a charge or credit to investment income.

  Under certain securities lending transactions, the Company requires the borrower provide collateral, consisting primarily of cash and government securities, on a daily basis, in amounts equal to or exceeding 102% of the market value of the applicable securities loaned.

  Mortgage and policy loans are stated at the unpaid principal balance of such loans, net of allowances for estimated uncollectible amounts.

 Deferred Acquisition Costs

  Acquisition costs include costs and expenses which vary with and are primarily related to the acquisition of insurance and investment contracts, such as commissions, direct advertising and printing, and certain support costs such as underwriting and policy issue expenses. Deferred acquisition costs capitalized are determined by actual costs and expenses incurred by product in the year of issue.

  For investment contracts, the amortization of deferred acquisition cost is based on the present value of the anticipated gross profits resulting from investments, interest credited, surrender charges, mortality and maintenance expenses. As actual gross profits vary from projected, the impact on amortization is included in net income. For insurance contracts, the acquisition costs are amortized in relation to the benefit payments or the present value of expected future premiums.

  Deferred acquisition costs are reviewed to determine if they are recoverable from future income, including investment income, and, if not considered recoverable, are charged to expense.

 Goodwill

  Goodwill is amortized over its estimated period of 25 years of benefit on the straight-line method. Goodwill in excess of associated expected operating cash flows is considered to be impaired and is written down to fair value.

 Federal Income Taxes

  The Company is included with GE Capital Assurance in a life insurance consolidated federal income tax return. Deferred taxes are allocated by applying the asset and liability method of accounting for deferred income taxes to members of the group as if each member was a separate taxpayer. Intercompany balances are settled annually.

 Reinsurance

  Premium revenue, benefits, underwriting, acquisition and insurance expenses are reported net of the amounts relating to reinsurance ceded to other companies, except for reinsurance costs for universal life products. Amounts due from reinsurers for incurred and estimated future claims are reflected in the reinsurance recoverable asset which is included in other assets on the balance sheet. The cost of reinsurance is accounted for over the terms of the related treaties using assumptions consistent with those used to account for the underlying reinsured policies.

                 GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK

                       December 31, 1999, 1998 and 1997
                         (Dollar amounts in millions)


(1) Basis of Presentation and Summary of Significant Accounting Policies -- Continued

 Future Annuity and Contract Benefits

  Future annuity and contract benefits consist of the liabilities for life insurance policies, accident and health, and deferred annuity contracts. The liability for insurance and accident and health contracts is calculated based upon actuarial assumptions as to mortality, morbidity, interest, expense and withdrawals, with experience adjustments for adverse deviation where appropriate. The liability for deferred annuity contracts is generally equal to the policyholder's current account value.

 Liability for Policy and Contract Claims

  The liability for policy and contract claims represents the amount needed to provide for the estimated ultimate cost of settling claims relating to insured events that have occurred on or before the end of the respective reporting period. The estimated liability includes requirements for future payments of
(a) claims that have been reported to the insurer, (b) claims related to insured events that have occurred but that have not been reported to the insurer as of the date the liability is estimated, and (c) claim adjustment expenses. Claim adjustment expenses include costs incurred in the claim settlement process such as legal fees and costs to record, process, and adjust claims.

 Separate Account Assets and Liabilities

  The separate account assets and liabilities represent funds held for the exclusive benefit of the variable annuity contract owners. The Company receives mortality risk fees and administration charges from the variable mutual fund portfolios. The separate account assets are carried at fair value and are equivalent to the liabilities that represent the policyholders' equity in those assets.

 Accounting Pronouncement Not Yet Adopted

  The Financial Accounting Standards Board (FASB) has issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (Statement 133), effective for the Company on January 1, 2001 (as amended by Statement of Financial Accounting Standards No. 137, Deferral of the Effective Date of Statement No. 133). Upon adoption, all derivative instruments (including certain derivative instruments embedded in other contracts) will be recognized in the balance sheet at fair value, and changes in such fair values must be recognized immediately in earnings unless specific hedging criteria are met. Changes in the values of derivatives meeting these hedging criteria will ultimately offset related earnings effects of the hedged items; effects of qualifying changes in fair value are to be recorded in equity pending recognition in earnings. Certain significant refinements and interpretations of Statement 133 are being deliberated by the FASB , and the effects on accounting for the Company's financial instruments will depend to some degree on the results of such deliberations. Management has not determined the total probable effects of adopting Statement 133, and does not believe that an estimate of such effects would be meaningful at this time.

(2) Investments

 General

  For the years ended December 31, the sources of investment income of the Company were as follows:

                                                          1999    1998    1997
                                                         ------  ------  ------
   Fixed maturities..................................... $109.1  $101.1  $ 99.1
   Mortgage loans.......................................   17.8    15.4    13.6
                                                         ------  ------  ------
   Gross investment income..............................  126.9   116.5   112.7
   Investment expenses..................................   (0.9)   (0.6)   (1.1)
                                                         ------  ------  ------
   Net investment income................................ $126.0  $115.9  $111.6
                                                         ======  ======  ======

                 GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK

                       December 31, 1999, 1998 and 1997
                         (Dollar amounts in millions)


(2) Investments -- Continued

  For the years ended December 31, sales proceeds and gross realized investment gains and losses resulting from the sales of investment securities available-for-sale were as follows:

                                                           1999    1998   1997
                                                          ------  ------  -----
   Sales proceeds........................................ $143.0  $153.4  $88.0
                                                          ------  ------  -----
   Gross realized investment:
    Gains................................................    1.1     3.2    2.6
    Losses...............................................   (0.8)   (0.7)  (0.4)
                                                          ------  ------  -----
   Net realized investment gains......................... $  0.3  $  2.5  $ 2.2
                                                          ======  ======  =====

  The additional proceeds from investments presented in the Statements of Cash Flows result from principal collected on mortgage and asset-backed securities, maturities, calls and sinking fund payments.

  Net unrealized gains and losses on available-for-sale investment securities reflected as a separate component of shareholder's interest are summarized as follows:

                                                           December 31,
                                                       ----------------------
                                                        1999    1998    1997
                                                       ------  ------  ------
   Net unrealized gains (losses) on fixed maturities
    available-for-sale before adjustments............  $(78.3) $ 23.8  $ 22.0
   Adjustments to the present value of future profits
    and deferred acquisition costs...................    28.3   (12.9)  (10.8)
   Deferred income taxes.............................    17.5    (3.8)   (3.9)
                                                       ------  ------  ------
   Net unrealized gains (losses) on available-for-
    sale investment securities.......................  $(32.5) $  7.1  $  7.3
                                                       ======  ======  ======

  At December 31, the amortized cost, gross unrealized gains and losses, and fair values of the Company's fixed maturities available-for-sale were as follows:

                                       Amortized Unrealized Unrealized   Fair
   1999                                  Cost      Gains      Losses    Value
   ----                                --------- ---------- ---------- --------
   Fixed maturities:
    U.S. government and agency........ $   50.0    $ --       $ (9.8)  $   40.2
    Non U.S. government...............      5.1      --         (0.1)       5.0
    Non U.S. corporate................    119.9      0.2        (5.4)     114.7
    U.S. corporate....................    940.6      2.3       (57.4)     885.5
    Mortgage backed...................    221.0      2.2        (3.5)     219.7
    Asset backed......................    330.6      0.3        (7.1)     323.8
                                       --------    -----      ------   --------
   Total fixed maturities............. $1,667.2    $ 5.0      $(83.3)  $1,588.9
                                       ========    =====      ======   ========

                                       Amortized Unrealized Unrealized   Fair
   1998                                  Cost      Gains      Losses    Value
   ----                                --------- ---------- ---------- --------
   Fixed maturities:
    U.S. government and agency........ $    8.0    $ 0.1      $  --    $    8.1
    Non U.S. government...............      5.2      0.3         --         5.5
    Non U.S. corporate................     63.7      1.8        (2.2)      63.3
    U.S. corporate....................  1,000.2     22.5        (7.7)   1,015.0
    Mortgage backed...................    429.7     10.3        (1.3)     438.7
                                       --------    -----      ------   --------
   Total fixed maturities............. $1,506.8    $35.0      $(11.2)  $1,530.6
                                       ========    =====      ======   ========

                 GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK

                       December 31, 1999, 1998 and 1997
                         (Dollar amounts in millions)


(2) Investments -- Continued

  The scheduled maturity distribution of the fixed maturity portfolio at December 31, 1999 follows. Expected maturities may differ from scheduled contractual maturities because issuers of securities may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                             Amortized   Fair
                                                               Cost     Value
                                                             --------- --------
   Due in one year or less.................................. $   72.5  $   71.5
   Due after one year through five years....................    397.9     386.8
   Due after five years through ten years...................    229.3     219.3
   Due after ten years......................................    415.9     367.8
                                                             --------  --------
     Subtotals..............................................  1,115.6   1,045.4
   Mortgage backed securities...............................    221.0     219.7
   Asset backed securities..................................    330.6     323.8
                                                             --------  --------
     Totals................................................. $1,667.2  $1,588.9
                                                             ========  ========

  At December 31, 1999, $79.4 of the Company's investments (excluding mortgage and asset-backed securities) were subject to certain call provisions.

  As required by law, the Company has investments on deposit with governmental authorities and banks for the protection of policyholders of $0.5 and $0.4 at December 31, 1999 and 1998, respectively.

  At December 31, 1999, approximately 23.8%, 9.3% and 15.7% of the Company's investment portfolio is comprised of securities issued by the manufacturing, utility and financial industries, respectively, the vast majority of which are rated investment grade, and which are senior secured bonds. This portfolio is widely diversified among various geographic regions in the United States, and is not dependent on the economic stability of one particular region.

  At December 31, 1999, the Company did not hold any fixed maturity securities, other than securities issued or guaranteed by the U.S. government, which exceeded 10% of shareholder's interest.

  The credit quality of the fixed maturity portfolio at December 31 follows. The categories are based on the higher of the ratings published by Standard & Poors or Moody's.

                                                    1999             1998
                                              ---------------- ----------------
                                                Fair             Fair
                                               Value   Percent  Value   Percent
                                              -------- ------- -------- -------
   Agencies and treasuries................... $  166.6   10.5% $  215.3   14.1%
   AAA/Aaa...................................    379.4   23.9     196.8   12.9
   AA/Aa.....................................    118.9    7.5      91.7    6.0
   A/A.......................................    332.3   20.9     457.3   29.9
   BBB/Baa...................................    415.4   26.1     444.5   29.0
   BB/Ba.....................................     47.0    3.0      44.8    2.9
   B/B.......................................      8.0    0.5       8.5    0.5
   Not rated.................................    121.3    7.6      71.7    4.7
                                              --------  -----  --------  -----
     Totals.................................. $1,588.9  100.0% $1,530.6  100.0%
                                              ========  =====  ========  =====

  Bonds with ratings ranging from AAA/Aaa to BBB-/Baa3 are generally regarded as investment grade securities. Some agencies and treasuries (that is, those securities issued by the United States government or an agency thereof) are not rated, but all are considered to be investment grade securities. Finally, some securities, such as private placements, have not been

                 GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK

                       December 31, 1999, 1998 and 1997
                         (Dollar amounts in millions)


(2) Investments -- Continued

assigned a rating by any rating service and are therefore categorized as "not rated." This has neither positive nor negative implications regarding the value of the security.

  At December 31, 1999 and 1998, there were no fixed maturities in default as to principal or interest.

 Mortgage Loans

  At December 31, 1999 and 1998, the Company's mortgage loan portfolio consisted of first mortgage loans on commercial real estate properties of 153 and 126, respectively. The loans, which are originated by the Company through a network of mortgage bankers, are made only on completed, leased properties and generally have a maximum loan-to-value ratio of 75% at the date of origination.

  At December 31, 1999 and 1998, respectively, the Company held $73.4 and $40.2 in mortgages secured by real estate in California, comprising 27.7% and 21.0% of the respective total mortgage portfolio. For the years ended December 31, 1999, 1998 and 1997, respectively, the Company originated $38.3, $9.5 and $11.4 of mortgages secured by real estate in California, which represent 40.9%, 24.0% and 28.0% and of the respective total originations for those years.

  As of December 31, 1999 and 1998, the Company was committed to fund $22.8 and $26.1, respectively, in mortgage loans.

  "Impaired" loans are defined under generally accepted accounting principles as loans for which it is probable that the lender will be unable to collect all amounts due according to the original contractual terms of the loan agreement. That definition excludes, among other things, leases, or large groups of smaller-balance homogeneous loans, and therefore applies principally to the Company's commercial loans. There were no impaired loans at December 31, 1999 and 1998.

(3) Deferred Acquisition Costs

  Activity impacting deferred acquisition costs for the years ended December 31, was as follows:

                                                           1999   1998   1997
                                                           -----  -----  -----
   Unamortized balance at January 1......................  $56.6  $46.8  $31.2
   Costs deferred........................................   29.9   14.4   18.5
   Amortization, net.....................................   (6.6)  (4.6)  (2.9)
                                                           -----  -----  -----
   Unamortized balance at December 31....................   79.9   56.6   46.8
                                                           -----  -----  -----
   Cumulative effect of net unrealized investment (gains)
    losses...............................................   14.9   (7.2)  (4.1)
                                                           -----  -----  -----
   Balance at December 31................................  $94.8  $49.4  $42.7
                                                           =====  =====  =====

(4) Intangible Assets

 Present Value of Future Profits (PVFP)

  In conjunction with the acquisition of the Company in 1993, a portion of the purchase price was assigned to the right to receive future gross profits arising from existing insurance and investment contracts. This intangible asset, PVFP, represents the actuarially determined present value of the projected future cash flows from the acquired policies.

  The method used by the Company to value PVFP is summarized as follows: (1) identify the future gross profits attributable to certain lines of business,
(2) identify the risks inherent in realizing those gross profits, and (3) discount those gross profits at the rate of return that the Company must earn in order to accept the inherent risks.

                 GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK

                       December 31, 1999, 1998 and 1997
                         (Dollar amounts in millions)


(4) Intangible Assets -- Continued

  PVFP is amortized, net of accreted interest, in a manner similar to the amortization of deferred acquisition costs. Interest accretes at rates credited to policyholders on underlying contracts. As actual results vary from projected amounts, the impact on amortization is included in net income.

  Recoverability of PVFP is evaluated periodically by comparing the current estimate of expected future gross profits to the unamortized asset balance. If such comparison indicates that the expected gross profits will not be sufficient to recover PVFP, the difference is charged to expense.

  The following table presents the activity in PVFP for the years ended December 31:

                                                           1999   1998   1997
                                                           -----  -----  -----
   Unamortized balance at January 1......................  $26.4  $32.2  $38.9
   Interest accreted at 4.7% in 1999, 5.0% in 1998 and
    5.6% in 1997.........................................    0.8    1.0    1.4
   Amortization..........................................   (5.4)  (6.8)  (8.1)
                                                           -----  -----  -----
   Unamortized balance at December 31....................   21.8   26.4   32.2
                                                           -----  -----  -----
   Cumulative effect of net unrealized investment (gains)
    losses...............................................   13.4   (5.8)  (6.7)
                                                           -----  -----  -----
   Balance at December 31................................  $35.2  $20.6  $25.5
                                                           =====  =====  =====

  The estimated percentage of the December 31, 1999 balance, before the effect of unrealized investment gains or losses, to be amortized over each of the next five years is as follows:

              2000..................................... 15%
              2001..................................... 12%
              2002.....................................  8%
              2003.....................................  7%
              2004.....................................  5%

 Goodwill

  At December 31, 1999 and 1998, total unamortized goodwill was $28.4 and $29.9, respectively, which is shown net of accumulated amortization of $10.0 and $8.5, respectively. Goodwill amortization was $1.5, $1.5, and $1.6 for the years ended December 31, 1999, 1998 and 1997, respectively. Goodwill in excess of associated expected operating cash flows is considered to be impaired and is written down to fair value (no such write-downs have been made).

(5) Reinsurance

  In order to limit the amount of loss retention, certain policy risks are reinsured with other insurance companies. The maximum amount of life insurance retained on any one life may not exceed $0.2. Reinsurance contracts do not relieve the Company of its obligations to policyholders. In the unlikely event that the reinsurers would be unable to meet their obligations, the Company is liable for the reinsured claims. The Company monitors both the financial condition of individual reinsurers and risk concentrations arising from similar geographic regions, activities and economic characteristics of reinsurers to lessen the risk of default by such reinsurers.

  The Company has a reinsurance agreement with an affiliated company whereby it assumed all liabilities and future premiums related to the affiliate's New York business. Certain fixed maturities with a fair value of $60.0 at December 31, 1999 were held in trust for the benefit of policyholders.

                 GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK

                       December 31, 1999, 1998 and 1997
                         (Dollar amounts in millions)


(5) Reinsurance -- Continued

  The effects of reinsurance on premiums written and earned for the years ended December 31 were as follows:

                                          Written              Earned
                                     -------------------  -------------------
                                     1999   1998   1997   1999   1998   1997
                                     -----  -----  -----  -----  -----  -----
   Direct........................... $78.8  $82.8  $48.2  $76.2  $80.6  $44.5
   Assumed..........................   5.2    4.0    3.6    5.2    4.0    3.6
   Ceded............................  (2.3)  (1.7)  (1.1)  (2.3)  (1.3)  (1.2)
                                     -----  -----  -----  -----  -----  -----
   Net Premiums..................... $81.7  $85.1  $50.7  $79.1  $83.3  $46.9
                                     -----  -----  -----  -----  -----  -----
   Percentage of amount assumed to
    net.............................                        6.6%   4.8%   7.7%
                                                          =====  =====  =====

  Reinsurance recoveries recognized as a reduction of benefits amounted to $9.3, $10.8, and $11.2, during 1999, 1998 and 1997, respectively. These recoveries were partially offset by certain changes in benefits and other policy reserves.

(6) Future Annuity and Contract Benefits

 Investment Contracts

  Investment contracts are broadly defined to include contracts without significant mortality or morbidity risk. Payments received from sales of investment contracts are recognized by providing a liability equal to the current account value of the policyholders' contracts. Interest rates credited to investment contracts are guaranteed for the initial policy term with renewal rates determined as necessary by management. At December 31, 1999 and 1998, investment contracts totaled $1,474.4 and $1,313.2, respectively.

 Insurance Contracts

  Insurance contracts are broadly defined to include contracts with significant mortality and/or morbidity risk. The liability for future benefits of insurance contracts is the present value of such benefits less the present value of future net premiums based on mortality, morbidity, and other assumptions which were appropriate at the time the policies were issued or acquired. These assumptions are periodically evaluated for potential premium deficiencies. Any changes in the estimated liability are reflected in income as the estimates are revised. At December 31, 1999 and 1998, insurance contracts, totaled $262.6 and $196.8, respectively.

  Interest rate assumptions used in calculating the present value of future annuity and contract benefits range from 3.6% to 9.9%.

(7) Related-Party Transactions

  The Company receives administrative services from certain affiliates for which progress payments for these services are made monthly. For the years ended December 31, 1999, 1998 and 1997, these services were valued at $17.7, $7.6, and $9.8, respectively.

(8) Income Taxes

  The total provision for income taxes for the years ended December 31 consisted of the following components:

                                                            1999   1998   1997
                                                            -----  -----  -----
   Current federal income tax provision.................... $13.7  $16.7  $13.2
   Deferred federal income tax benefit.....................  (1.2)  (3.5)  (1.7)
                                                            -----  -----  -----
   Federal provision.......................................  12.5   13.2   11.5
   Current state income tax provision......................   --     0.5    --
                                                            -----  -----  -----
   Total income tax provision.............................. $12.5  $13.7  $11.5
                                                            =====  =====  =====

                 GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK

                       December 31, 1999, 1998 and 1997
                         (Dollar amounts in millions)


(8) Income Taxes -- Continued

  The reconciliation of the federal statutory tax rate to the effective income tax rate is as follows:

                                                               1999  1998  1997
                                                               ----  ----  ----
   Statutory U.S. federal income tax rate..................... 35.0% 35.0% 35.0%
   State income tax, net of federal effect....................  --    0.9   --
   Goodwill amortization......................................  1.8   1.6   1.9
   Other, net.................................................  4.0   3.8   2.8
                                                               ----  ----  ----
   Effective rate............................................. 40.8% 41.3% 39.7%
                                                               ====  ====  ====

  The components of the net deferred income tax asset at December 31 are as follows:

                                                                  1999    1998
                                                                 ------  ------
   Assets:
    Net unrealized losses on investment securities.............. $ 17.5  $  --
    Future annuity and contract benefits........................   34.9    75.3
                                                                 ------  ------
   Total deferred income tax assets.............................   52.4    75.3
                                                                 ======  ======
   Liabilities:
    Net unrealized gains on investment securities...............    --     (3.8)
    Investments.................................................   (1.0)   (6.8)
    Present value of future profits.............................   (5.2)  (21.6)
    Deferred acquisition costs..................................  (19.6)  (32.9)
    Other, net..................................................   (1.8)   (9.7)
                                                                 ------  ------
   Total deferred income tax liabilities........................  (27.6)  (74.8)
                                                                 ------  ------
   Net deferred income tax asset................................ $ 24.8  $  0.5
                                                                 ======  ======

  The Company paid $11.2, $13.6 and $12.1, for federal and state income taxes in 1999, 1998 and 1997, respectively.

  Based on an analysis of the Company's tax position, management believes it is more likely than not that the results of future operations and implementation of tax planning strategies will generate sufficient taxable income enabling the Company to realize remaining deferred tax assets. Accordingly, no valuation allowance for deferred tax assets is deemed necessary.

(9) Commitments and Contingencies

 Guaranty Association Assessments

  The Company is required to participate in the guaranty association of the state of New York. The state guaranty association ensures payment of guaranteed benefits, with certain restrictions to policyholders of impaired or insolvent insurance companies, by assessing all other companies involved in similar lines of business. The insolvency of a major insurer that wrote significant business in New York could have an adverse impact on the profitability of the Company. The Company paid $0.3, $0.2, and $0.2 to the New York State guaranty association during 1999, 1998 and 1997, respectively.

 Litigation

  The Company is a defendant in various cases of litigation considered to be in the normal course of business. The Company believes that the outcome of such litigation will not have a material effect on its financial position or results of operations.

                 GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK

                       December 31, 1999, 1998 and 1997
                         (Dollar amounts in millions)


(10) Fair Value of Financial Instruments

  The fair values of financial instruments presented in the applicable notes to the Company's financial statements are estimates of the fair values at a specific point in time using available market information and valuation methodologies considered appropriate by management. These estimates are subjective in nature and involve uncertainties and significant judgment in the interpretation of current market data. Therefore, the fair values presented are not necessarily indicative of amounts the Company could realize or settle currently. The Company does not necessarily intend to dispose of or liquidate such instruments prior to maturity.

  Fixed maturities which, as a matter of accounting policy, are reflected in the accompanying financial statements at fair value are not included in the following disclosures. The carrying value of policy loans, short-term investments and accrued investment income approximates fair value at December 31, 1999 and 1998, respectively.

  At December 31, the carrying amounts and fair values of the Company's financial instruments were as follows:

                                                   1999              1998
                                             ----------------- -----------------
                                             Carrying   Fair   Carrying   Fair
                                              Amount   Value    Amount   Value
                                             -------- -------- -------- --------
   Mortgage loans........................... $  265.3 $  261.8 $  190.7 $  207.5
   Investment contracts.....................  1,463.8  1,411.6  1,302.7  1,265.9
                                             ======== ======== ======== ========

  The fair value of mortgage loans is estimated by discounting the estimated future cash flows using interest rates applicable to current loan originations, adjusted for credit risks.

  The estimated fair value of investment contracts is the amount payable on demand (cash surrender value) for deferred annuities and the net present value based on interest rates currently offered on similar contracts for non-life contingent immediate annuities.

(11) Restrictions on Dividends

  State insurance departments which regulate life insurance companies recognize only statutory accounting practices for determining and reporting the financial condition and results of operations of an insurance company, for determining its solvency under law, and for determining whether its financial condition warrants the payment of a dividend to its shareholders. The maximum amount of dividends, which can be paid by State of New York insurance companies to shareholders without prior approval of the Insurance Commissioner, is subject to certain restrictions. No dividend payout may be made without prior approval. The Company last paid a dividend to GECA of $16.5 in 1999.

(12) Supplementary Financial Data

  The Company files financial statements with state insurance regulatory authorities and the National Association of Insurance Commissioners (NAIC) that are prepared on an accounting basis prescribed or permitted by such authorities (statutory basis). Statutory accounting practices differ from GAAP in several respects, causing differences in reported net income and shareholder's interest. Permitted statutory accounting practices encompass all accounting practices not so prescribed but that have been specifically allowed by state insurance authority. The Company has no significant permitted accounting practices.

  Statutory net income for the years ended December 31, 1999, 1998 and 1997 was $5.1, $24.8, and $13.7, respectively. Statutory capital and surplus as of December 31, 1999 and 1998 was $153.7 and $168.8, respectively.

  The NAIC has adopted Risk-Based Capital (RBC) requirements to evaluate the adequacy of statutory capital and surplus in relation to risks associated with: (i) asset quality, (ii) insurance risk, (iii) interest rate risk, and
(iv) other business factors.

                 GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK

                       December 31, 1999, 1998 and 1997
                         (Dollar amounts in millions)


(12) Supplementary Financial Data -- Continued

The RBC formula is designated as an early warning tool for the states to identify possible under-capitalized companies for the purpose of initiating regulatory action. In the course of operations, the Company periodically monitors its level of RBC. At December 31, 1999 and 1998, the Company exceeded the minimum required RBC levels.

(13) Business Segments

  The Company conducts its operations through two business segments: (1) Wealth Accumulation and Transfer, comprised of products intended to increase the policyholder's wealth, transfer wealth to beneficiaries or provide for a means for replacing the income of the insured in the event of premature death, and (2) Lifestyle Protection and Enhancement, comprised of products intended to protect accumulated wealth and income from the financial drain of unforeseen events.

  The following is a summary of industry segment activity for 1999, 1998 and 1997:

                                         1999                                  1998
                         ------------------------------------  ------------------------------------
                             Wealth      Lifestyle                 Wealth      Lifestyle
                         accumulation & protection &           accumulation & protection &
                            transfer    enhancement   Total       transfer    enhancement   Total
                         -------------- ------------ --------  -------------- ------------ --------
Net investment income...    $  120.0       $  6.0    $  126.0     $  111.9       $ 4.0     $  115.9
Net unrealized
 investment gains.......         0.3          --          0.3          2.5         --           2.5
Premiums................        36.3         42.8        79.1         48.3        35.0         83.3
Other revenues..........         3.4          --          3.4          3.0         --           3.0
                            --------       ------    --------     --------       -----     --------
  Total revenues........    $  160.0       $ 48.8    $  208.8     $  165.7       $39.0     $  204.7
                            --------       ------    --------     --------       -----     --------
Interest credited,
 benefits and other
 changes in policy
 reserves...............       114.0         33.7       147.7        122.0        26.0        148.0
Commissions.............        17.8         10.3        28.1          8.0         9.0         17.0
Amortization of
 intangibles............         5.5          0.6         6.1          6.3         1.0          7.3
Other operating costs
 and expenses...........        (3.5)        (0.2)       (3.7)         3.2        (4.0)        (0.8)
                            --------       ------    --------     --------       -----     --------
  Total benefits and
   expenses.............       133.8         44.4       178.2        139.5        32.0        171.5
                            --------       ------    --------     --------       -----     --------
  Income before income
   taxes................    $   26.2       $  4.4    $   30.6     $   26.2       $ 7.0     $   33.2
                            ========       ======    ========     ========       =====     ========
Total assets............    $1,986.2       $135.7    $2,121.9     $1,787.7       $93.3     $1,881.0
                            ========       ======    ========     ========       =====     ========

                                                         1997
                                         ------------------------------------
                                             Wealth      Lifestyle
                                         accumulation & protection &
                                            transfer    enhancement   Total
                                         -------------- ------------ --------
Net investment income...................    $  107.5       $ 4.1     $  111.6
Net unrealized investment losses........         2.2         --           2.2
Premiums................................        20.5        26.4         46.9
Other revenues..........................         3.7         --           3.7
                                            --------       -----     --------
  Total revenues........................    $  133.9       $30.5     $  164.4
                                            --------       -----     --------
Interest credited, benefits and other
 changes in policy reserves.............        99.1        15.1        114.2
Commissions.............................         8.9         8.7         17.6
Amortization of intangibles.............         7.4         0.8          8.2
Other operating costs and expenses......        (0.1)       (4.5)        (4.6)
                                            --------       -----     --------
  Total benefits and expenses...........       115.3        20.1        135.4
                                            --------       -----     --------
  Income before income taxes............    $   18.6       $10.4     $   29.0
                                            ========       =====     ========
Total assets............................    $1,711.9       $95.6     $1,807.5
                                            ========       =====     ========

                                     PART C

                               OTHER INFORMATION

Item 24. Financial Statements and Exhibits

   (a) Financial Statements

   All required financial statements are included in Part B of this Registration Statement.

   (b) Exhibits

   (1)(a) Resolution of Board of Directors of GE Capital Life Assurance Company of New York ("GE Capital Life") authorizing the establishment of the GE Capital Life Separate Account II (the "Separate Account").(1)

   (1)(b) Resolution of Board of Directors of GE Capital Life Assurance Company of New York authorizing the establishment of thirty-seven investment subdivisions of Separate Account II investing in shares of Alger
           American Small Capitalization Portfolio and Alger American Growth
           Portfolio of the Alger American Fund; VIP Equity-Income Portfolio,
           VIP Growth Portfolio and VIP Overseas Portfolio of Fidelity Variable
           Insurance Products Fund; VIP II Asset Manager Portfolio and VIP II
           Contrafund Portfolio of Fidelity Variable Insurance Products Fund
           II; VIP III Growth & Income Portfolio and VIP III Growth
           Opportunities Portfolio of Fidelity Variable Insurance Products Fund
           III; Federated Utility Fund II, Federated High Income Bond Fund II and Federated American Leaders Fund II of Federated Insurance
           Series; Balanced Portfolio, Flexible Income Portfolio, Growth
           Portfolio, Aggressive Growth Portfolio, Worldwide Growth Portfolio,
           International Growth Portfolio and Capital Appreciation Portfolio of
           Janus Aspen Series; Money Market Fund, Income Fund, S&P 500 Index
           Fund, Total Return Fund, International Equity Fund, Real Estate
           Securities Fund, Global Income Fund, Value Equity Fund and U.S.
           Equity Fund of GE Investments Funds, Inc.; Oppenheimer High Income
           Fund, Oppenheimer Bond Fund, Oppenheimer Aggressive Growth Fund,
           Oppenheimer Growth Fund and Oppenheimer Multiple Strategies Fund of
           Oppenheimer Variable Account Funds; PBHG Growth II Portfolio and
           PBHG Large Cap Growth Portfolio of PBHG Insurance Series Fund, Inc.
           Goldman Sachs Growth and Income Fund and Goldman Sachs Mid Cap
           Equity Fund of Goldman Sachs Asset Management, Inc.(5)

   (1)(c) Resolution of Board of Directors of GE Capital Life Assurance Company of New York authorizing the name change of certain investment subdivisions of Separate Account II investing in shares of Oppenheimer High Income Fund/VA, Oppenheimer Bond Fund/VA,
           Oppenheimer Aggressive Growth Fund/VA, Oppenheimer Capital
           Appreciation Fund/VA and Oppenheimer Multiple Strategies Fund/VA of
           Oppenheimer Variable Account Funds and Goldman Sachs Mid Cap Value
           Fund of Goldman Sachs Asset Management, Inc.(5)

   (1)(d) Resolution of Board of Directors of GE Capital Life Assurance Company of New York authorizing the establishment of additional investment subdivisions of Separate Account II investing in shares of Premier
           Growth Equity Fund of GE Investments Funds, Inc. and Salomon
           Investors Fund, Salomon Total Return Fund and Salomon Strategic Bond
           Fund of Salomon Brothers variable Series Fund, Inc.(5)

   (1)(e) Resolution of Board of Directors of GE Capital Life Assurance Company of New York authorizing the change in name of investment subdivisions investing in shares of GE Investments Funds Value
           Equity Fund to GE Mid-Cap Value Equity Fund.(5)



   (1)(f)    Resolution of Board of Directors of GE Capital Life Assurance
              Company of New York authorizing additional investment subdivisions of Separate Account II investing in shares of AIM V.I. Capital
              Appreciation Fund, AIM V.I. Growth Fund, and AIM V.I. Value Fund of AIM Variable Insurance Funds; Growth and Income Portfolio,
              Premier Growth Portfolio and Quasar Portfolio of Alliance Variable
              Products Series Fund, Inc.; Dreyfus Investment Portfolios-Emerging
              Markets Portfolio and The Dreyfus Socially Responsible Growth
              Fund, Inc. of The Dreyfus Corporation; Federated High Income Bond
              Fund II and Federated International Small Company Fund II of the
              Federated Insurance Series; Equity Income Portfolio and Growth
              Portfolio of Fidelity Variable Insurance Products Fund; Contrafund
              Portfolio of Fidelity Variable Insurance Products Fund II; Growth
              & Income Portfolio and Mid Cap Portfolio of Fidelity Variable
              Insurance Products Fund III; Mid-Cap Value Equity Fund, Money
              Market Fund, Premier Growth Equity Fund, S&P 500 Index Fund,
              Small-Cap Value Equity Fund, U.S. Equity Fund, and Value Equity
              Fund of GE Investments Funds, Inc.; Aggressive Growth Portfolio,
              Balanced Portfolio, Capital Appreciation Portfolio, Global Life
              Sciences Portfolio, Global Technology Portfolio, Growth Portfolio,
              International Growth Portfolio, and Worldwide Growth Portfolio of
              Janus Aspen Series; MFS Growth Series, MFS Growth With Income
              Series, MFS New Discovery Series and MFS Utilities Series of the
              Massachusetts Financial Services Company Variable Insurance Trust;
              Oppenheimer Global Securities Fund/VA and Oppenheimer Main Street
              Growth & Income Fund/VA of Oppenheimer Variable Account Funds;
              Foreign Bond Portfolio, High Yield Bond Portfolio, Long-Term U.S.
              Government Bond Portfolio and Total Return Bond Portfolio of PIMCO
              Variable Insurance Trust; and Rydex OTC Fund of Rydex Variable
              Trust.(6)

   (2)       Not Applicable.


   (3)       Underwriting Agreement between GE Capital Life and Capital
              Brokerage Corporation.(2)


   (3)(i)    Dealer Sales Agreement.(2)


   (4)(i)    Form of Policy NY1155 4/00.(6)


   (4)(ii)   Endorsements to Policy.


   (a)       Guarantee Account Rider NY4066.(1)


   (b)       Trust Endorsement NY5066.(1)


   (c)       Pension Endorsement NY5067.(2)


   (d)       Individual Retirement Annuity Endorsement NY5069.(2)


   (e)       403(b) Annuity Endorsement NY5070.(2)


   (f)       Optional Death Benefit Rider NY5071.(3)


   (g)       Roth IRA Annuity Endorsement NY5134.(6)


   (h)       Optional Enhanced Death Benefit Rider NY5141.(6)


   (5)       Form of Application.(6)


   (6)(a)    Certificate of Incorporation of GE Capital Life.(1)


   (6)(b)    By-Laws of GE Capital Life.(1)


   (7)       Not Applicable.


   (8)(a)    Form of Participation Agreement regarding Alger American Fund.(2)


   (8)(a)(i) Amendment to Participation Agreement between Alger American Fund and GE Capital Life Assurance Company of New York.(7)

   (8)(b)    Form of Participation Agreement regarding Federated Insurance
              Series.(2)


   (8)(b)(i) Amendment to Participation Agreement between Federated Insurance
              Series and GE Capital Life Assurance Company of New York.(7)

   (8)(c)     Form of Participation Agreement regarding GE Investments Funds,
               Inc.(2)


   (8)(c)(i)  Amendment to Participation Agreement between GE Investments
               Funds, Inc. and GE Capital Life Assurance Company of New
               York.(5)

   (8)(c)(ii) Amendment to Participation Agreement between GE Investments
               Funds, Inc. and GE Capital Life Assurance Company of New
               York.(7)

   (8)(d)     Form of Participation Agreement regarding Janus Aspen Series.(2)


   (8)(e)(i)  Amendment to Participation Agreement between Janus Aspen Series and GE Capital Life.(5)


   (8)(f)     Form of Participation Agreement regarding Oppenheimer Variable
               Account Funds.(7)


   (8)(g)     Form of Participation Agreement regarding PBHG Insurance Series
               Fund.(2)


   (8)(h)     Form of Participation Agreement regarding Variable Insurance
               Products Fund.(2)


   (8)(i)     Form of Participation Agreement regarding Variable Insurance
               Products Fund II.(2)


   (8)(j)     Form of Participation Agreement regarding Variable Insurance
               Products Fund III.(2)


   (8)(j)(i)  Amendment to Participation Agreement between Variable Insurance
               Products Fund III and GE Capital Life Assurance Company of New
               York.(7)

   (8)(k)     Form of Participation Agreement regarding Goldman Sachs Variable
               Insurance Trust.(2)


   (8)(l)     Form of Participation Agreement regarding Salomon Brothers
               Variable Series Fund.(4)


   (8)(m)     Form of Participation Agreement between AIM Variable Insurance
               Series and GE Capital Life Assurance Company of New York.(7)

   (8)(n)     Form of Participation Agreement between Alliance Variable Series and GE Capital Life Assurance Company of New York.(7)

   (8)(o)     Form of Participation Agreement between Dreyfus and GE Capital
               Life Assurance Company of New York.(7)


   (8)(p)     Form of Participation Agreement between MFS Variable Insurance
               Trust and GE Capital Life Assurance Company of New York.(7)

   (8)(q)     Form of Participation Agreement between PIMCO Variable Insurance
               Trust and GE Capital Life Assurance Company of New York.(7)

   (8)(r)     Form of Participation Agreement between Rydex Variable Trust and
               GE Capital Life Assurance Company of New York.(7)

   (9)        Opinion and Consent of Counsel.(7)


   (10)(i)    Consent of Sutherland Asbill & Brennan LLP.(7)


   (10)(ii)   Consent of Independent Auditors.(7)


   (11)       Not Applicable.


   (12)       Not Applicable.


   (13)       Not Applicable.


   (14)(a)    Power of Attorney.(1)


   (14)(b)    Power of Attorney.(5)


   (14)(c)    Power of Attorney.(6)

--------
(1) Incorporated herein by reference to initial filing of the Registration Statement on Form N-4 File No. 333-39955, filed with the Securities and Exchange Commission on September 10, 1997.

(2) Incorporated herein by reference to Pre-Effective Amendment No. 1 of the Registration Statement on Form N-4 File No. 333-39955, filed with the Securities and Exchange Commission on May 13, 1998.

(3) Incorporated herein by reference to Post-Effective Amendment No. 1 filing of the Registration Statement on Form N-4 File No. 333-9955, filed with the Securities and Exchange Commission on March 1, 1999.

(4) Incorporated herein by reference to Post-Effective Amendment No. 2 filing of the Registration Statement on Form N-4 File No. 333-9955, filed with the Securities and Exchange Commission on May 1, 1999.

(5) Incorporated herein by reference to Post-Effective Amendment No. 3 filing of the Registration Statement on Form N-4 File No. 333-9955, filed with the Securities and Exchange Commission on May 1, 2000.

(6) Incorporated herein by reference to the initial filing of the Registration Statement on Form N-4 No. 333-47016, filed with the Securities and Exchange Commission on September 29, 2000.

(7) Incorporated herewith.

Item 25. Directors and Officers of GE Capital Life

                                                          Positions and Offices with
   Name                             Address                        Depositor
   ----                             -------               --------------------------
Pamela S. Schutz........ GE Financial Assurance         Chairperson
                         6610 W. Broad Street
                         Richmond, VA 23230



Cheryl Whaley........... GE Capital Life of NY          President, Chief Executive
                         125 Park Avenue, 6th floor     Officer & Managing Officer
                         New York, NY 10017-5529

Marshall S. Belkin...... 345 Kear Street                Director
                         Yorktown Heights, NY 10598


Richard I. Byer......... Clark & Pope, Inc.             Director
                         317 Madison Avenue
                         New York, NY 10017


Thomas W. Casey......... GE Financial Assurance         Vice President, Chief Financial
                         6604 W. Broad St.              Officer and Director
                         Richmond, VA 23230


Bernard M. Eiber........ 55 Northern Blvd.              Director
                         Room 302
                         Great Neck, NY 11021


Jerry S. Handler........ Handro Properties              Director
                         151 West 40th St.
                         New York, NY 10018


Gerald A. Kaufman....... 33 Walt Whitman Rd., Suite 233 Director
                         Huntington Station, NY 11746


Donita King............. GE Financial Assurance         Senior Vice President, General
                         6610 W. Broad Street           Counsel & Secretary
                         Richmond, VA 23230


Leon E. Roday........... GE Financial Assurance         Director and Senior
                         6604 West Broad St.            Vice President
                         Richmond, VA 23230


A. Louis Parker......... GEFA Benefit Services          Director
                         4850 Street Road
                         Trevose, PA 19049

   Name                              Address             Positions and Offices with Depositor
   ----                              -------             ------------------------------------
Isidore Sapir........... Granit Apartments at the Granit               Director
                         Apt. 756, P.O. Box 657
                         Kernonkson, NY 12446
Thomas A. Skiff......... GE Financial Assurance                        Director
                         1650 Los Gamos Dr.
                         San Rafael, CA 94903
Steven A. Smith......... First Colony Life                             Director
                         700 Main Street
                         Lynchburg, VA 24505
Geoffrey S. Stiff....... GE Financial Assurance                        Director
                         6610 W. Broad St.
                         Richmond, VA 23230

Item 26. Persons Controlled by or Under Common Control With the Depositor or Registrant

   The following chart identifies the persons controlled by or under common control with the Depositor or the Registrant.

                             ORGANIZATIONAL CHART
                                       |
                               GENERAL ELECTRIC
                                   COMPANY
                                       |
                                    (100%)
                                       |
                               GENERAL ELECTRIC
                            CAPITAL SERVICES, INC.
                                       |
                                    (100%)
                                       |
                               GENERAL ELECTRIC
                             CAPITAL CORPORATION
                                       |
                --------------
                |
               Other                (100%)
               Subsidiaries
                                       |
                            GE FINANCIAL ASSURANCE
                                HOLDINGS, INC.
                                       |
                                    (100%)
                                       |
                               GNA CORPORATION
                                       |
                                    (100%)
                                       |
                               GENERAL ELECTRIC
                          CAPITAL ASSURANCE COMPANY
                                       |
                                    (100%)
                                       |
                               GE CAPITAL LIFE
                        ASSURANCE COMPANY OF NEW YORK

Item 27. Number of Policyowners

   N/A

Item 28. Indemnification

   The Bylaws of GE Capital Life provide that:

   (a) See Exhibit (6)(ii)--Article VIII

 Rule 484 Undertaking

   Section 722 of the Code of New York, in brief, allow a corporation to indemnify any person made party to a proceeding because such person is or was a director, officer, employee, or agent of the corporation, against liability incurred in the proceeding if: (1) he conducted himself in good faith; and (2) he believed that (a) in the case of conduct in his official capacity with the corporation, his conduct was in its best interests; and (b) in all other cases, his conduct was at least not opposed to the corporation's best interests and
(3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The termination of a proceeding by judgment, order, settlement or conviction is not, of itself, determinative that the director, officer, employee, or agent of the corporation did not meet the standard of conduct described. A corporation may not indemnify a director, officer, employee, or agent of the corporation in connection with a proceeding by or in the right of the corporation, in which such person was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to such person, whether or not involving action in his official capacity, in which such person was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification permitted under these sections of the Code of New York in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

   Article VIII, Section 1 of the By-Laws of GE Capital Life Assurance Company of New York further provides that:

   (a) The Corporation may indemnify any person, made, or threatened to be made, a party to an action or proceeding other than one by or in the right of the Corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other Corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the Corporation served in any capacity at the request of the Corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the Corporation, or served such other Corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including fines, amounts paid in settlement and reasonable expenses, including attorney's fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonable believed to be in, or, in the case of service for any other Corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the Corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

   (b) The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other Corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the Corporation or that he had reasonable cause to believe that his conduct was unlawful.

   (c) A Corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of any other Corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in or in the case of service for other Corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to the best interests of the Corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action or a pending action which is settled or otherwise disposed of or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement and expenses as the court deems proper.

   (d) For the purpose of this section, the Corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the Corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Corporation.

   Insofar as indemnification for liability arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provision, or otherwise under circumstances where the burden of proof set forth in Section 11(b) of the Act has not been sustained, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29. Principal Underwriters

   (a) Capital Brokerage Corporation is the principal underwriter of the Policies as defined in the Investment Company Act of 1940.

   (b)

Name                              Address               Position and Offices with Underwriter
----                      ------------------------ ------------------------------------------------
Christopher A. Cokinis..  GE Financial Assurance   President and Chief Executive Officer
                          6610 W. Broad Street
                          Richmond, VA 23230

David J. Beck...........  GE Financial Assurance   Senior Vice President & Chief Investment Officer
                          601 Union St., Ste. 5600
                          Seattle, WA 98101

Scott A. Curtis.........  GE Financial Assurance   Senior Vice President
                          6604 W. Broad St.
                          Richmond, VA 23230

Thomas W. Casey.........  GE Financial Assurance   Senior Vice President & Chief Financial Officer
                          6604 W. Broad St.
                          Richmond, VA 23230

Gary T. Prizzia.........  GE Financial Assurance   Treasurer
                          6604 W. Broad Street
                          Richmond, VA 23230

Victor C. Moses.........  GE Financial Assurance   Senior Vice President
                          601 Union St., Ste. 5600
                          Seattle, WA 98101

Geoffrey S. Stiff.......  GE Financial Assurance   Senior Vice President
                          6610 W. Broad St.
                          Richmond, VA 23230

Ward E. Bobitz..........  GE Financial Assurance   Vice President & Assistant Secretary
                          6604 W. Broad St.
                          Richmond, VA 23230

Brenda Daglish..........  GE Financial Assurance   Vice President & Assistant Treasurer
                          6604 W. Broad St.
                          Richmond, VA 23230

William E. Daner, Jr. ..  GE Financial Assurance   Vice President, Counsel & Secretary
                          6610 W. Broad St.
                          Richmond, VA 23230

Stephen N. DeVos........  GE Financial Assurance   Vice President & Investment Officer
                          610 Union St., Ste. 5600
                          Seattle, WA 98101

Richard G. Fucci........  GE Financial Assurance   Vice President & Controller
                          6604 W. Broad St.
                          Richmond, VA 23230

Scott A. Reeks..........  GE Financial Assurance   Vice President & Assistant Treasurer
                          6610 W. Broad St.
                          Richmond, VA 23230

Item 30. Location of Accounts and Records

   All accounts and records required to be maintained by Section 31(a) of the Investment Company Act of 1940 and the rules under it are maintained by GE Capital Life at its administrative office.

Item 31. Management Services

   All management Policies are discussed in Part A or Part B of this Registration Statement.

Item 32. Undertakings

   (a) Registrant undertakes that it will file a post-effective amendment to this Registration Statement as frequently as necessary to ensure that the audited financial statements in the Registration Statement are never more than 16 months old for so long as payments under the variable annuity Policies may be accepted.

   (b) Registrant undertakes that it will include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or similar written communication affixed to or included in the Prospectus that the applicant can remove to send for a Statement of Additional Information.

   (c) Registrant undertakes to deliver any Statement of Additional Information and any financial statements required to be made available under this Form promptly upon written or oral request to GE Capital Life at the address or phone number listed in the Prospectus.

SECTION 403(b) REPRESENTATIONS

   GE Capital Life represents that in connection with its offering of Policies as funding vehicles for retirement plans meeting the requirements of Section 403(b) of the Internal Revenue Code of 1986, it is relying on a no-action letter dated November 28, 1988, to the American Council of Life Insurance (Ref. No. IP-6-88) regarding Sections 22(e), 27(c)(1), and 27(d) of the Investment Company Act of 1940, and that paragraphs numbered (1) through (4) of that letter will be complied with.

SECTION 26(e)(2)(A) REPRESENTATION

   GE Capital Life hereby represents that the fees and charges deducted under the Policy, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by GE Capital Life.

                                   SIGNATURES

   As required by the Securities Act of 1933 and the Investment Company Act of 1940, the registrant, GE Capital Life Separate Account II, has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, and its seal to be hereunto affixed and attested, in the County of Henrico in the Commonwealth of Virginia, on the 7th of December, 2000.

                                          GE Capital Life Separate Account II
                                           (Registrant)

                                                    /s/ Donita M. King
                                          By: _________________________________
                                              Senior Vice President, General
                                                   Counsel and Secretary
                                             GE Capital Life Assurance Company
                                                        of New York

                                          GE Capital Life Assurance Company of
                                           New York (Depositor)

                                                    /s/ Donita M. King
                                          By: _________________________________
                                              Senior Vice President, General
                                                   Counsel and Secretary
                                             GE Capital Life Assurance Company
                                                        of New York

   As required by the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

                 *                     Director, President, Chief  December 7, 2000
______________________________________  Executive Officer
            Cheryl Whaley               Managing Officer

                 *                     Director, Chairperson of    December 7, 2000
______________________________________  the Board
           Pamela S. Schutz

                 *                     Senior Vice President and   December 7, 2000
______________________________________  General Counsel
            Leon E. Roday

                 *                     Director                    December 7, 2000
______________________________________
           Richard I. Byer

                 *                     Vice President and Chief    December 7, 2000
______________________________________  Financial Officer
           Thomas M. Casey

              Signature                          Title                   Date
              ---------                          -----                   ----

                 *                     Director                    December 7, 2000
______________________________________
           Thomas A. Skiff

                 *                     Director                    December 7, 2000
______________________________________
          Geoffrey S. Stiff

          /s/ Donita M. King           General Counsel, Sr. Vice   December 7, 2000
______________________________________  President & Secretary
            Donita M. King

* By /s/ Donita M. King, pursuant to Power of Attorney executed on September 1, 2000.

                               Exhibit List

 (8)(b)(i)  Amendment to Participation Agreement between Federated Insurance
             Series and GE Capital Life Assurance Company of New York
 (8)(c)(ii) Amendment to Participation Agreement between Janus Aspen Series
             Inc. and GE Capital Life Assurance Company of New York
 (8)(d)(i)  Amendment to Participation Agreement between GE Investments Funds,
             Inc. and GE Capital Life Assurance Company of New York
 (8)(f)     Participation Agreement between Oppenheimer Variable Account Funds and GE Capital Life Assurance Company of New York
 (8)(j)(i)  Amendment to Participation Agreement between Variable Insurance
             Products Fund III and GE Capital Life Assurance Company of New
             York
 (8)(m)     Form of Participation Agreement between AIM Variable Insurance
             Series and GE Capital Life Assurance Company of New York
 (8)(n)     Form of Participation Agreement between Alliance Variable Series and GE Capital Life Assurance Company of New York
 (8)(o)     Form of Participation Agreement between Dreyfus and GE Capital Life
             Assurance Company of New York
 (8)(p)     Form of Participation Agreement between MFS Variable Insurance
             Trust and GE Capital Life Assurance Company of New York
 (8)(q)     Form of Participation Agreement between PIMCO Variable Insurance
             Trust and GE Capital Life Assurance Company of New York
 (8)(r)     Form of Participation Agreement between Rydex Variable Trust and GE
             Capital Life Assurance Company of New York
 (9)        Opinion and Consent of Counsel
 (10)(i)    Consent of Sutherland Asbill & Brennan LLP
 (10)(ii)   Consent of Independent Auditors